UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

JUPITERMEDIA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Jupitermedia Corporation.

(2)	Aggregate number of securities to which transaction applies:

Not applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the $96,000,000 total consideration proposed to be paid to Jupitermedia Corporation in the transaction.

(4)	Proposed maximum aggregate value of transaction:

$96,000,000

(5)	Total fee paid:

$3,772.80

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Jupitermedia Corporation

23 Old Kings Highway South

Darien, Connecticut 06820

(203) 662-2800

PROPOSED SALE OF JUPITERIMAGES CORPORATION, A SUBSIDIARY OF

JUPITERMEDIA CORPORATION

YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Jupitermedia Corporation, a Delaware corporation (“Jupitermedia” or the “Company”), to be held on February 20, 2009, at 10:00 a.m., local time, at Jupitermedia’s offices at 475 Park Avenue South, Fourth Floor, New York, New York.

On October 22, 2008, Jupitermedia entered into a stock purchase agreement with Getty Images, Inc., a Delaware corporation (“Getty Images”), pursuant to which Getty Images will purchase all of the outstanding capital stock of Jupiterimages Corporation, an Arizona corporation and a wholly-owned subsidiary of Jupitermedia (“Jupiterimages”), from Jupitermedia (the “stock purchase agreement”). If the sale is completed, Jupitermedia will receive cash consideration of $96,000,000, subject to a post-closing working capital adjustment, of which $2,000,000 will be placed into escrow as further described in the accompanying proxy statement. In connection with the sale, Jupiterimages will assign to Jupitermedia the Peoria, Illinois facility, and Jupitermedia will lease such facility to Getty Images (US), Inc., a subsidiary of Getty Images, following the closing of the transaction.

The sale of Jupiterimages may constitute a sale of substantially all of Jupitermedia’s assets within the meaning of the General Corporation Law of the State of Delaware, and thus, at the special meeting of stockholders, Jupitermedia will ask you to consider and vote upon a proposal to approve the sale of Jupiterimages as contemplated by the stock purchase agreement. Jupitermedia will also ask you to consider and vote upon a proposal to approve an amendment to our certificate of incorporation changing our name to WebMediaBrands Inc. which will be effective upon completion of the sale of Jupiterimages. In addition, if there are insufficient votes in favor of the proposal to approve the sale of Jupiterimages as contemplated by the stock purchase agreement, Jupitermedia will ask you to consider and vote upon a proposal to adjourn the special meeting of stockholders to solicit additional proxies.

Jupitermedia’s board of directors, after careful consideration, has approved the stock purchase agreement and determined that the sale of Jupiterimages is advisable, fair to and in the best interests of Jupitermedia and its stockholders. Jupitermedia’s board of directors recommends that you vote “FOR” the proposal to approve the sale of Jupiterimages as contemplated by the stock purchase agreement, “FOR” the proposal to amend Jupitermedia’s certificate of incorporation to change our name to WebMediaBrands Inc. and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale of Jupiterimages as contemplated by the stock purchase agreement.

Your vote is very important. The sale of Jupiterimages as contemplated by the stock purchase agreement and the amendment to our certificate of incorporation changing our name to WebMediaBrands Inc. must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at the special meeting. The proposal to adjourn the special meeting must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting. In connection with the stock purchase agreement, certain of our stockholders, including Alan M. Meckler, our Chairman of the Board and Chief Executive Officer, entered into support agreements with Getty Images, pursuant to which each such stockholder agreed to vote his, her or its shares of Jupitermedia common stock for the approval of the sale of Jupiterimages as contemplated by the stock purchase agreement. As of January 15, 2009, these stockholders had voting power over 14,212,177 shares of Jupitermedia common stock, or approximately 39.5% of Jupitermedia’s outstanding shares of common stock. The completion of the proposed sale is also subject to the satisfaction or waiver of customary closing conditions. More information about the proposed sale and the special meeting is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety because it describes certain terms of the proposed sale and certain documents related to the proposed sale and related transactions and provides specific information about the special meeting. You may also obtain more information about Jupitermedia from documents we have filed with the Securities and Exchange Commission.

On behalf of Jupitermedia’s board of directors, we thank you for your continued support of Jupitermedia and urge you to vote “FOR” the approval of the sale of Jupiterimages as contemplated by the stock purchase agreement, “FOR” the proposal to amend Jupitermedia’s certificate of incorporation to change our name to WebMediaBrands Inc. and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale of Jupiterimages as contemplated by the stock purchase agreement.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares of Jupitermedia common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of Jupitermedia common stock using the instructions provided by your broker, bank or other nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted. However, if you hold your shares of Jupitermedia common stock through a broker, bank or other nominee, you must provide a legal proxy issued from such broker, bank or nominee in order to vote your shares in person at the special meeting.

Our board of directors appreciates your continuing support of the Company and urges you to support the sale of Jupiterimages.

Sincerely,

Alan M. Meckler

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the stock purchase agreement or the transactions contemplated thereby, passed upon the merits or fairness of the stock purchase agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement, dated January 16, 2009, is first being mailed to stockholders on or about January 22, 2009.

Jupitermedia Corporation

23 Old Kings Highway South

Darien, Connecticut 06820

(203) 662-2800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 20, 2009

Dear Stockholder:

The special meeting of stockholders of Jupitermedia Corporation (“Jupitermedia”) will be held on February 20, 2009, at 10:00 a.m., local time, at Jupitermedia’s offices at 475 Park Avenue South, Fourth Floor, New York, New York, for the following purposes:

1.	To approve the sale of Jupiterimages Corporation (“Jupiterimages”) by Jupitermedia to Getty Images, Inc. (“Getty Images”) as contemplated by the stock purchase agreement between Getty Images and Jupitermedia, dated as of October 22, 2008, attached as Annex A to the accompanying proxy statement. We refer to this proposal as the “Proposal to Sell Jupiterimages”;

2.	To approve an amendment to our certificate of incorporation to change our name to WebMediaBrands Inc. effective upon completion of the sale of Jupiterimages. We refer to this proposal as the “Proposal of Name Change Amendment”;

3.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Proposal to Sell Jupiterimages. We refer to this proposal as the “Proposal to Adjourn the Special Meeting”; and

4.	To transact any other business that may properly come before Jupitermedia’s special meeting or any adjournment or postponement of the meeting.

If the Proposal to Sell Jupiterimages is not approved by our stockholders, then we will not complete the actions contemplated by the Proposal of Name Change Amendment.

The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with the types of actions contemplated under the Proposal to Sell Jupiterimages, the Proposal of Name Change Amendment or the Proposal to Adjourn the Special Meeting.

Jupitermedia’s board of directors has fixed the close of business on January 16, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the meeting. On that date, there were 36,032,152 shares of Jupitermedia common stock outstanding and entitled to vote.

The Proposal to Sell Jupiterimages and the Proposal of Name Change Amendment must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at the special meeting. The Proposal to Adjourn the Special Meeting must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting.

Accompanying this notice of special meeting is a proxy card. Whether or not you expect to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you fail to return your proxy card and do not vote in person at the special meeting, it will have the same effect as a vote against the Proposal to Sell Jupiterimages and the Proposal of Name Change Amendment but will have no effect for purposes of the Proposal to Adjourn the Special Meeting. If your shares of Jupitermedia common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of Jupitermedia common stock using the instructions provided by your broker, bank or other nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted. However, if you hold your shares of Jupitermedia common stock through a broker, bank or other nominee, you must provide a legal proxy issued from such broker, bank or nominee in order to vote your shares in person at the special meeting.

All stockholders are cordially invited to attend the special meeting.

By Order of the Board of Directors,

Alan M. Meckler

Chairman of the Board and Chief Executive Officer

Darien, CT

January 16, 2009

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

Page

PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES	14

Parties to the Stock Purchase Agreement	14

Background of the Sale of Jupiterimages	14

Reasons for the Sale of Jupiterimages	21

Opinion of Jupitermedia’s Financial Advisor	22

Governmental and Regulatory Approvals	27

Effects on Jupitermedia if the Sale of Jupiterimages is Completed	28

Nature of Our Business Following the Sale of Jupiterimages	28

Use of Proceeds from the Sale of Jupiterimages	28

Effects on Jupitermedia if the Sale of Jupiterimages is Not Completed	28

No Appraisal or Dissenters’ Rights	28

Interests of Certain Persons in the Sale of Jupiterimages	29

Terms of the Stock Purchase Agreement	29

The Sale of Jupiterimages	29

Purchase Price	30

Purchase Price Adjustment	30

Representations and Warranties	30

Covenants	32

Conditions to Closing	39

Closing Date	40

Survival and Indemnification	40

Termination	42

Terms of the Support Agreements	45

Material U.S. Federal Income Tax Consequences	45

Unaudited Condensed Consolidated Financial Information	46

Unaudited Pro Forma Condensed Consolidated Financial Statements of Jupitermedia Corporation	47

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2008	47

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2008	48

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2007	49

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2007	50

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2006	51

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information	52

Unaudited Condensed Consolidated Financial Statements of Jupiterimages Corporation	53

Unaudited Condensed Consolidated Balance Sheets as of September 30, 2008 and December 31, 2007	53

Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2008 and 2007 and the Years Ended December 31, 2007 and 2006	54

Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2008 and the Year Ended December 31, 2007	55

Notes to Unaudited Condensed Consolidated Financial Statements	56

PROPOSAL #2: PROPOSAL OF NAME CHANGE AMENDMENT	65

No Appraisal or Dissenters’ Rights	65

Vote Required to Approve the Proposal of Name Change Amendment	65

Recommendation of Our Board of Directors	65

PROPOSAL #3: PROPOSAL TO ADJOURN THE SPECIAL MEETING	66

No Appraisal or Dissenters’ Rights	66

Vote Required to Approve the Proposal to Adjourn the Special Meeting	66

Recommendation of Our Board of Directors	66

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67

STOCKHOLDERS’ PROPOSALS	69

DELIVERY OF MATERIALS	69

WHERE YOU CAN FIND MORE INFORMATION	69

Annex A – Stock Purchase Agreement

Annex B – Form of Support Agreement

Annex C – Opinion of Merrill Lynch

Jupitermedia Corporation

23 Old Kings Highway South

Darien, Connecticut 06820

(203) 662-2800

PROXY STATEMENT

The board of directors of Jupitermedia Corporation, a Delaware corporation (which we refer to as “Jupitermedia,” the “Company,” “we,” “our,” and “us”) is soliciting the enclosed proxy for use at the special meeting of stockholders to be held on February 20, 2009, at 10:00 a.m., local time, at Jupitermedia’s offices at 475 Park Avenue South, Fourth Floor, New York, New York.

SUMMARY TERM SHEET

This summary term sheet, together with the question and answer section that follows, highlights selected information from the proxy statement about the sale of our wholly-owned subsidiary, Jupiterimages Corporation, or “Jupiterimages.” This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the sale of Jupiterimages, you should carefully read this proxy statement and the stock purchase agreement attached hereto as Annex A before you vote. The location of the more detailed description of each item in this summary is provided in the parentheses listed below. See “Where You Can Find More Information” on page 69.

Parties to the Stock Purchase Agreement (page 14)

Jupitermedia is a leading global provider of images, original information, job boards, and events for information technology, business and creative professionals composed of two operating segments: Online media and Online images. Our primary business is the development of vertically-focused, original content, which provides our users with the knowledge and tools that they need to thrive professionally.

Getty Images, Inc., a Delaware corporation, which we refer to as “Getty Images,” is a leading creator and distributor of still imagery, footage, music and other forms of premium content for visual communication professionals worldwide. Getty Images also provides custom assignment photography and an on-demand digital asset management service to streamline customer use of multiple media.

The Sale of Jupiterimages (page 29)

Pursuant to the terms of the stock purchase agreement, dated as of October 22, 2008, by and between Jupitermedia and Getty Images, which we refer to as the “stock purchase agreement,” we have agreed to sell all of the outstanding capital stock of Jupiterimages to Getty Images. In connection with the transaction, Jupiterimages will assign to Jupitermedia the Peoria, Illinois facility, and Jupitermedia will lease such facility to Getty Images (US), Inc., a subsidiary of Getty Images, which we refer to as “Getty Images (US),” following the closing of the transaction.

Purchase Price (page 30)

If the sale of Jupiterimages pursuant to the stock purchase agreement is completed, Getty Images will pay us an aggregate cash purchase price of $96,000,000, subject to a post-closing working capital adjustment, in exchange for all of the outstanding capital stock of Jupiterimages. Getty Images will also assume certain of Jupitermedia’s obligations that relate to the business of Jupiterimages. In addition, an escrow account consisting of $2,000,000 of the purchase price will be established to provide a partial fund against which Getty Images may assert indemnification claims under the stock purchase agreement.

Use of Proceeds from the Sale of Jupiterimages (page 28)

Net proceeds from the sale of Jupiterimages will be used to repay our indebtedness under the Credit and Security Agreement, dated as of July 12, 2007, among Jupitermedia, as borrower, the lenders party thereto, KeyBank National Association, as the lead arranger, sole book runner and administrative agent, and Citizens Bank, N.A., as syndication agent, which we refer to as our “credit agreement.” Any net proceeds that remain after repaying our indebtedness under our credit agreement will be used in connection with our Online media business and other remaining businesses. We do not intend to distribute to our stockholders any of the proceeds that we receive from the sale of Jupiterimages.

When the Sale of Jupiterimages is Expected to be Completed

If the Proposal to Sell Jupiterimages is approved by our stockholders at the special meeting, we expect to complete the sale of Jupiterimages as soon as practicable after all of the conditions in the stock purchase agreement have been satisfied or waived. We and Getty Images are working toward satisfying the conditions to closing and completing the sale of Jupiterimages as soon as reasonably practicable. However, there can be no assurance that the sale of Jupiterimages will be completed at all or, if completed, when it will be completed.

Vote Required for Approval of the Sale of Jupiterimages, Approval of the Name Change, and Adjournment of the Special Meeting (page 11)

The sale of Jupiterimages as contemplated by the stock purchase agreement and the amendment to our certificate of incorporation changing our name to WebMediaBrands Inc. must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at the special meeting. The proposal to adjourn the special meeting must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting.

The Special Meeting

See “Questions and Answers about the Sale of Jupiterimages, the Name Change and the Special Meeting” beginning on page 5 and “The Special Meeting” beginning on page 11.

Reasons for the Sale of Jupiterimages (page 21); Recommendation of Our Board of Directors (page 11)

In reaching its determination to enter into the stock purchase agreement and approve the sale of Jupiterimages, our board of directors consulted with our management and our legal and financial advisors and considered a number of factors. After careful evaluation of the potential benefits, negative factors and other material considerations relating to the sale of Jupiterimages and the stock purchase agreement, our board of directors concluded that the sale of Jupiterimages and our entering into the stock purchase agreement are advisable, fair to and in the best interests of the Company and our stockholders.

Our board of directors recommends that you vote “FOR” the approval of the sale of Jupiterimages, “FOR” the name change amendment and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of Certain Persons in the Sale of Jupiterimages (page 29)

In considering the recommendation of Jupitermedia’s board of directors with respect to the stock purchase agreement, Jupitermedia stockholders should be aware that some of Jupitermedia’s directors and executive officers have interests in the sale of Jupiterimages that are different from, or in addition to, the interests of Jupitermedia stockholders generally. These interests include accelerated vesting of all outstanding options, restricted stock and other awards held by Jupitermedia’s directors and executive officers upon the sale of Jupiterimages.

Opinion of Jupitermedia’s Financial Advisor (page 22)

On October 22, 2008, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as “Merrill Lynch,” delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of directors to the effect that, as of such date and based upon the assumptions made, matters considered and limits of such review, in each case as set forth in its opinion, the purchase price to be received by Jupitermedia pursuant to the proposed sale of Jupiterimages to Getty Images was fair from a financial point of view to Jupitermedia.

The full text of the written opinion of Merrill Lynch, dated as of October 22, 2008, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Annex C to this proxy statement. The summary of Merrill Lynch’s opinion contained in this proxy statement is qualified by reference to the full text of Merrill Lynch’s opinion, and you are encouraged to carefully read the opinion in its entirety. Merrill Lynch’s opinion was delivered to our board of directors for its use and benefit in its evaluation of the sale of Jupiterimages to Getty Images, does not address the merits of the underlying decision by Jupitermedia to sell Jupiterimages and does not constitute a recommendation to any Jupitermedia stockholder as to how such stockholder should vote on the Proposal to Sell Jupiterimages.

Governmental and Regulatory Approvals (page 27)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” Jupitermedia cannot consummate the sale of Jupiterimages until Jupitermedia and Getty Images have notified the Antitrust Division of the Department of Justice, or “DOJ,” and the Federal Trade Commission, or “FTC,” of the proposed sale, furnished them with certain information and materials relating to the sale of Jupiterimages and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. Jupitermedia and Getty Images filed notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC on November 5, 2008 and were granted early termination of the waiting period on December 8, 2008.

In addition, Jupitermedia and Getty Images are required to make certain regulatory notice filings in Germany under applicable German laws regarding the sale of Jupiterimages to Getty Images. Jupitermedia and Getty Images filed a regulatory notice with the appropriate German regulatory body on November 11, 2008 and received approval of the transaction on December 10, 2008.

Material U.S. Federal Income Tax Consequences (page 45)

The sale of Jupiterimages will not result in any U.S. federal income tax consequences to stockholders of Jupitermedia.

Nature of Our Business Following the Sale of Jupiterimages (page 28)

Following the sale of Jupiterimages and the approval of our proposed name change, we will continue to be a public company operating under the name WebMediaBrands Inc. and our revenues from our Online media segment and remaining businesses will account for all of our revenues.

Terms of the Stock Purchase Agreement (page 29)

In the stock purchase agreement, we make certain representations and warranties and have agreed to certain covenants, indemnification obligations and other customary provisions. You are encouraged to carefully read the stock purchase agreement in its entirety, a copy of which is attached hereto as Annex A, and “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Terms of the Stock Purchase Agreement.”

Termination of the Stock Purchase Agreement (page 42)

The stock purchase agreement can be terminated at any time prior to closing by mutual written consent of Getty Images and us or by either party if the sale of Jupiterimages is not completed on or before April 22, 2009 (subject to a three-month extension if certain enumerated conditions are not met or waived by April 22, 2009). The stock purchase agreement may also be terminated by either party upon certain other circumstances including the issuance of a legal restraint by a governmental entity, the failure of Jupitermedia’s stockholders to approve the sale of Jupiterimages, the entering into of an agreement providing for a superior proposal (as defined in “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Terms of the Stock Purchase Agreement—Covenants”) by Jupitermedia prior to receipt of the Jupitermedia stockholders’ approval, the occurrence of an uncured material adverse effect or certain breaches by either party, which are further described elsewhere in this proxy statement. See “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Terms of the Stock Purchase Agreement—Termination.”

Termination Fee and Expense Reimbursement (page 43)

If the stock purchase agreement is terminated under certain enumerated circumstances described elsewhere in this proxy statement and in the stock purchase agreement, we will be obligated to pay Getty Images $2,880,000 as a termination fee or up to $1,000,000 in reasonable out-of-pocket expenses incurred in connection with the sale of Jupiterimages.

Non-Competition and Non-Solicitation (page 37)

The stock purchase agreement includes a non-competition obligation which lasts for a period of five years commencing on the closing of the sale of Jupiterimages. Under this provision, Jupitermedia will be prohibited from engaging in Jupiterimages’ business during such period. Additionally, Jupitermedia will not be able to recruit or solicit employees of Jupiterimages for a period of three years commencing on the closing date.

Restrictions on Solicitation of Other Offers (page 36)

The stock purchase agreement provides that, from the date of the stock purchase agreement until the earlier of the closing date or the termination of the stock purchase agreement in accordance with its terms, Jupitermedia and Jupiterimages may not, subject to the exceptions described below, initiate, solicit or participate in any discussions regarding an acquisition proposal by a party other than Getty Images. If, however, Jupitermedia or Jupiterimages receives an unsolicited bona fide written acquisition proposal (as defined in “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Terms of the Stock Purchase Agreement—Covenants”) from a party other than Getty Images prior to receipt of the stockholders’ approval of the sale of Jupiterimages, Jupitermedia may contact such party for clarification purposes so as to determine whether such acquisition proposal is or is reasonably likely to be superior to the sale of Jupiterimages as contemplated by the stock purchase agreement. If the board of directors of Jupitermedia determines in good faith, after consultation with its legal and financial advisors, that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal and that the board’s fiduciary duties would reasonably be likely to be breached by failing to take the following actions, Jupitermedia may participate in negotiations with such party provided that not less than 24 hours’ written notice of Jupitermedia’s intention to do so is provided to Getty Images. Further, provided that Getty Images is given reasonable opportunity and at least three business days to make a binding written offer to amend the terms of the stock purchase agreement, Jupitermedia may, subject to certain conditions, enter into an agreement with respect to such superior proposal within 48 hours after the expiration of such three business day period.

Conditions to Closing (page 39)

The consummation of the transactions contemplated by the stock purchase agreement are subject to, among other things, the approval of the stockholders of Jupitermedia described above in this Summary Term Sheet, governmental and regulatory approvals, each party’s respective representations and warranties in the stock purchase agreement being true and correct as of the closing date to the standards described in the stock purchase agreement (subject to certain exceptions), each party’s performance in all material respects of its obligations required to be performed under the stock purchase agreement on or prior to the closing date (subject to certain exceptions) and each party’s delivery to the other party of all other applicable transaction documents pursuant to the stock purchase agreement. In addition, the obligations of Getty Images to complete the transactions contemplated by the stock purchase agreement are also subject to, among other things, the absence of a Material Adverse Effect (as defined in “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Terms of the Stock Purchase Agreement—Representations and Warranties”) on Jupiterimages and its subsidiaries as of the closing, the absence of outstanding indebtedness of Jupiterimages and its subsidiaries as of the closing and the receipt or delivery of UCC termination statements, a certificate of non-foreign status, copies of all required consents and waivers and director and officer resignations for Jupiterimages and its subsidiaries.

Indemnification (page 40)

The stock purchase agreement provides that, subject to certain specified exceptions, Jupitermedia and Getty Images will be liable to each other for breaches of representations and warranties set forth in the stock purchase agreement if aggregate damages for such breaches exceed $1,200,000, up to a maximum aggregate amount of $2,000,000. To provide a partial fund against which Getty Images may assert an indemnification claim pursuant to the foregoing, $2,000,000 of the purchase price will be deposited into an escrow account. Half of the escrow fund will be released six months after the closing date (net of amounts paid out of the escrow fund and reserved for pending valid indemnification claims) and the remainder will be paid one year after the closing date. In addition, Jupitermedia is required to indemnify Getty Images for any breach or failure by Jupitermedia to perform any of the covenants or agreements of Jupitermedia contained in the stock purchase agreement, any excluded liabilities under the stock purchase agreement, any liabilities arising out of any actions taken by Getty Images or Jupiterimages at the request of Jupitermedia with respect to the transfer of Jupiterimages’ right, title and interests in and to the Peoria, Illinois facility to Jupitermedia and the lease of such facility to Getty Images (US) and all tax liabilities of Jupiterimages (and its subsidiaries) for all pre-closing periods, including any tax liabilities arising by reason of Jupiterimages being a member of Jupitermedia’s consolidated group.

Except as otherwise provided in the stock purchase agreement, the indemnification provisions set forth in the stock purchase agreement constitute the sole and exclusive remedy available to Jupitermedia and Getty Images with respect to breaches of the representations, warranties and covenants set forth in the stock purchase agreement (other than each party’s right to specific performance or injunctive relief or in cases of fraud or intentional misrepresentations or omissions).

Amendment to Jupitermedia’s Certificate of Incorporation to Change our Name (page 65)

In connection with and promptly after the sale of Jupiterimages and subject to the approval of our stockholders as described in this proxy statement, we intend to change our name to WebMediaBrands Inc.

Appraisal or Dissenters’ Rights (page 28 and 65)

No appraisal or dissenters’ rights are available to our stockholders under the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws in connection with the sale of Jupiterimages or the change of our name to WebMediaBrands Inc.

QUESTIONS AND ANSWERS ABOUT THE SALE OF JUPITERIMAGES, THE NAME CHANGE AND THE

SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed sale of Jupiterimages, the proposed name change and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Jupitermedia. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Questions and Answers About the Sale of Jupiterimages and the Name Change

What is the proposed transaction?

The proposed transaction is the sale of Jupiterimages, a wholly-owned subsidiary of Jupitermedia, pursuant to the stock purchase agreement, dated as of October 22, 2008, by and between Jupitermedia and Getty Images. Under the terms of the stock purchase agreement, if the sale of Jupiterimages is approved by Jupitermedia’s stockholders and the other closing conditions under the stock purchase agreement have been satisfied or waived, we will sell all of the outstanding capital stock of Jupiterimages to Getty Images.

Why did we agree to sell Jupiterimages?

In reaching its determination to enter into the stock purchase agreement and approve the sale of Jupiterimages, our board of directors consulted with our management and our legal and financial advisors and considered a number of factors. After careful evaluation of the potential benefits, negative factors and other material considerations relating to the sale of Jupiterimages and the stock purchase agreement, our board of directors concluded that the sale of Jupiterimages and entering into the stock purchase agreement are advisable, fair to and in the best interests of the Company and its stockholders. See “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Reasons for the Sale of Jupiterimages.”

What will I receive in connection with the sale of Jupiterimages?

We do not intend to distribute to our stockholders any of the proceeds that we receive from the sale of Jupiterimages. Rather, net proceeds from the sale of Jupiterimages will be used to repay our indebtedness under our credit agreement, and any net proceeds that remain after repaying our indebtedness under our credit agreement will be used in connection with our Online media business and other remaining businesses. See “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Use of Proceeds from the Sale of Jupiterimages.”

When is the sale of Jupiterimages expected to be completed?

If the Proposal to Sell Jupiterimages is approved by our stockholders at the special meeting, we expect to complete the sale of Jupiterimages as soon as practicable after all of the conditions in the stock purchase agreement have been satisfied or waived. We and Getty Images are working toward satisfying the conditions to closing and completing the sale of Jupiterimages as soon as reasonably practicable. However, there can be no assurance that the sale of Jupiterimages will be completed at all or, if completed, when it will be completed.

What will happen if the Proposal to Sell Jupiterimages is approved by our stockholders?

If the Proposal to Sell Jupiterimages is approved by our stockholders at the special meeting and the sale of Jupiterimages is completed, we will sell all of the outstanding capital stock of Jupiterimages to Getty Images and continue to conduct the Online media segment of our business and our other remaining businesses and Jupitermedia will remain a public company.

What will happen if the Proposal to Sell Jupiterimages is not approved by our stockholders?

If the Proposal to Sell Jupiterimages is not approved by our stockholders at the special meeting or at any adjournment or postponement of the special meeting if the Proposal to Adjourn the Special Meeting is approved, the sale of Jupiterimages will not be completed as currently contemplated by the stock purchase agreement. If the sale does not occur, we will not be able to use the proceeds to repay our indebtedness under our credit agreement, which would remain outstanding. In such event, we would continue to conduct our business under our current name and would evaluate all available strategic alternatives. Under specified circumstances, Jupitermedia may be required to pay Getty Images a termination fee or reimburse Getty Images for its reasonable out-of-pocket expenses in the event that the transactions contemplated by the stock purchase agreement are not completed.

What will happen to my shares of common stock of Jupitermedia if the sale of Jupiterimages is completed?

The sale of Jupiterimages will not alter the rights, privileges or nature of the outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the sale of Jupiterimages will continue to hold the same number of shares immediately following the closing.

How was the purchase price for Jupiterimages determined?

The purchase price for Jupiterimages was negotiated between our board of directors and our representatives and representatives of Getty Images over a period of several months. Our board of directors selected the proposed sale of Jupiterimages to Getty Images among the alternatives we were pursuing, among other reasons, because our board of directors believed it to be in the best interests of Jupitermedia and its stockholders, offered the best value and was the most likely to be completed. See “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Background of the Sale of Jupiterimages.”

What will happen if the Proposal of Name Change Amendment is approved by our stockholders?

If the Proposal of Name Change Amendment is approved by our stockholders at the special meeting, we will change our name to WebMediaBrands Inc. effective upon completion of the sale of Jupiterimages.

What will happen if the Proposal of Name Change Amendment is not approved by our stockholders?

If the Proposal to Sell Jupiterimages is approved by our stockholders at the special meeting, but our stockholders do not also approve the Proposal of Name Change Amendment, we would continue to conduct our Online media business and other remaining businesses under our current name.

Am I entitled to appraisal or dissenters’ rights in connection with the Proposal to Sell Jupiterimages or the Proposal of Name Change Amendment?

No. The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with these types of actions.

Questions and Answers About the Special Meeting

Why did you send me this proxy statement?

We are a Delaware corporation and therefore required to obtain the approval of our stockholders in connection with a sale of all or substantially all of our assets. We believe that the sale of Jupiterimages likely constitutes a sale of substantially all of our assets as Jupiterimages represented approximately 77.6% of our revenue from continuing operations for the fiscal year ended December 31, 2007 and 75.3% of our revenue from continuing operations for the nine months ended September 30, 2008. This proxy statement summarizes certain information you need to know to vote at the special meeting. All stockholders are cordially invited to attend the special meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

We are also sending this proxy statement because we are required by the General Corporation Law of the State of Delaware to obtain the approval of our stockholders to amend our certificate of incorporation to change our name to WebMediaBrands Inc. effective upon the closing of the sale of Jupiterimages.

When and where will the special meeting be held?

The special meeting will be held at our offices, located at 475 Park Avenue South, Fourth Floor, New York, New York, on February 20, 2009, at 10:00 a.m., local time.

What is the Proposal to Adjourn the Special Meeting?

The Proposal to Adjourn the Special Meeting would permit us to adjourn or postpone the special meeting if a quorum is present for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the Proposal to Sell Jupiterimages is less than a majority of the outstanding shares of Jupitermedia common stock entitled to vote at the special meeting.

What will happen if the Proposal to Adjourn the Special Meeting is approved by our stockholders?

If the Proposal to Adjourn the Special Meeting is approved and the Proposal to Sell Jupiterimages is not approved at the special meeting while a quorum is present, we will be able to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Proposal to Sell Jupiterimages. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Am I entitled to appraisal or dissenters’ rights in connection with the Proposal to Adjourn the Special Meeting?

No. The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with this type of action.

What will I be asked to vote upon at the special meeting?

At the special meeting, you will be asked to vote upon the following:

•	to approve the Proposal to Sell Jupiterimages;

•	to approve the Proposal of Name Change Amendment;

•	to approve the Proposal to Adjourn the Special Meeting; and

•	such other matters as may properly come before the special meeting or any adjournment or postponement of the meeting.

Does our board of directors recommend that our stockholders vote “FOR” the approval of the Proposal to Sell Jupiterimages, “FOR” the Proposal of Name Change Amendment and “FOR” the Proposal to Adjourn the Special Meeting?

Yes. After careful consideration, our board of directors recommends that you vote:

•	“FOR” the Proposal to Sell Jupiterimages;

•	“FOR” the Proposal of Name Change Amendment; and

•	“FOR” the Proposal to Adjourn the Special Meeting.

You should read “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Reasons for the Sale of Jupiterimages” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the sale of Jupiterimages. In addition, in considering the recommendation of our board of directors with respect to the sale of Jupiterimages, you should be aware that some of the Company’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. See “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Interests of Certain Persons in the Sale of Jupiterimages.”

Who can vote at the special meeting of stockholders of Jupitermedia? What constitutes a quorum?

Only holders of record of shares of our common stock at the close of business on January 16, 2009, which we refer to as the “record date,” are entitled to notice of and to vote at the special meeting. On the record date, shares of our common stock were issued and outstanding and held by approximately 56 holders of record. Holders of record of shares of our common stock on the record date are entitled to one vote per share at the special meeting on (i) the Proposal to Sell Jupiterimages, (ii) the Proposal of Name Change Amendment and (iii) the Proposal to Adjourn the Special Meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present, either in person or by proxy. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum is not present at the special meeting or if there are insufficient votes to approve the Proposal to Sell Jupiterimages, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

What vote is required to approve each of the proposals?

The Proposal to Sell Jupiterimages and the Proposal of Name Change Amendment must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares that are entitled to vote at the special meeting. The Proposal to Adjourn the Special Meeting must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares that are entitled to vote at, and are present at, the special meeting. An abstention from the vote will have the same effect as voting “AGAINST” each of the proposals. A failure to vote your shares of common stock or a “broker non-vote” will have the same effect as voting “AGAINST” the Proposal to Sell Jupiterimages and the Proposal of Name Change Amendment, but will have no effect on the Proposal to Adjourn the Special Meeting. A “broker non-vote” occurs when a broker does not have discretion to vote on the matter and has not received instructions from the beneficial holder as to how such holder’s shares are to be voted on the matter.

In connection with the stock purchase agreement, Alan M. Meckler, our Chairman of the Board and Chief Executive Officer, and certain other stockholders entered into support agreements with Getty Images, dated as of October 22, 2008, the form of which is attached hereto as Annex B, pursuant to which each agreed to vote his, her or its shares of Jupitermedia common stock for the approval of the Proposal to Sell Jupiterimages. As of January 15, 2009, these stockholders had shared voting power over 14,212,177 shares of our common stock, or approximately 39.5%, of our outstanding common stock. If we have insufficient votes to approve the Proposal to Sell Jupiterimages at the special meeting, even if a quorum is present, we expect that the special meeting will be adjourned to solicit additional proxies. If we fail to obtain the requisite vote for approval and authorization of the Proposal to Sell Jupiterimages or the Proposal to Adjourn the Special Meeting, we will not be able to consummate the sale of Jupiterimages as currently contemplated.

How do I vote or change my vote?

You may vote by proxy or in person at the special meeting.

Voting in Person—If you hold shares in your name as a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting or you may give us a signed proxy card before voting is closed. If you would like to attend the special meeting, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you later decide not to attend. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting. To do this, you should contact your broker, bank or nominee.

Voting by Proxy—If you hold shares in your name as a stockholder of record, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by mail without attending the special meeting by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. If you hold shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the broker, bank or nominee, along with the broker, bank or nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided. All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain specific voting instructions will be voted “FOR” the Proposal to Sell Jupiterimages, “FOR” the Proposal of Name Change Amendment and “FOR” the Proposal to Adjourn the Special Meeting.

Revocation of Proxy—Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. If you hold your shares in your name as stockholder of record, you may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by submitting a duly executed proxy with a later date or by attending the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not by itself revoke a proxy. If your shares are held in street name through a broker, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Brokers who hold shares in “street name” for customers may have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the sale of Jupiterimages and the name change amendment and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes”

will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the Proposal to Sell Jupiterimages and the Proposal of Name Change Amendment, but will have no effect on the Proposal to Adjourn the Special Meeting.

How are proxies solicited?

This proxy solicitation is being made and paid for by Jupitermedia on behalf of its board of directors. Our directors, officers and employees may solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These directors, officers and employees will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock of Jupitermedia that the brokers and fiduciaries hold of record. Upon request, we will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you may receive more than one proxy card. Please complete, sign, date and return all of the proxy cards you receive regarding the special meeting to ensure that all of your shares are voted.

How are proxies counted?

Only shares affirmatively voted for the Proposal to Sell Jupiterimages, the Proposal of Name Change Amendment and/or the Proposal to Adjourn the Special Meeting, and properly executed proxies that do not contain specific voting instructions for such proposals, will be counted as favorable votes for the Proposal to Sell Jupiterimages, the Proposal of Name Change Amendment and/or the Proposal to Adjourn the Special Meeting, respectively. Shares of our common stock held by persons attending the special meeting but not voting, and shares of our common stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes “AGAINST” the Proposal to Sell Jupiterimages and the Proposal of Name Change Amendment, but will have no effect on the Proposal to Adjourn the Special Meeting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please vote your shares pursuant to the specific voting instructions provided by your bank or brokerage firm.

What are the costs of soliciting these proxies?

Jupitermedia will bear the entire cost of soliciting proxies from our stockholders, which includes the costs of preparing, assembling, printing, mailing and distributing these proxy materials.

We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

How do I obtain an additional copy of this proxy statement or copies of the Company’s most recent annual report on Form 10-K or quarterly report on Form 10-Q?

If you would like an additional copy of this proxy statement or a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2008, or our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 12, 2008, we will send you one without charge. Please either send your request in writing to Jupitermedia Corporation, 23 Old Kings Highway South, Darien, Connecticut 06820, Attention: Investor Relations, make your request by calling (203) 662-2800 or visit our web site at www.jupitermedia.com.

Who can help answer my other questions?

If you have more questions about the sale of Jupiterimages, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at Jupitermedia Corporation, 23 Old Kings Highway South, Darien, Connecticut 06820.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Those statements in this proxy statement that are not historical facts (such as those related to the closing of the transactions contemplated by the stock purchase agreement, the name change, our intended operations after the closing, and our use of proceeds from the sale of Jupiterimages) are “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These forward-looking statements which may be identified by their use of words, such as “plan,” “may,” “believe,” “expect,” “intend,” “could,” “would,” “should” and other words and terms of similar meaning, in connection with any discussion of our prospects, financial statements, business, financial condition, revenues, results of operations or liquidity, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to other factors and matters contained or incorporated in this document, important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, among other things:

•	changes in global or domestic economic conditions;

•	the competitive environment in which Jupitermedia and Jupiterimages compete;

•	the unpredictability of Jupitermedia’s and Jupiterimages’ respective future revenues, expenses, cash flows and stock price;

•	Jupitermedia’s and Jupiterimages’ respective abilities to protect their intellectual property;

•	Jupitermedia’s dependence on a limited number of advertisers;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the stock purchase agreement;

•

the inability to complete the transactions contemplated by the stock purchase agreement due to the failure to satisfy the conditions to the completion of the transactions contemplated by the stock purchase agreement, including the receipt of stockholder approval and the regulatory approvals and clearances required for the transactions contemplated by the stock purchase agreement;

•	the failure of the transactions contemplated by the stock purchase agreement to close for any other reason;

•	the parties’ ability to meet expectations regarding the timing for completion of the transactions contemplated by the stock purchase agreement;

•	the retention of certain key employees at Jupitermedia and Jupiterimages as a result of the transactions contemplated by the stock purchase agreement;

•	business uncertainty and contractual restrictions during the pendency of the transactions contemplated by the stock purchase agreement;

•

the possible effect of the announcement of the stock purchase agreement and the transactions contemplated thereby on our customer and supplier relationships, operating results and business generally; and

•	the outcome of any legal proceedings that may be instituted against Jupitermedia and others related to the stock purchase agreement or the transactions contemplated thereby.

In addition, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on April 4, 2008, and our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 12, 2008, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 69. Many of the factors that will impact the completion of the proposed transactions are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as may be required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at our offices, located at 475 Park Avenue South, Fourth Floor, New York, New York, on February 20, 2009, at 10:00 a.m., local time, or at any postponement or adjournment thereof.

The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to approve the sale of Jupiterimages, a proposal to approve an amendment to our certificate of incorporation to change our name to WebMediaBrands Inc. effective upon completion of the sale of Jupiterimages, a proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to approve the sale of Jupiterimages, and such other business that may properly come before the special meeting or any adjournment or postponement thereof.

The sale of Jupiterimages, as contemplated by the stock purchase agreement, must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at the special meeting. A copy of the stock purchase agreement is attached as Annex A to this proxy statement. The amendment to our certificate of incorporation changing our name to WebMediaBrands Inc. must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at the special meeting. The proposal to adjourn the special meeting must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting.

Recommendation of Our Board of Directors

Jupitermedia’s board of directors, after careful consideration, has approved the stock purchase agreement and determined that the sale of Jupiterimages is advisable, fair to and in the best interests of Jupitermedia and its stockholders. Jupitermedia’s board of directors recommends that you vote “FOR” the proposal to approve the sale of Jupiterimages as contemplated by the stock purchase agreement, “FOR” the proposal to amend Jupitermedia’s certificate of incorporation to change our name to WebMediaBrands Inc. and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Reasons for the Sale of Jupiterimages.”

Record Date and Quorum

We have fixed the close of business on January 16, 2009, as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, shares of our common stock were issued and outstanding and held by approximately 56 holders of record. Holders of record of shares of our common stock on the record date are entitled to one vote per share at the special meeting on (i) the Proposal to Sell Jupiterimages, (ii) the Proposal of Name Change Amendment and (iii) the Proposal to Adjourn the Special Meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present, either in person or by proxy. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum is not present at the special meeting or if there are insufficient votes to approve the Proposal to Sell Jupiterimages, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The Proposal to Sell Jupiterimages must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares that are entitled to vote at the special meeting. For the Proposal to Sell Jupiterimages, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the Proposal to Sell Jupiterimages, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval of the Proposal to Sell Jupiterimages.

The Proposal of Name Change Amendment must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares that are entitled to vote at the special meeting. For the Proposal of Name Change Amendment, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the Proposal of Name Change Amendment but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval of the Proposal of Name Change Amendment.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Brokers who hold shares in “street name” for customers may have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the sale of Jupiterimages and the name change amendment and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the Proposal to Sell Jupiterimages and the Proposal of Name Change Amendment, but will have no effect on the Proposal to Adjourn the Special Meeting.

The Proposal to Adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present at the special meeting, must be approved by the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of the vote on the Proposal to Adjourn the Special Meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the special meeting.

In connection with the stock purchase agreement, Alan M. Meckler, our Chairman of the Board and Chief Executive Officer, and certain other stockholders entered into support agreements with Getty Images, dated as of October 22, 2008, the form of which is attached hereto as Annex B, pursuant to which each agreed to vote his, her or its shares of Jupitermedia common stock for the approval of the Proposal to Sell Jupiterimages. As of January 15, 2009, these stockholders had shared voting power over 14,212,177 shares of our common stock, or approximately 39.5%, of our outstanding common stock. See “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Interests of Certain Persons in the Sale of Jupiterimages” and “PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES—Terms of the Support Agreements.”

If we have insufficient votes to approve the Proposal to Sell Jupiterimages at the special meeting, even if a quorum is present, we expect that the special meeting will be adjourned to solicit additional proxies. If we fail to obtain the requisite vote for approval and authorization of the Proposal to Sell Jupiterimages, we will not be able to consummate the sale of Jupiterimages as currently contemplated.

Proxies and Revocation

If you hold shares in your name as a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting or you may give us a signed proxy card before voting is closed. If you would like to vote in person, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance, as described below, so your vote will be counted if you later decide not to attend. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the special meeting. To do this, you should contact your broker, bank or other nominee.

If you hold shares in your name as a stockholder of record, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by mail without attending the special meeting by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. If you hold shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from your broker, bank or other nominee, along with the broker’s, bank’s or other nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the Proposal to Sell Jupiterimages, “FOR” the Proposal of Name Change Amendment and “FOR” the Proposal to Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If you abstain, your shares of common stock will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. However, your shares will not be counted as votes cast or shares voting on the proposals. If you abstain, it will have the same effect as a vote “AGAINST” the Proposal to Sell Jupiterimages and the Proposal of Name Change Amendment, but will have no effect on the Proposal to Adjourn the Special Meeting.

If your shares of common stock are held in street name, you will receive specific instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote “AGAINST” the proposals.

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. If you hold your shares in your name as stockholder of record, you may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by submitting a duly executed proxy with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not by itself revoke a proxy. If your shares are held in street name through a broker, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies to approve the Proposal to Sell Jupiterimages. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the Proposal to Adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to approve the Proposal to Sell Jupiterimages requires, assuming a quorum is present, the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal to Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Proposal to Sell Jupiterimages. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (i) no quorum is present for the transaction of business or (ii) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to effectively exercise their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Sale of Jupiterimages

The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with the types of actions contemplated under the Proposal to Sell Jupiterimages, the Proposal of Name Change Amendment or the Proposal to Adjourn the Special Meeting.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Jupitermedia on behalf of its board of directors. Our directors, officers and employees may solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These directors, officers and employees will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock of Jupitermedia that the brokers and fiduciaries hold of record. Upon request, we will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses.

Other Matters

We do not know of any other business that will be presented at the special meeting. If any other proposal properly comes up for a vote at the meeting in which your proxy has provided discretionary authority, the proxy holders will vote your shares in accordance with their best judgment.

Questions and Additional Information

If you have more questions about the sale of Jupiterimages, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at Jupitermedia Corporation, 23 Old Kings Highway South, Darien, Connecticut 06820.

PROPOSAL #1: PROPOSAL TO SELL JUPITERIMAGES

This section of the proxy statement describes certain aspects of the proposed sale of Jupiterimages to Getty Images. However, this description may not provide all the information that may be important to you. We highly recommend that you carefully read the stock purchase agreement included as Annex A to this proxy statement for the complete terms of the sale of Jupiterimages and other information that may be important to you.

Parties to the Stock Purchase Agreement

Jupitermedia Corporation

We are a leading global provider of images, original information, job boards, and events for information technology (“IT”), business and creative professionals composed of two operating segments: Online media and Online images. Our primary business is the development of vertically-focused, original content, which provides our users with the knowledge and tools that they need to thrive professionally.

Through our Online media segment, branded as JupiterOnlineMedia, we operate five distinct online networks, which include more than 150 web sites and 150 e-mail newsletters viewed by over 15 million users monthly. Each online network targets specific professional groups: internet.com and EarthWeb.com for IT and business professionals, DevX.com for developers, and Mediabistro.com and Graphics.com for media and creative professionals. JupiterOnlineMedia also includes specialized career web sites for select professional communities through Mediabistro.com and JustTechJobs.com, as well as STEP Inside Design and Dynamic Graphics print magazines, and offline conference and trade show production through JupiterEvents and Mediabistro’s media-related events.

Jupiterimages constitutes our Online images segment, which provides access for creative professionals to over 10 million images and other digital content online, through a variety of brands including BananaStock, Workbook Stock, Brand X Pictures, FoodPix, Botanica, Nonstock, The Beauty Archive, IFA Bilderteam, Comstock Images, Creatas Images, PictureQuest, Liquid Library, Thinkstock Images, Thinkstock Footage, Bigshot Media, Goodshoot, Polka Dot Images, Stock Image, Pixland, Photos.com, Ablestock.com, PhotoObjects.net, Clipart.com, AnimationFactory.com, JupiterGreetings.com, RoyaltyFreeMusic.com, StudioCutz.com, eStockMusic.com and Stockxpert.com.

Our principal executive offices are located at 23 Old Kings Highway South, Darien, Connecticut 06820, and the telephone number at our principal executive offices is (203) 662-2800.

Getty Images, Inc.

Getty Images, Inc. is a leading creator and distributor of still imagery, footage, music and other forms of premium content for visual communication professionals worldwide. Getty Images also provides custom assignment photography and an on-demand digital asset management service to streamline customer use of multiple media.

The principal executive offices of Getty Images are located at 601 North 34th Street, Seattle, Washington 98103, and the telephone number at its principal executive offices is (206) 925-5000.

Background of the Sale of Jupiterimages

In the summer of 2005 and in August 2006, the Company and Third Bidder (as defined below) entered into preliminary discussions with respect to the Online images business of Jupitermedia (the “Images Business”). However, the Company and Third Bidder could not agree on the price during such preliminary discussions. Consequently, the discussions never progressed beyond the price that Third Bidder would be willing to pay for the Images Business.

In early November 2006, Jonathan Klein, Chief Executive Officer of Getty Images, contacted Mr. Meckler to discuss whether Jupitermedia would be interested in a potential sale of Jupitermedia to Getty Images. Following that initial contact, Mr. Klein and Mr. Meckler exchanged several calls and met in person in New York City in early December 2006 to discuss Getty Images’ proposal. Following such discussions, the board of directors of Jupitermedia considered possible strategic alternatives, including maintaining the operations of the Images Business and engaging in additional acquisition or disposition transactions, and the risks associated with such alternatives, each of which the board of directors of Jupitermedia determined not to pursue in light of its belief, and the belief of Jupitermedia’s management, that the sale of Jupiterimages would maximize stockholder value and would be more favorable to stockholders than any other alternative reasonably available to Jupitermedia and its stockholders.

From December 2006 to early March 2007, Jupitermedia and Getty Images engaged in discussions regarding a potential sale of Jupitermedia to Getty Images in a cash merger transaction. The purchase price proposed during these discussions ranged from $9.35 to $9.75 per share of Jupitermedia common stock. As part of that transaction, it was proposed that Getty Images would retain the Images Business while Jupitermedia’s other businesses, including the Online media business and related assets, would be sold by Getty Images to a third party or Mr. Meckler. On February 22, 2007, in response to articles that had been published in the business press speculating that Jupitermedia and Getty Images were engaged in merger discussions and the resulting unusual trading activity in Jupitermedia’s stock, Jupitermedia issued a press release confirming that it was in discussions with Getty Images. In early March and until March 7, 2007, Jupitermedia and Getty Images discussed restructuring the potential transaction as an asset acquisition of the Images Business for a purchase price of approximately $388,000,000 but at the time, representatives of Getty Images informed Jupitermedia that Getty Images was terminating discussions with Jupitermedia because the board of directors of Getty Images did not approve proceeding with such proposed transactions. On March 7, 2007, the parties announced that discussions between Jupitermedia and Getty Images related to the potential transactions had terminated.

During the period between December 2006 and early March 2007, there were numerous discussions between Getty Images and Jupitermedia and their respective representatives. Before December 2006, Jupitermedia and Getty Images were competitors (and continued to be thereafter) and were parties to agreements to distribute each others’ products (which agreements were terminated prior to any discussions between the parties regarding the potential transactions). The parties had no business relationship at the time of their discussions other than as competitors.

In early November 2007, a second potential strategic acquirer of the Images Business backed by a private equity financial sponsor (“Second Bidder”) approached Mr. Meckler regarding a potential transaction involving the Images Business. The ensuing discussions were general in nature and Second Bidder did not provide specific details regarding price or structure. On November 11, 2007, Second Bidder and Jupitermedia executed a confidentiality agreement.

In late March 2008, a third potential strategic acquirer of the Images Business (“Third Bidder”) approached Mr. Meckler regarding a potential transaction involving the Images Business. The ensuing discussions were general in nature and Third Bidder did not provide specific details regarding price or structure. On April 2, 2008, Third Bidder and Jupitermedia executed a confidentiality agreement.

In late April 2008, Second Bidder contacted Mr. Meckler with a verbal non-binding indication of interest to acquire the Images Business for approximately $185,000,000.

Following the termination of the discussions with Getty Images and the preliminary discussions with Second Bidder and Third Bidder, our board of directors and management continued to evaluate our business and operations and would periodically review and assess strategic alternatives available to enhance value to our stockholders. As part of such evaluation and review, Jupitermedia engaged Merrill Lynch to review potential strategic alternatives for Jupitermedia.

On May 8, 2008, at the request of Jupitermedia, representatives of Merrill Lynch contacted Andrew Ballard from Hellman & Friedman Advisors LLC (together with its affiliated funds, “H&F”) regarding H&F’s interest in a potential acquisition of the Images Business by Getty Images, which H&F had agreed to acquire in February 2008. Later on May 8, 2008, representatives of Merrill Lynch provided a draft confidentiality agreement to H&F.

On May 9, 2008, at the request of Jupitermedia, representatives of Merrill Lynch spoke with Mr. Ballard and Benjamin Farkas, both from H&F, to discuss the potential sale of the Images Business and the next steps in the process. On the same day, Jupitermedia and H&F executed a confidentiality agreement. From the initial contact until the closing of H&F’s acquisition of Getty Images on July 2, 2008, Mr. Ballard and Mr. Farkas were acting as representatives of the potential acquirer of Getty Images.

On May 12, 2008, Jupitermedia commenced providing confidential due diligence materials regarding the Images Business to Mr. Ballard and Mr. Farkas.

On May 14, 2008, at the request of Jupitermedia, representatives of Merrill Lynch contacted Mr. Ballard and Mr. Farkas, Second Bidder and Third Bidder to request that each of H&F, Second Bidder and Third Bidder submit their respective indications of interest in acquiring the Images Business by May 27, 2008.

On May 19, 2008, Mr. Meckler, Christopher Cardell (the then current President and Chief Operating Officer of Jupitermedia) and, at the request of Jupitermedia, representatives of Merrill Lynch met with Mr. Ballard and Mr. Farkas to discuss Getty Images’ potential acquisition of the Images Business. Mr. Meckler and Mr. Cardell presented an overview of the Images Business and discussed its financial and organizational aspects.

On May 20, 2008, Third Bidder indicated its interest in acquiring the assets of Jupiterimages excluding Stockexpert, Animation Factory, the music assets of the Images Business which includes the Web sites and related music assets located at royaltyfreemusic.com, bbm.net, eStockMusic.com, Crank City Music, Blue Fuse Music, FlyingHands.com and the Studio Cutz Music Library (the “Music Assets”) and Clipart.com and that it would likely be submitting a bid for the assets during the following week.

On May 27, 2008, Mr. Ballard informed representatives of Merrill Lynch that while H&F, on a preliminary basis, was interested in the possibility of Getty Images acquiring the Images Business, H&F would not be in a position to pursue a transaction until after it had completed its acquisition of Getty Images (which was subsequently completed on July 2, 2008). Mr. Ballard also indicated that, on a very preliminary basis and without the benefit of any conversations with or other input from Getty Images management, H&F could potentially see a valuation for the Images Business in the range of $200,000,000. Additionally, on May 27, 2008, Second Bidder informed representatives of Merrill Lynch that it was interested in pursuing a transaction but would require additional time to submit a formal indication of interest.

On May 28, 2008, Jupitermedia and Merrill Lynch finalized and executed an engagement letter confirming the terms on which Merrill Lynch was engaged as Jupitermedia’s financial advisor in connection with the potential sale of the Images Business.

On May 29, 2008, Jupitermedia held a board meeting which was attended by representatives of Merrill Lynch. Jupitermedia requested that representatives of Merrill Lynch provide an update on discussions with H&F, Second Bidder and Third Bidder regarding the potential sale of the Images Business. Representatives of Merrill Lynch updated the Jupitermedia board of directors on the sale process and presented preliminary financial analyses related to Jupitermedia and the Images Business.

On June 13, 2008, H&F was granted access to an online data room containing confidential information about the Images Business.

On June 13, 2008, Second Bidder submitted its indication of interest in acquiring the Images Business at a purchase price ranging from $165,000,000 to $180,000,000. Second Bidder indicated that it had entered into a letter of intent with a private equity sponsor who would provide the equity financing required to complete Second Bidder’s acquisition of the Images Business.

On June 13, 2008, a fourth potential strategic acquirer of the Images Business (“Fourth Bidder”) contacted Mr. Meckler regarding a potential transaction involving the Images Business. On the same day, Fourth Bidder and Jupitermedia executed a confidentiality agreement.

On June 16, 2008, Second Bidder was granted access to the online data room, which access continued until Second Bidder withdrew from the process.

On June 18, 2008, Third Bidder submitted its indication of interest in acquiring the assets of Jupiterimages excluding Stockexpert, Animation Factory, the Music Assets and Clipart.com at a purchase price ranging from $60,000,000 to $75,000,000.

On June 19, 2008, representatives of Merrill Lynch spoke with Third Bidder and, at the direction of Jupitermedia after its consideration of the Third Bidder’s indication of interest, informed Third Bidder that its proposal was lower than Jupitermedia’s expectations and that Jupitermedia would proceed with other potential acquirers. However, at Jupitermedia’s request, representatives of Merrill Lynch indicated that Jupitermedia would be amenable to further discussions if Third Bidder raised its proposed purchase price.

On June 21, 2008, at the request of Jupitermedia, representatives of Merrill Lynch contacted Fourth Bidder to discuss its interest in a potential acquisition of the Images Business.

On June 23, 2008, at Jupitermedia’s request, representatives of Merrill Lynch met telephonically with Fourth Bidder regarding its potential acquisition of the Images Business and next steps in the acquisition process. Fourth Bidder confirmed its interest in acquiring the assets of Jupiterimages excluding Stockexpert, Animation Factory, the Music Assets and Clipart.com (the “Selected Images Assets”). On the same day, Fourth Bidder was granted access to the online data room, which access continued until Fourth Bidder withdrew from the process.

On June 24, 2008, representatives of Merrill Lynch provided an initial draft of a stock purchase agreement (containing customary terms and provisions) prepared by Willkie Farr & Gallagher LLP (“WFG”), counsel to Jupitermedia, to H&F and Second Bidder.

On June 25, 2008, Mr. Meckler, Mr. Cardell, and representatives of Merrill Lynch met with representatives of Second Bidder, the private equity sponsor with whom Second Bidder was partnering and their financial advisor to discuss the potential acquisition of the Images Business. Mr. Meckler and Mr. Cardell presented an overview of the Images Business and discussed its financial and organizational aspects.

On June 27, 2008, representatives of Merrill Lynch held a conference call with Second Bidder’s private equity sponsor, who expressed interest in continuing in the process and requested exclusivity. Representatives of Merrill Lynch informed the private equity sponsor that neither it nor Second Bidder would be granted exclusivity at that time. Jupitermedia did not grant exclusivity to the Second Bidder and its private equity sponsor because at the time of the private equity sponsor’s request for exclusivity, the Second Bidder’s preliminary bid was not pre-emptive in light of the competitive sale process Jupitermedia was conducting. In addition, the length of time for which exclusivity was requested was determined to be too lengthy and therefore not in the best interests of Jupitermedia to accept given the on-going discussions with multiple parties.

On June 30, 2008, Jupitermedia management directed representatives of Merrill Lynch to provide the draft of the stock purchase agreement to Fourth Bidder.

On July 2, 2008, Mr. Meckler, Mr. Cardell and representatives of Merrill Lynch held a meeting with Mr. Ballard and Mr. Farkas, in their capacity as directors of Getty Images, and Jeffrey Beyle and Thomas Oberdorf from Getty Images. Mr. Meckler and Mr. Cardell discussed Getty Images’ potential acquisition of the Images Business and provided additional confidential due diligence materials regarding the Images Business. On July 3, 2008, Getty Images was granted access to the online data room containing confidential information about the Images Business, which access continued through the execution of the stock purchase agreement.

On July 17, 2008, at Jupitermedia’s request, representatives of Merrill Lynch sent a letter prepared by Jupitermedia and its advisors to Mr. Ballard and Mr. Farkas (on behalf of Getty Images), Second Bidder and Fourth Bidder which outlined the process for submitting final proposals with respect to the sale of the Images Business. The potential bidders were requested to submit their final proposals, comments on the initial draft of the stock purchase agreement prepared by WFG, and information regarding expected sources of financing by August 4, 2008.

On July 21, 2008, Fourth Bidder informed representatives of Merrill Lynch that it would likely not be able to finance the acquisition of the Images Business and that it was withdrawing from the process.

On July 22, 2008, at the request of Jupitermedia, representatives of Merrill Lynch contacted Fourth Bidder to discuss the possibility of using a three to five year term seller note from Jupitermedia with interest payable at prevailing market interest rates to finance, in part, Fourth Bidder’s acquisition of the Images Business.

On July 23, 2008, Mr. Ballard informed representatives of Merrill Lynch that the potential acquisition of the Images Business had been discussed at Getty Images’ board meeting the day before and that the Getty Images board had instructed representatives of Getty Images to conduct additional analysis and due diligence with respect to the Images Business. Mr. Ballard indicated that Getty Images would contact representatives of Merrill Lynch and Jupitermedia in the following days regarding next steps in the process and follow-up questions regarding the Images Business. Mr. Ballard also indicated that Getty Images remained interested in acquiring the Images Business but that Getty Images may not meet the August 4 deadline for submitting a final proposal.

On July 25, 2008, Mr. Meckler, Mr. Cardell and representatives of Merrill Lynch held a follow-up meeting with representatives of Second Bidder, its private equity sponsor and their financial advisor. Donald O’Neill (Chief Financial Officer of Jupitermedia), Mitchell Eisenberg (General Counsel of Jupitermedia), James Alexander (Senior Vice President & General Manager of the Images Business), Rick Thompson (Vice President of Worldwide Sales & Customer Support of Jupitermedia) and Maria Kessler (Vice President of Creative Images Business Affairs of Jupitermedia) were also present at the meeting. At the meeting, the potential acquisition of the Images Business was discussed and additional information on the Images Business was presented.

On July 31, 2008, a representative of Fourth Bidder informed representatives of Merrill Lynch that it had a discussion with its board of directors and was prepared to finance the acquisition of the Selected Images Assets using a seller note from Jupitermedia at a purchase price of $90,000,000. However, the Fourth Bidder representative informed representatives of Merrill Lynch that it would not be able to meet the August 4 deadline for submitting a final proposal.

On August 1, 2008, at Jupitermedia’s request, representatives of Merrill Lynch communicated to Fourth Bidder that it was more appropriate for Fourth Bidder to wait until August 4, 2008 before discussing next steps in submitting Fourth Bidder’s proposal.

On August 4, 2008, a representative of Second Bidder’s private equity sponsor partner called representatives of Merrill Lynch and indicated that in light of concerns around industry trends it had revised its proposed purchase price to $130,000,000.

On August 4, 2008, Mr. Meckler contacted Third Bidder to inform Third Bidder that its current range of purchase prices was not acceptable and to inquire whether Third Bidder would increase the range of its indication of interest.

On August 5, 2008, at Jupitermedia’s request, representatives of Merrill Lynch requested that Second Bidder and its private equity sponsor provide clarification regarding their proposal to acquire the Images Business for $130,000,000. In particular, representatives of Merrill Lynch requested that Second Bidder provide further information with respect to timing of the execution of a definitive purchase agreement, transaction structure, target working capital, financing sources, the Peoria, Illinois facility, remaining due diligence and conditions to execution of a definitive purchase agreement. However, Second Bidder withdrew from the sale process prior to providing such information.

On August 5, 2008, Third Bidder indicated to representatives of Merrill Lynch its interest in acquiring the assets of Jupiterimages excluding Stockexpert, Animation Factory, the Music Assets and Clipart.com at a purchase price ranging from $60,000,000 to $80,000,000. At Jupitermedia’s request, representatives of Merrill Lynch informed Third Bidder that its current range of purchase prices was insufficient to receive access to further due diligence materials regarding the Images Business.

On August 6, 2008, Getty Images submitted a written proposal to acquire the Images Business through the purchase of 100% of the equity of Jupiterimages for a purchase price of $140,000,000. Getty Images proposed to fund the purchase price from its cash on hand and by borrowing new funds, which would be permitted under its existing credit facility. In connection with the proposal, Getty Images requested a 45-day exclusivity period. Jupitermedia was asked to respond by August 8, 2008.

On August 7, 2008, at Jupitermedia’s request, representatives of Merrill Lynch spoke with Mr. Ballard and Mr. Farkas and informed them that 45 days of exclusivity would not be acceptable to Jupitermedia but that a shorter period of exclusivity may be warranted if the parties could agree on a reasonable plan for Getty Images to complete its due diligence. At Jupitermedia’s request, representatives of Merrill Lynch further indicated that Jupitermedia would respond to the proposal after receipt of Getty Images’ comments to the stock purchase agreement. At Jupitermedia’s request, representatives of Merrill Lynch also informed Getty Images that Jupitermedia would need a better understanding of the scope of its remaining diligence and the financing commitments available to Getty Images.

On August 7, 2008, at Jupitermedia’s request, representatives of Merrill Lynch held a conference call with representatives of Fourth Bidder, who reiterated its interest in a potential acquisition of the Selected Images Assets and requested additional information with respect to the Images Business.

On August 8, 2008, Mr. Cardell, Mr. O’Neill and representatives of Merrill Lynch held a conference call with Mr. Farkas, Mr. Beyle and Mr. Oberdorf regarding the working capital trends of the Images Business.

On August 11, 2008, Mr. Beyle provided Jupitermedia with comments to the Jupitermedia stock purchase agreement prepared by Getty Images and Weil, Gotshal & Manges LLP (“Weil”), counsel to Getty Images. On the same day, at Jupitermedia’s request, representatives of Merrill Lynch held a follow-up call with Mr. Beyle who indicated that Getty Images intended to secure new financing commitments permitted under its existing credit facility that were sufficient, together with Getty Images’ cash on hand, to acquire the Images Business at Getty Images’ proposed purchase price of $140,000,000.

On August 12, 2008, Second Bidder indicated to Jupitermedia that its private equity sponsor withdrew from the process, citing difficulty in providing financing for the transaction given the prospects of the Images Business and the state of the credit and acquisition financing markets. Second Bidder further indicated that it remained interested in acquiring the Images Business and had engaged in discussions with other potential financial sponsor partners with respect to the proposed transaction.

On August 13, 2008, Jupitermedia held a board meeting attended by representatives of Merrill Lynch at Jupitermedia’s request. At the request of Jupitermedia’s management, representatives of Merrill Lynch provided an update on discussions with the various parties who were interested in the potential acquisition of all, or a portion, of the Images Business. Representatives of Merrill Lynch also presented financial analyses on Jupitermedia and the Images Business, including public market trading value and multiples, broker/dealer research perspectives, acquisition comparables and transaction structure considerations.

On August 14, 2008, at Jupitermedia’s request, representatives of Merrill Lynch contacted Getty Images to inform Getty Images that Jupitermedia could not grant exclusivity to Getty Images at that time but that Jupitermedia could continue engaging in discussions with Getty Images provided that Getty Images did not reduce its proposed purchase price of $140,000,000 and was willing to agree to Jupitermedia’s proposed working capital definition and certain additional contractual terms in the stock purchase agreement. Jupitermedia did not grant exclusivity to Getty Images because at the time of Getty Images’ request for exclusivity, Getty Images’ preliminary bid was not firm in light of the competitive sale process Jupitermedia was conducting. In addition, the length of time for which exclusivity was requested was determined to be too lengthy and therefore not in the best interests of Jupitermedia to accept given the on-going discussions with multiple parties.

During the month of August and through the execution of the stock purchase agreement, WFG, Weil and their respective clients continued to negotiate primarily the representations and warranties, covenants, termination provisions, indemnification provisions and provisions related to potential purchase price adjustments of the stock purchase agreement and the terms of the related ancillary agreements.

On August 21, 2008, a fifth potential strategic acquirer of the Images Business (“Fifth Bidder”) on behalf of itself and several partners, including a private equity financial sponsor, contacted representatives of Merrill Lynch and indicated their interest in a potential transaction with respect to the Images Business.

On August 25, 2008, Jupitermedia and Fifth Bidder executed a confidentiality agreement. Fifth Bidder was granted access to the online data room, which access continued until Fifth Bidder’s indication of interest was no longer being considered by Jupitermedia.

On September 9, 2008, Mr. Meckler, Mr. Cardell and representatives of Merrill Lynch met with representatives of Fifth Bidder and presented a business and financial overview of the Images Business.

On September 11 and September 17, 2008, Mr. Cardell, Mr. O’Neill and, at Jupitermedia’s request, representatives of Merrill Lynch engaged in three separate due diligence sessions with Getty Images to answer follow-up questions on accounting, technology and tax matters. Tom Kitt (Chief Technology Officer of Jupitermedia) was also present during the technology due diligence session.

On September 15, 2008, Mr. Meckler, Mr. Cardell and, at Jupitermedia’s request, representatives of Merrill Lynch held a conference call with representatives of Fourth Bidder to answer questions about the Images Business. On the call, Fourth Bidder indicated that it would have difficulty funding its proposed purchase price of $90,000,000 for the Selected Images Assets even if it accepted Jupitermedia’s proposal to finance it with a seller note from Jupitermedia. Fourth Bidder, however, indicated that it would be willing to engage in discussions to acquire the “rights managed” business of Jupiterimages (which generated approximately 15% of the revenues of the Images Business in 2007) which consists of photos licensed pursuant to limited licenses which are limited by geography, duration and/or use and includes Jupiterimages’s photo collections of Workbook stock, Botonica, Nonstock, Foodpix and numerous other third party rights collections that Jupiterimages represents around the world (collectively, the “Rights Managed Business”).

On September 17 and 18, 2008, Mitchell Eisenberg from Jupitermedia, John Lapham and Yoko Miyashita from Getty Images, representatives of WFG and representatives of Weil met in Weil’s New York offices to discuss the stock purchase agreement and open issues with respect to Getty Images’ potential acquisition of the Images Business. Following this meeting, the parties continued to negotiate primarily the representations and warranties, covenants, termination provisions, indemnification provisions and provisions related to potential purchase price adjustments of the stock purchase agreement and the terms of the related ancillary agreements.

On September 23, 2008, at Jupitermedia’s request, representatives of Merrill Lynch spoke with Mr. Ballard to discuss Getty Images’ financing and timing of the potential acquisition of the Images Business. Mr. Ballard indicated that Getty Images would provide feedback on the target closing date working capital and closing conditions for the stock purchase agreement once due diligence was completed.

On September 24, 2008, Mr. Meckler and Mr. Klein, Chief Executive Officer of Getty Images, exchanged several emails and text messages regarding the price that Getty Images would pay for the Images Business, the list of individuals who would sign non-compete agreements, and whether there would be a financial performance closing condition to Getty Images’ potential acquisition of the Images Business. As part of those communications, Mr. Klein proposed a revised purchase price of $120,000,000 based on the state of the credit and acquisition finance markets at the time.

On September 25, 2008, Mr. Meckler, Mr. Cardell, Mr. O’Neill, and, at Jupitermedia’s request, representatives of Merrill Lynch, engaged in a conversation with Mr. Beyle, Mr. Oberdorf and Mr. Farkas to discuss the Image Business’ financial results for July 2008 and estimated financial results for August 2008.

Later on September 25, 2008, Mr. Meckler met with a representative of Fourth Bidder to discuss a potential transaction in which Fourth Bidder would acquire the Rights Managed Business. No specific purchase price was discussed.

On October 1, 2008, Mr. Cardell, Mr. O’Neill and, at Jupitermedia’s request, representatives of Merrill Lynch held a conference call with Mr. Beyle and Mr. Oberdorf to discuss the method of calculating working capital for the Images Business and the target closing date working capital for purposes of the stock purchase agreement. Discussions and negotiations continued throughout the week with respect to the target closing date working capital, the definition of working capital, the timing of the calculation of working capital, the expected closing date, restrictions on the operations of the business during the executory period, representations and warranties, the portion of the purchase price to be placed in an escrow account to provide a partial fund for indemnification claims made by Getty Images, and the terms of Jupitermedia’s covenant not to compete with Getty Images post-closing.

On October 2, 2008, Fifth Bidder submitted a proposal expressing its interest in acquiring the Images Business for a purchase price of up to $130,000,000 but without specifying a definitive purchase price. Fifth Bidder and its partners were prepared to engage in due diligence if Jupitermedia responded to their proposal by October 8, 2008 and if Jupitermedia granted Fifth Bidder a 60-day exclusivity period. The proposal was not subject to a financing condition as Fifth Bidder and its partners were prepared to finance the acquisition of the Images Business solely with equity financing. The proposal also contemplated the possibility that Jupitermedia would retain an equity interest in the Images Business.

On October 6, 2008, Getty Images provided details to representatives of Merrill Lynch with respect to its request that a mechanism be added to the stock purchase agreement to provide for a purchase price adjustment if the Images Business did not satisfy certain financial performance requirements between signing and closing. At Jupitermedia’s request, representatives of Merrill Lynch contacted Mr. Beyle to discuss the proposal.

On October 9, 2008, at Jupitermedia’s request, representatives of Merrill Lynch had a discussion with Fifth Bidder to clarify several questions with respect to its indication of interest and exclusivity request. In particular, representatives of Merrill Lynch requested that Fifth Bidder provide further information with respect to the requested 60-day exclusivity period, the retained equity interest component, target working capital, the proposed sources of financing and the requested reimbursement for all transaction related expenses. Fifth Bidder indicated that (i) it would consider a slightly shorter exclusivity period of 45 days with an automatic 15 day extension if the parties were progressing towards a definitive agreement, (ii) the retained equity interest component would be up to 19.9% of the post-transaction equity in the Images Business, (iii) it would need to do further due diligence to determine the target working capital, (iv) it believed that it could acquire the Images Business without the use of debt financing and (v) it was willing to cap its proposed expense reimbursement at approximately 2% of the transaction value. Jupitermedia determined that Fifth Bidder’s indication was not acceptable in several respects including (i) the requested exclusivity period, which even as revised would put the more definitive indications of interest (including that of Getty Images’) at risk, (ii) the fact that the indication of interest was not based on any due diligence review and there was a significant risk that Fifth Bidder could reduce its proposed purchase price as it moved forward with its due diligence review, (iii) Fifth Bidder was requesting that Jupitermedia reimburse it for all transaction related expenses and (iv) Fifth Bidder was requiring a right of first refusal with respect to the Rights Managed Business.

Between October 6 and October 14, 2008, at Jupitermedia’s request and in consultation with Jupitermedia’s management, representatives of Merrill Lynch and Mr. Beyle negotiated and exchanged information related to the terms of the proposed financial performance purchase price adjustment.

On October 15, 2008, Third Bidder revised its indication of interest to acquire the assets of Jupiterimages excluding Stockexpert, Animation Factory, the Music Assets and Clipart.com for a purchase price of $60,000,000, subject to completion of Third Bidder’s due diligence. Jupitermedia informed Third Bidder that its proposed purchase price was not acceptable.

On October 16, 2008, Getty Images, through a conversation between Mr. Ballard and representatives of Merrill Lynch, lowered its proposed purchase price to $75,000,000, citing difficulty in securing borrowed funds under Getty Images’ existing credit facility as a result of the deterioration in the state of the credit and acquisition finance markets and general economic environment. Representatives of Merrill Lynch spoke with Mr. Ballard and, at Jupitermedia’s request and in consultation with Jupitermedia’s management, indicated that $107,000,000 without any financial performance purchase price adjustment would be a price that Jupitermedia’s board of directors would strongly consider.

Between October 16 and October 17, 2008, Getty Images, on the one hand, and representatives of Merrill Lynch (at the direction and request of Jupitermedia), on the other hand, continued to exchange purchase price proposals that ranged from $85,000,000 to $99,000,000. In addition, the parties discussed the possibility of Jupitermedia retaining the Peoria, Illinois facility, Getty Images accepting Jupitermedia’s proposed target closing date working capital amount, the absence of a financial performance purchase price adjustment or closing condition, the portion of the purchase price to be placed in an escrow account to provide a partial fund for indemnification claims made by Getty Images, representations and warranties, covenants, indemnification and termination provisions.

On October 17, 2008, Mr. Ballard told representatives of Merrill Lynch that Getty Images would need to have further board discussions the next day before making a decision regarding Jupitermedia’s latest proposed purchase price of $99,000,000.

On October 19, 2008, Third Bidder communicated to Mr. Meckler a revised proposal to acquire the assets of Jupiterimages excluding Stockexpert, Animation Factory, the Music Assets and Clipart.com for a purchase price ranging from $75,000,000 to $80,000,000, subject to completion of due diligence. Jupitermedia informed Third Bidder that the revised proposal was not acceptable.

On October 20, 2008, Fourth Bidder indicated that it would be interested in acquiring the Rights Managed Business for a purchase price ranging from $2,000,000 to $9,000,000.

On October 20, 2008, at Jupitermedia’s request, representatives of Merrill Lynch spoke with Mr. Ballard and delivered a revised proposal of a purchase price of $97,000,000 with $3,000,000 being placed in an indemnification escrow account. In addition, Jupitermedia would retain the Peoria, Illinois facility, Getty Images would accept Jupitermedia’s proposed target closing date working capital amount and there would be no financial performance purchase price adjustment or closing condition.

Later that day, Mr. Ballard called representatives of Merrill Lynch to propose a purchase price of $96,000,000, with $3,000,000 being placed in an indemnification escrow account. Getty Images agreed to Jupitermedia’s proposals regarding the other open terms of the stock purchase agreement including those with respect to the Peoria, Illinois facility, proposed target closing date working capital and exclusion of a financial performance adjustment or condition. After discussions with Jupitermedia’s management and all members of its board of directors (who, during negotiations with Getty Images, were provided updates, both as an entire group and at times in smaller subsets of the entire board, based on their relative availability, on open issues and the status of the negotiations, in addition to their participation in formal meetings of the board of directors which were held from time to time to discuss and consider the various bids), representatives of Merrill Lynch indicated that the latest proposed purchase price would not be acceptable to Jupitermedia and that Getty Images would need to revise its proposal.

On October 21, 2008, Mr. Ballard proposed a purchase price of $96,000,000 with $2,000,000 being placed into an indemnification escrow account. Mr. Ballard confirmed that Getty Images would continue to agree to Jupitermedia’s proposals regarding the other open terms of the stock purchase agreement including with respect to the Peoria, Illinois facility, proposed target closing date working capital and exclusion of a financial performance adjustment or condition. After discussion with Mr. Meckler, representatives of Merrill Lynch informed Mr. Ballard that Jupitermedia would agree to the proposal, subject to approval by Jupitermedia’s board of directors.

On October 21, 2008, Weil and WFG exchanged drafts of the stock purchase agreement and held several conference calls in order to finalize the stock purchase agreement and the related ancillary agreements.

On October 22, 2008, the Jupitermedia board of directors held a meeting to review and approve the sale of the Images Business to Getty Images. Representatives of Merrill Lynch presented an overview of the prior discussions with other potential acquirers and financial analyses with respect to valuation of the Images Business including public market comparables, precedent transactions and discounted cash flow analyses. Representatives of Merrill Lynch delivered the oral opinion that, as of October 22, 2008, based on the assumptions made, matters considered and limits of its review, the purchase price to be received by Jupitermedia pursuant to the proposed sale of all of the issued and outstanding stock of Jupiterimages to Getty Images was fair from a financial point of view to Jupitermedia, which opinion was subsequently confirmed in writing. WFG presented a detailed summary of the final stock purchase agreement and related agreements and reviewed the fiduciary duties of the board of directors. After the presentations, the Jupitermedia board of directors approved the stock purchase agreement and the sale of the Images Business to Getty Images for $96,000,000 with $2,000,000 being placed into an indemnification escrow account and with Jupitermedia retaining ownership of the Peoria, Illinois facility.

Following the final meeting of the Jupitermedia board of directors, Jupitermedia and Getty Images finalized the stock purchase agreement and the related ancillary agreements, including the support agreements (as described in “—Terms of the Support Agreements”) and a non-competition agreement by and between Getty Images and Mr. Meckler, Jupitermedia and Getty Images executed the stock purchase agreement, Getty Images and Mr. Meckler executed the non-competition agreement and Getty Images and each of the other parties thereto executed the support agreements.

On October 23, 2008, Jupitermedia and Getty Images issued press releases announcing the sale of the Images Business to Getty Images.

Jupitermedia pursued discussions with all bidders except the Second Bidder until the board of directors of Jupitermedia approved the transaction with Getty Images, and Jupitermedia and Getty Images entered into the stock purchase agreement. Jupitermedia was interested in maintaining the option to sell the Rights Managed Business to the Fourth Bidder, the assets of Jupiterimages (excluding Stockexpert, Animation Factory, the Music Assets and Clipart.com) to the Third Bidder and/or the Images Business to the Fifth Bidder if the transaction with Getty Images did not move forward. The Second Bidder withdrew from the process prior to October 22, 2008. All bids received by the Company were provided to and considered by the board of directors of the Company. Based on its thorough and careful consideration of all of the bids received by the Company, presentations made by its financial advisor, advice of legal counsel, and its consideration of all other factors it deemed relevant (including the business condition and prospects of the Images Business and general market conditions), the board of directors of the Company determined that the bid from Getty Images provided best stockholder value and deal certainty.

Reasons for the Sale of Jupiterimages

In reaching its decision to approve the stock purchase agreement and the transactions contemplated thereby, and to recommend that Jupitermedia’s stockholders vote to approve the sale of Jupiterimages as contemplated by the stock purchase agreement, our board of directors consulted with management and financial and legal advisors. Our board of directors considered a number of factors and potential benefits of the proposed sale of Jupiterimages, each of which our board of directors believed supported its decision, including the following:

•

the possible alternatives to the proposed sale of Jupiterimages, including maintaining the operations of the Online images business of Jupitermedia and engaging in additional acquisition or disposition transactions, and the risks associated with such alternatives, each of which the board of directors determined not to pursue in light of its belief, and the belief of Jupitermedia’s management, that the proposed sale of Jupiterimages maximized stockholder value and was more favorable to stockholders than any other alternative reasonably available to Jupitermedia and its stockholders given the potential risks, rewards and uncertainties associated with those alternatives;

•

the extensive sale process conducted by Jupitermedia and Merrill Lynch with respect to the sale of Jupiterimages, which was ongoing for more than six months and involved discussions with multiple parties to determine their potential interest in purchasing Jupiterimages and which did not lead to any proposals more favorable to Jupitermedia and its stockholders than the proposal by Getty Images;

•	the price proposed by Getty Images represented the highest definitive offer that Jupitermedia received for the acquisition of Jupiterimages;

•

that Jupitermedia will retain ownership of the Peoria, Illinois facility, which Jupitermedia estimated, as of October 22, 2008, to be worth approximately $3 million, and lease the facility to Getty Images (US) at market rates;

•

information regarding the financial performance, business operations, capital requirements and future prospects of Jupitermedia and Jupiterimages and the potential uses of net cash proceeds received from the proposed sale of Jupiterimages, including repayment of outstanding indebtedness obligations of Jupitermedia under our credit agreement;

•

the financial presentation of Merrill Lynch and its opinion that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $96,000,000 in cash to be received by Jupitermedia for all of the outstanding shares of Jupiterimages common stock pursuant to the stock purchase agreement was fair from a financial point of view to Jupitermedia;

•	stockholders of Jupitermedia would continue to own stock in Jupitermedia and participate in future earnings and potential growth of Jupitermedia’s Online media and other remaining businesses; and

•	the terms of the stock purchase agreement, including:

•	our ability to terminate the stock purchase agreement in order to accept a superior proposal, subject to paying a termination fee of $2,880,000 (equal to 3% of the $96,000,000 purchase price);

•

the view of our board of directors, after consulting with the Company’s legal and financial advisors, that the termination fee of $2,880,000 to be paid by the Company if the stock purchase agreement is terminated under certain circumstances was within the range reflected in similar transactions and not likely to be preclusive;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other unsolicited acquisition proposals;

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote in favor of the Proposal to Sell Jupiterimages; and

•

the limited number and nature of the conditions to Getty Images’ obligation to consummate the transactions contemplated by the stock purchase agreement and the likelihood of satisfying such conditions.

Our board of directors also considered and balanced against the potential benefits of the proposed sale of Jupiterimages a number of potentially adverse and other factors concerning the proposed sale of Jupiterimages, including the following:

•

the risk that not all of the conditions to the parties’ obligations to complete the proposed sale of Jupiterimages will be satisfied in a timely manner or at all, and, as a result, it is possible that the proposed sale of Jupiterimages may not be completed even if approved by our stockholders;

•

the risks and costs to us if the sale of Jupiterimages is not completed, including the diversion of management focus and resources from other strategic opportunities and operational matters, potential employee attrition and the potential effect on our relationships with customers and suppliers;

•

the requirement that we pay Getty Images a termination fee of $2,880,000 or reimburse Getty Images for up to $1,000,000 in reasonable out-of-pocket expenses incurred in connection with the sale of Jupiterimages, in each case, if the stock purchase agreement is terminated under certain circumstances;

•

the restrictions on the conduct of our business prior to the completion of the sale of Jupiterimages, requiring us to conduct the Jupiterimages business only in the ordinary course, subject to specific limitations and exceptions, which may delay or prevent us from undertaking business opportunities that may arise pending the completion of the sale of Jupiterimages; and

•	the risk of disruption to Jupitermedia’s Online media and other businesses as a result of the proposed sale of Jupiterimages and market reaction to the proposed sale of Jupiterimages.

After taking into account all of the factors set forth above, as well as other factors, our board of directors agreed that the benefits of the proposed sale of Jupiterimages outweigh the risks and that the stock purchase agreement and the proposed sale of Jupiterimages are advisable, fair to and in the best interests of Jupitermedia and its stockholders. Our board of directors did not assign relative weights to the above factors or other factors it considered. In addition, our board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of such factors. Individual members of the board of directors may have given different weights to different factors.

Opinion of Jupitermedia’s Financial Advisor

Jupitermedia retained Merrill Lynch to act as its financial advisor with respect to the sale of Jupiterimages. In connection with that engagement, Jupitermedia requested that Merrill Lynch evaluate the fairness to Jupitermedia, from a financial point of view, of the purchase price to be received by Jupitermedia from Getty Images for all of the issued and outstanding shares of common stock of Jupiterimages pursuant to the stock purchase agreement. At the meeting of the Jupitermedia board of directors on October 22, 2008, Merrill Lynch rendered its oral opinion to the Jupitermedia board of directors, which opinion was subsequently confirmed in writing, that as of October 22, 2008, based upon the assumptions made, matters considered and limits of such review, in each case as set forth in its opinion, the purchase price to be received by Jupitermedia pursuant to the proposed sale of Jupiterimages to Getty Images was fair from a financial point of view to Jupitermedia.

The full text of Merrill Lynch’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex C and is incorporated into this proxy statement by reference in its entirety. This description of Merrill Lynch’s opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully.

Merrill Lynch’s opinion is addressed to Jupitermedia’s board of directors and addresses only the fairness to Jupitermedia, from a financial point of view, of the purchase price to be received by Jupitermedia from Getty Images for all of the issued and outstanding shares of common stock of Jupiterimages pursuant to the stock purchase agreement, as of the date of the opinion. The opinion was delivered to Jupitermedia’s board of directors for its use and benefit in its evaluation of the sale of Jupiterimages to Getty Images. The opinion does not address the merits of the underlying decision by Jupitermedia or its board of directors to engage in the sale of Jupiterimages to Getty Images or to pursue the sale of Jupiterimages to Getty Images in preference to any other alternative transaction and does not constitute a recommendation to any stockholder of Jupitermedia as to how such stockholder should vote on the proposed sale of Jupiterimages to Getty Images or any matter related thereto, nor is Merrill Lynch expressing any opinion as to the prices at which shares of common stock of Jupitermedia will trade at any time. In addition, Jupitermedia has not asked Merrill Lynch to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Jupitermedia or Getty Images. In rendering its opinion, Merrill Lynch expressed no view or opinion with respect to (i) the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the sale of Jupiterimages to Getty Images or the other transactions contemplated by the stock purchase agreement, or any class of such persons, relative to the purchase price to be received by Jupitermedia from Getty Images for all of the issued and outstanding shares of common stock of Jupiterimages, or (ii) any terms or aspects of the sale of Jupiterimages to Getty Images or the other transactions contemplated by the stock purchase agreement (other than the purchase price to be received by Jupitermedia from Getty Images for all of the issued and outstanding shares of common stock of Jupiterimages to the extent expressly specified herein) including, without limitation, the form or structure of the sale of Jupiterimages, the allocation of the purchase price among the assets of Jupiterimages, the retention of certain excluded liabilities under the stock purchase agreement and the agreement of Jupitermedia to pay a termination fee to Getty Images under certain circumstances. Merrill Lynch’s opinion has been authorized for issuance by the Americas Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Jupitermedia and Jupiterimages that Merrill Lynch deemed to be relevant;

•

reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Jupiterimages, furnished to Merrill Lynch by Jupitermedia and Jupiterimages;

•	conducted discussions with members of senior management and representatives of Jupitermedia and Jupiterimages concerning the matters described in the two bullet points above;

•	reviewed the results of operations of Jupiterimages and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•

compared the proposed financial terms of the sale of Jupiterimages to Getty Images with the financial terms of certain other transactions available to Merrill Lynch that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Jupitermedia and Getty Images and their financial and legal advisors;

•	reviewed a draft dated October 21, 2008 of the stock purchase agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on, with Jupitermedia’s consent, the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Jupiterimages or its business, nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch did not express any opinion as to the impact of the sale of Jupiterimages to Getty Images or the other transactions contemplated by the stock purchase agreement or the timing of the proposed sale of Jupiterimages to Getty Images on the solvency or viability of Jupitermedia, or the ability of Jupitermedia to pay its obligations when they come due, nor did Merrill Lynch evaluate the solvency or fair value of Jupiterimages under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Jupiterimages or its business. With respect to the financial forecast information regarding Jupiterimages furnished to or discussed with Merrill Lynch by Jupitermedia and Jupiterimages, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the management of Jupitermedia and Jupiterimages as to the expected future financial performance of Jupiterimages. Merrill Lynch expressed no view as to such analyses or forecasts or the assumptions on which they were based. Merrill Lynch also assumed that the final form of the stock purchase agreement would be substantially similar to the last draft Merrill Lynch reviewed and that the financial terms would not have changed in any respect.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. Merrill Lynch assumed, with Jupitermedia’s consent and without independent verification, that (i) the representations and warranties made by Jupitermedia and Getty Images in the stock purchase agreement are and will be true and correct in all respects material to its analysis, (ii) Jupitermedia will have no exposure under any indemnification obligations contained within the stock purchase agreement in any amount material to its analysis and that the portion of the purchase price to be received by Jupitermedia from Getty Images for all of the issued and outstanding shares of common stock of Jupiterimages which, under the terms of the stock purchase agreement, will be held in escrow, will be fully payable to Jupitermedia and (iii) any adjustments to the purchase price to be received by Jupitermedia from Getty Images for all of the issued and outstanding shares of common stock of Jupiterimages pursuant to the stock purchase agreement (including as a result of any tax adjustment or election carryforward amounts payable under the stock purchase agreement) will not result in any adjustment that is material to its analysis. Merrill Lynch is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Jupitermedia with respect to such issues. In addition, Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the sale of Jupiterimages to Getty Images, no restrictions, including any divestiture requirements, requirements to hold separate or amendments or modifications, will be imposed on Jupitermedia, nor will Jupitermedia be required to engage in, or expend significant monetary resources, litigating with any governmental authority, and that such consents and approvals, including the approval of the sale of Jupiterimages to Getty Images by the stockholders of Jupitermedia, will be obtained within the timeframe contemplated in the stock purchase agreement.

In connection with the preparation of its opinion, except as specifically authorized by Jupitermedia and summarized in this proxy statement, Merrill Lynch did not solicit third party indications of interest for the acquisition of all or any part of Jupiterimages or its business. The amount of consideration to be received by Jupitermedia from Getty Images for all of the issued and outstanding shares of common stock of Jupiterimages was determined through arms’-length negotiations between Jupitermedia and Getty Images and was approved by Jupitermedia’s board of directors. Merrill Lynch provided advice to Jupitermedia during these negotiations. Merrill Lynch did not, however, recommend any specific amount of consideration to Jupitermedia or its board of directors or that any amount of consideration constituted the only appropriate consideration for the transaction.

Merrill Lynch’s Financial Analyses

At the meeting of the Jupitermedia board of directors held on October 22, 2008, Merrill Lynch presented certain financial analyses accompanied by delivery of its written materials in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion. The following is a summary of the material financial analyses performed by Merrill Lynch in arriving at its opinion.

Comparable Public Trading Multiples Analysis

Merrill Lynch compared selected financial and trading data of Jupitermedia with similar data for five publicly traded companies and one company, Getty Images, that was previously publicly traded, in the digital imaging and the content distribution industries that Merrill Lynch deemed to be relevant to its analysis of Jupiterimages. Although none of the selected companies is directly comparable to Jupitermedia, the companies included were chosen because they are, with the exception of Getty Images, publicly traded companies with operations that for purposes of analyses may be considered similar to certain of Jupiterimages’ operations. These companies were:

•	Getty Images, Inc.

•	RealNetworks, Inc.

•	TechTarget, Inc.

•	TheStreet.com, Inc.

•	Travelzoo Inc.

•	SourceForge, Inc.

For each of the companies identified above, Merrill Lynch calculated various valuation multiples, including:

•	the ratio of enterprise value to the estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for calendar year 2008; and

•	the ratio of enterprise value to estimated EBITDA for calendar year 2009.

Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such companies (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined relevant ranges of multiples for such companies (which relevant ranges were narrower than the full ranges of such multiples, which methodology was communicated to Jupitermedia’s management). The relevant ranges of such multiples, as determined by Merrill Lynch, are set forth in the table below.

	Comparable Company Relevant Multiple Range	Implied Enterprise Value of Jupiterimages ($ million)
CY2008 Enterprise Value/EBITDA	4.0x - 5.5x	$82 - $113
CY2009 Enterprise Value/EBITDA	4.0x - 5.0x	$82 - $103

For purposes of its analysis, Merrill Lynch calculated the enterprise value as the market capitalization plus total debt, minority interests and preferred stock, less cash and cash equivalents, and calculated the EBITDA based on projections reported by independent research analyst reports and First Call estimates. To calculate these trading multiples, Merrill Lynch used closing trading prices of equity securities of each identified company on October 21, 2008, except for Getty Images, for which Merrill Lynch used EBITDA projections reported by independent research analyst reports prior to the announcement of its agreement to be acquired by H&F on February 25, 2008 and the closing trading price of its common stock on February 22, 2008, which was the trading day prior to the announcement of the transaction. First Call is an online aggregator of independent research analyst estimates managed by Thomson Financial. For Jupiterimages, Merrill Lynch used EBITDA projections based on estimates and projections prepared by Jupitermedia’s and Jupiterimages’ management. In order to examine Jupiterimages’ financial metrics against the group of publicly traded companies on a comparable basis, Merrill Lynch used EBITDA projections that included an estimated allocation of Jupitermedia’s corporate expenses to Jupiterimages based on the ratio of Jupiterimages’ revenue to total Jupitermedia revenue, as provided by Jupitermedia’s and Jupiterimages’ management.

Merrill Lynch observed that the $96,000,000 in cash to be received by Jupitermedia pursuant to the stock purchase agreement plus the value of the Peoria, Illinois facility that will be assigned to Jupitermedia by Jupiterimages under the stock purchase agreement, for which Jupitermedia estimated the value as of October 22, 2008 to be approximately $3,000,000, was within the range of the implied enterprise value of Jupiterimages derived from the application of the comparable public trading multiples to estimated EBITDA for Jupiterimages for calendar years 2008 and 2009 based on Jupitermedia management’s estimates and taking into account the estimated allocation of Jupitermedia corporate expenses to Jupiterimages.

It should be noted that no company used in the above analysis is identical to Jupiterimages. In evaluating companies identified by Merrill Lynch as comparable to Jupiterimages, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Jupiterimages, such as the impact of competition on the business of Jupiterimages and its industry generally, industry growth and the absence of any material change in the financial condition and prospects of Jupiterimages or its industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies.

Comparable Transaction Analysis

Using publicly available research analyst estimates and other publicly available information, Merrill Lynch examined the following precedent transactions in the digital-imaging industry which Merrill Lynch deemed relevant.

Acquiror	Target
Hellman & Friedman LLC	Getty Images, Inc.
Getty Images, Inc.	WireImage (MediaVast, Inc.)
Getty Images, Inc.	Pixel Images Holdings Ltd.
Getty Images, Inc.	iStockphoto International, Inc.
Getty Images, Inc.	Digital Vision Limited
Corbis Corporation	Zefa Visual Media Group

For each of the comparable transactions identified above, Merrill Lynch calculated various valuation multiples where publicly available, including the ratio of enterprise value to the estimated EBITDA for the identified target company for the current calendar year and the estimated EBITDA for the next calendar year immediately following the period in which the relevant transaction was announced.

Given the significant downturn in the public markets since the announcement of the agreement to acquire Getty Images by H&F on February 25, 2008, Merrill Lynch determined, after discussions with Jupitermedia’s management, that it would be appropriate to adjust downwards the transaction multiples for such transaction by the average percentage declines of certain broad-market-based indices between the announcement of the Getty Images transaction and the date of the opinion, October 22, 2008. Merrill Lynch determined that the Nasdaq composite index and the Russell 2000 index were the relevant indices (the Nasdaq composite index because it is a broad-based index of primarily technology companies and the Russell 2000 index because it is a broad-based index of small-cap companies). The average price changes of the two selected indices between February 25, 2008 and October 21, 2008 was negative 26.2%.

All calculations of multiples paid in the transactions identified above were based on public information available at the time of public announcement of such transactions. Most of the transactions, including Getty Images’ acquisitions of WireImage (MediaVast, Inc.), Pixel Images Holdings Ltd. and iStockphoto International, Inc., and Corbis Corporation’s acquisition of Zefa Visual Media Group, did not have sufficient publicly disclosed information to calculate relevant multiples. The following table summarizes the range of multiples for the transactions identified above, as adjusted as described above, and the ranges of enterprise value of Jupiterimages implied by such multiples:

	Multiple Range	Implied Enterprise Value of Jupiterimages ($ million)
Enterprise Value/Current Calendar Year EBITDA	4.7x - 6.3x	$97 - $130
Enterprise Value/Next Calendar Year EBITDA	4.4x - 5.9x	$91 - $121

Merrill Lynch observed that the $96,000,000 in cash to be received by Jupitermedia pursuant to the stock purchase agreement plus the value of the Peoria, Illinois facility that will be assigned to Jupitermedia by Jupiterimages under the stock purchase agreement, for which Jupitermedia estimated the value as of October 22, 2008 to be approximately $3,000,000, was within the range of the implied enterprise value of Jupiterimages derived from the application of the relevant transaction multiples to estimated EBITDA for Jupiterimages for the current calendar year and next calendar year based on Jupitermedia’s management’s estimates and taking into account the estimated allocation of Jupitermedia corporate expenses to Jupiterimages.

Merrill Lynch compared historical and projected financial operating statistics of Jupiterimages to Getty Images. Merrill Lynch observed that at the time of the announcement of the agreement to acquire Getty Images by H&F, Getty Images had:

•	a higher revenue growth rate for 2007 and was projected to have a higher revenue growth rate for 2008;

•	a higher gross margin for 2007 and was projected to have a higher gross margin for 2008; and

•	a higher EBITA margin for 2007 and was projected to have a higher EBITA margin for 2008.

Merrill Lynch calculated the earnings before interest, taxes and amortization, or “EBITA,” based on public filings and projections reported by independent research analysts reports and First Call estimates for Getty Images and Jupitermedia’s management’s estimates taking into account the estimated allocation of Jupitermedia corporate expenses to Jupiterimages.

It should be noted that no transaction utilized in the analysis above is identical to the sale of Jupiterimages. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples in such transactions to which the sale of Jupiterimages is being compared.

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow analysis of Jupiterimages, without giving effect to the proposed sale, for the period from December 31, 2008 through December 31, 2013. Merrill Lynch calculated ranges of enterprise values of Jupiterimages based upon the sum of the discounted net present value of Jupiterimages’ five year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of perpetual growth rates applied to Jupiterimages’ projected 2013 unlevered free cash flow. The projected unlevered free cash flows were based on Jupitermedia management’s internal projections and guidance for each year and taking into account the estimated allocation of Jupitermedia corporate expenses to Jupiterimages. In its discounted cash flow analysis, Merrill Lynch used discount rates ranging from 11.0% to 15.0% and perpetual growth rates of estimated calendar year 2013 unlevered free cash flow ranging from negative 2.0% to positive 2.0%.

Using the discount rates and the perpetual growth rates of estimated calendar year 2013 unlevered free cash flow referred to above, Merrill Lynch calculated the implied enterprise value of Jupiterimages to be between $71,000,000 and $116,000,000. Merrill Lynch observed that the $96,000,000 in cash to be received by Jupitermedia pursuant to the stock purchase agreement plus the value of the Peoria, Illinois facility that will be assigned to Jupitermedia by Jupiterimages under the stock purchase agreement, for which Jupitermedia estimated the value as of October 22, 2008 to be approximately $3,000,000, was within the range of implied enterprise values derived by the discounted cash flow analysis based on Jupitermedia’s management’s estimates and taking into account the estimated allocation of Jupitermedia corporate expenses to Jupiterimages.

The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The fact that any specific analysis has been referred to in the summary above or in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to Jupiterimages, its business or the proposed sale of Jupiterimages, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Merrill Lynch, create an incomplete and misleading view of the analyses underlying Merrill Lynch’s opinion.

Some of the summaries of financial analyses above include information presented in tabular format. In order to fully understand Merrill Lynch’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described above without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s analyses.

The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those upon which Merrill Lynch’s analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which Jupitermedia’s shares may trade at any time after announcement of the proposed sale of Jupiterimages. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those contemplated above.

Jupitermedia retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed sale of Jupiterimages. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes. Merrill Lynch has consented to the inclusion of its written opinion delivered to the board of directors, dated October 22, 2008, in this proxy statement.

Under the terms of the engagement letter between Merrill Lynch and Jupitermedia, Merrill Lynch agreed to provide financial advisory services to Jupitermedia, including an opinion as to the fairness from a financial point of view of the purchase price to be received pursuant to the sale of Jupiterimages by Jupitermedia, and Jupitermedia agreed to pay Merrill Lynch a fee of $2,500,000, which is contingent upon completion of the sale of Jupiterimages. In addition, Jupitermedia has agreed to indemnify Merrill Lynch and its affiliates (and their respective directors, officers, agents, employees and controlling persons) against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Merrill Lynch’s engagement.

Merrill Lynch and its affiliates have, in the past, provided financial advisory and financing services to Jupitermedia, Getty Images and/or their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, Merrill Lynch or its affiliates may actively trade in securities of Jupitermedia for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Governmental and Regulatory Approvals

Under the HSR Act, Jupitermedia cannot consummate the sale of Jupiterimages until Jupitermedia and Getty Images have notified the DOJ and the FTC of the proposed sale, furnished them with certain information and materials relating to the sale of Jupiterimages and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. Jupitermedia and Getty Images filed notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC on November 5, 2008 and were granted early termination of the waiting period on December 8, 2008.

In addition, Jupitermedia and Getty Images are required to make certain regulatory notice filings in Germany under applicable German laws regarding the sale of Jupiterimages to Getty Images. Jupitermedia and Getty Images filed a regulatory notice with the appropriate German regulatory body on November 11, 2008 and received approval of the transaction on December 10, 2008.

Other than the filings described above, neither Jupitermedia nor Getty Images is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the sale of Jupiterimages to Getty Images. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them.

Effects on Jupitermedia if the Sale of Jupiterimages is Completed

If the Proposal to Sell Jupiterimages is approved by our stockholders at the special meeting and the sale of Jupiterimages is completed, we will sell all of the capital stock of Jupiterimages to Getty Images and continue to conduct the Online media segment of our business and our other remaining businesses and Jupitermedia will remain a public company.

Nature of Our Business Following the Sale of Jupiterimages

Following the sale of Jupiterimages, we will continue to be a public company and revenues from our Online media segment and other remaining businesses will account for all of our revenues. We also intend to evaluate and potentially explore all available strategic options. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. The sale of Jupiterimages will not alter the rights, privileges or nature of the outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the sale of Jupiterimages will continue to hold the same number of shares immediately following the closing.

Use of Proceeds from the Sale of Jupiterimages

Net proceeds from the sale of Jupiterimages will be used to repay our indebtedness under our credit agreement. Any net proceeds that remain after repaying our indebtedness under our credit agreement will be used in connection with our Online media business and other remaining businesses. We do not intend to distribute to our stockholders any of the proceeds that we receive from the sale of Jupiterimages.

The board’s determination of the appropriate use of the net proceeds after repayment of the indebtedness under our credit agreement will depend on a number of factors including the following:

•	the total net proceeds received from the sale of Jupiterimages after the payment of all fees and expenses associated with the sale;

•	the results of our current operations;

•	the board’s evaluation of our prospects and need for cash; and

•	economic conditions in the online media industry and our other remaining businesses.

Effects on Jupitermedia if the Sale of Jupiterimages is Not Completed

If the Proposal to Sell Jupiterimages is not approved by our stockholders at the special meeting, the sale of Jupiterimages will not be completed as currently contemplated by the stock purchase agreement. If the sale does not occur, we will not be able to use the proceeds to repay our indebtedness under our credit agreement, which would remain outstanding. In such event, we would continue to conduct our business under our current name and would evaluate all available strategic alternatives.

If the stock purchase agreement is terminated under certain specified circumstances, Jupitermedia may be required to pay Getty Images a termination fee of $2,880,000 or reimburse Getty Images for its reasonable out-of-pocket expenses in an amount not to exceed $1,000,000.

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the Proposal to Sell Jupiterimages may vote against the proposal, but under the General Corporation Law of the state of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

Interests of Certain Persons in the Sale of Jupiterimages

In considering the recommendation of Jupitermedia’s board of directors with respect to the stock purchase agreement, Jupitermedia stockholders should be aware that some of Jupitermedia’s directors and executive officers have interests in the sale of Jupiterimages that are different from, or in addition to, the interests of Jupitermedia stockholders generally. Jupitermedia’s board of directors was aware of these interests and considered them in adopting the stock purchase agreement and approving the sale of Jupiterimages and recommending that the stockholders of Jupitermedia approve the sale of Jupiterimages.

Specifically, both the Jupitermedia Corporation 1999 Stock Incentive Plan and the Jupitermedia Corporation 2008 Stock Incentive Plan, or the “stock incentive plans,” provide for accelerated vesting of all outstanding options, restricted stock and other awards upon the occurrence of a “change in control” of Jupitermedia. A “change in control” of Jupitermedia will be deemed to have occurred upon the consummation of the transactions contemplated by the stock purchase agreement. As a result, all outstanding options, restricted stock and other awards granted pursuant to the stock incentive plans held by Jupitermedia’s directors and executive officers will immediately vest upon the sale of Jupiterimages.

The following table sets forth, as of January 15, 2009, information with respect to the outstanding options of the Company beneficially owned by each director of the Company, each nominee for director, the Chief Executive Officer (who is also a director), the President and Chief Operating Officer (who is also a director) and the Chief Financial Officer.

Name	Remaining Options	Vested	Unvested	Weighted Average Price of Unvested Shares
Bach, Gilbert	153,750	118,750	35,000	$0.26

Cardell, Christopher S.(1)	1,272,330	1,272,330	—	$0.00

Davies, Michael	141,693	106,693	35,000	$0.26

Meckler, Alan M.	1,305,567	944,749	360,818	$1.42

O’Neill, Donald	157,868	76,220	81,648	$2.62

Patrick, John R.	184,568	141,236	43,332	$0.26

Shutzer, William	137,750	111,082	26,668	$0.26

(1)	Christopher S. Cardell resigned from his position on the board of directors of Jupitermedia and from other officer positions effective as of October 24, 2008.

Certain of our stockholders, who are or were directors or executive officers of Jupitermedia, entered into support agreements with Getty Images, dated as of October 22, 2008, the form of which is attached hereto as Annex B. See “—Terms of the Support Agreements.”

Terms of the Stock Purchase Agreement

The following summarizes certain material provisions of the stock purchase agreement. This summary does not purport to be complete, and the rights and obligations of the parties are governed by the express terms of the stock purchase agreement and not by this summary or any other information contained in this proxy statement. This summary of the stock purchase agreement is qualified in its entirety by reference to the stock purchase agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate herein by reference.

The description of the stock purchase agreement in this proxy statement has been included to provide you with information regarding certain of its terms and conditions and is not intended to provide any other factual information about Jupitermedia, Jupiterimages or Getty Images.

The Sale of Jupiterimages

Upon the terms and subject to the conditions set forth in the stock purchase agreement, the sale contemplated by the stock purchase agreement will consist of Jupitermedia selling all of the outstanding capital stock of Jupitermedia’s wholly-owned subsidiary, Jupiterimages, to Getty Images. In connection with the sale, Jupiterimages will assign to Jupitermedia the facility located in Peoria, Illinois, and Jupitermedia will lease such facility to Getty Images (US) following the closing of the transaction.

Jupitermedia or Getty Images may terminate the stock purchase agreement prior to the consummation of the sale in certain specified circumstances, whether before or after the approval of the sale of Jupiterimages by Jupitermedia’s stockholders. Additional details on termination of the stock purchase agreement are described in “—Termination” below.

Purchase Price

Subject to the terms and conditions of the stock purchase agreement, Jupitermedia will sell to Getty Images 100% of the shares of common stock, par value $0.01 per share, of Jupiterimages, free and clear of all liens and encumbrances, for a purchase price of $96,000,000 in cash, subject to a post-closing adjustment as described below. Jupiterimages will assign to Jupitermedia the facility located in Peoria, Illinois, and lease the facility to Getty Images (US) on market terms, and Getty Images will assume certain of Jupitermedia’s obligations that relate to the business of Jupiterimages.

Purchase Price Adjustment

After the closing date, Jupitermedia will deliver to Getty Images a final consolidated balance sheet of Jupiterimages and a schedule setting forth Jupitermedia’s calculation of Jupiterimages’ net working capital as of the closing date determined in the manner described in the stock purchase agreement. Getty Images has the right to challenge Jupitermedia’s determination of Jupiterimages’ net working capital and any disputes between Getty Images and Jupitermedia as to Jupiterimages’ net working capital that cannot be settled by the parties within 20 days will be settled by an independent third party arbiter. If Jupiterimages’ net working capital as of the closing date is greater than the target net working capital of negative $7,413,761, then Getty Images shall pay Jupitermedia the amount of the difference dollar-for-dollar plus accrued interest of 5% per annum on such difference. If Jupiterimages’ net working capital as of the closing date is less than the target net working capital of negative $7,413,761, then Jupitermedia shall pay Getty Images the amount of the difference dollar-for-dollar plus accrued interest of 5% per annum on such difference.

Representations and Warranties

The stock purchase agreement contains representations and warranties made by Jupitermedia to Getty Images and representations and warranties made by Getty Images to Jupitermedia as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the stock purchase agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the stock purchase agreement and information contained in confidential disclosure schedules exchanged by the parties in connection with negotiating the terms of the stock purchase agreement. Certain representations and warranties made in the stock purchase agreement as of a specified date also may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. In addition, information concerning the subject matter of the representations and warranties contained in the stock purchase agreement may have changed since the date of the stock purchase agreement. Accordingly, the stock purchase agreement is described in, and included as an annex to, this proxy statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding Jupitermedia, Jupiterimages, Getty Images or their respective businesses. The representations and warranties in the stock purchase agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and documents Jupitermedia publicly files with the SEC.

Definition of Material Adverse Effect

Jupitermedia makes various representations and warranties to Getty Images in the stock purchase agreement that are qualified, in many cases, by “materiality,” “Knowledge,” or “Material Adverse Effect” standards. As used in the stock purchase agreement, “Knowledge” means the actual knowledge, after reasonable inquiry, of certain scheduled individuals. As used in the stock purchase agreement, “Material Adverse Effect” means (i) an effect, event, development or change that is, individually or in the aggregate, materially adverse to the business, results of operations or financial condition of Jupiterimages and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of Jupiterimages or Jupitermedia to consummate the transactions contemplated by this Agreement, subject to the following customary exceptions:

•

changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, except to the extent such changes disproportionately affect Jupiterimages or its subsidiaries relative to other persons in the industry in which Jupiterimages and its subsidiaries are engaged;

•

changes after the date of the stock purchase agreement in general legal, tax, regulatory, political or business conditions in the geographic regions in which Jupiterimages or its subsidiaries operate, except to the extent such changes disproportionately affect Jupiterimages or its subsidiaries relative to other persons in the industry in which Jupiterimages and its subsidiaries are engaged;

•

changes after the date of the stock purchase agreement in any applicable law or in the generally accepted accounting principles in effect in the U.S. at the time of application thereof, applied on a consistent basis;

•

the negotiation, execution, announcement or pendency of the stock purchase agreement or the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors or employees;

•

acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the stock purchase agreement, except to the extent such events disproportionately affect Jupiterimages or its subsidiaries relative to other persons in the industry in which Jupiterimages and its subsidiaries are engaged;

•

earthquakes, hurricanes, floods, or other natural disasters, except to the extent such events disproportionately affect Jupiterimages or its subsidiaries relative to other persons in the industry in which Jupiterimages and its subsidiaries are engaged;

•

any failure by Jupiterimages to meet any internal or external projections, forecasts or estimates of revenues or earnings, in and of itself, for any period ending on or after the date of the stock purchase agreement; provided, however, that this exception shall not apply to the facts and circumstances underlying any such failure;

•	any action by Getty Images or any of its affiliates or the omission of an action that was required to be taken by Getty Images or any of its affiliates;

•

changes after the date of the stock purchase agreement in the industry in which Jupiterimages operates, except to the extent such changes disproportionately affect Jupiterimages or its subsidiaries relative to other persons in the industry in which Jupiterimages and its subsidiaries are engaged; and

•	any action taken by Jupitermedia or its affiliates at the request or with the consent of Getty Images.

Our Representations and Warranties

Jupitermedia’s representations and warranties in the stock purchase agreement relate to, among other things:

•	organization, valid existence, good standing, power and qualification to conduct the business of Jupiterimages and its subsidiaries;

•	availability of the organizational documents of Jupitermedia, Jupiterimages and Jupiterimages’ subsidiaries;

•	our corporate power and authority and due authorization to enter into the stock purchase agreement and to consummate the transactions contemplated by the stock purchase agreement;

•

absence of violations or breaches of or conflicts with our organizational documents, applicable law or certain contracts or permits of Jupitermedia, Jupiterimages or Jupiterimages’ subsidiaries as a result of entering into the stock purchase agreement and consummating the transactions contemplated by the stock purchase agreement;

•	capitalization of Jupiterimages and its subsidiaries, our ownership of the stock of Jupiterimages and the ownership of the equity interests of Jupiterimages’ subsidiaries;

•	consents and approvals of U.S. and foreign governmental entities required in connection with the execution, delivery or performance by Jupitermedia of the stock purchase agreement;

•	our SEC reports;

•	Jupiterimages’ financial statements and absence of undisclosed liabilities of Jupiterimages or its subsidiaries;

•	our internal controls;

•	absence of certain changes since June 30, 2008;

•	litigation or legal proceedings in respect of Jupiterimages and its subsidiaries;

•	material contracts related to the business of Jupiterimages and its subsidiaries;

•	real and personal property owned or leased by Jupiterimages and/or used in connection with the business of Jupiterimages and its subsidiaries;

•	compliance with laws and issuance of permits to Jupiterimages and its subsidiaries;

•	intellectual property, software, content and data protection;

•	labor and employment matters in respect of Jupiterimages and its subsidiaries;

•	environmental matters in respect of Jupiterimages and its subsidiaries;

•	tax matters in respect of Jupiterimages and its subsidiaries;

•	insurance matters in respect of Jupiterimages and its subsidiaries;

•	interested party transactions;

•	certain business practices and no violations of the Foreign Corrupt Practices Act;

•	sufficiency of assets;

•	the opinion of Jupitermedia’s financial advisor; and

•	brokers or other advisors.

Getty Images’ Representations and Warranties

Getty Images’ representations and warranties in the stock purchase agreement relate to, among other things:

•	its organization, valid existence, good standing and qualification to conduct business;

•	its corporate power and authority and due authorization to enter into the stock purchase agreement and to consummate the transactions contemplated by the stock purchase agreement;

•

absence of violations or breaches of or conflicts with its organizational documents, applicable law or certain contracts or permits of Getty Images as a result of consummating the transactions contemplated by the stock purchase agreement;

•	consents and approvals of U.S. and foreign governmental entities required in connection with the execution, delivery or performance by Getty Images of the stock purchase agreement;

•	litigation or legal proceedings seeking to restrain or enjoin the transactions contemplated by the stock purchase agreement;

•	sufficiency of funds as of the closing date; and

•	brokers or other advisors.

Covenants

Jupitermedia has agreed to use commercially reasonable efforts to, among other things:

•	comply in all material respects with all applicable laws and requirements of all material contracts;

•

subject to certain exceptions, maintain and preserve intact our business organization and the goodwill of those having business relationships with Jupiterimages and retain the services of Jupiterimages’ current officers and key employees, in each case, to the end that such goodwill and ongoing business is unimpaired in all material respects on the closing date of the stock purchase agreement; and

•

keep in full force and effect all material insurance polices maintained by Jupiterimages and its subsidiaries, other than changes to or replacements of such policies made in the ordinary course of business.

Conduct of Business Pending the Sale of Jupiterimages

Jupitermedia has agreed that, subject to certain exceptions, between the date of the stock purchase agreement and the earlier of the closing of the transactions contemplated by the stock purchase agreement or the termination of the stock purchase agreement in accordance with its terms, it will, and will cause Jupiterimages and its subsidiaries to, conduct Jupiterimages’ business only in the ordinary course of business.

Additionally, Jupitermedia has agreed that, subject to certain exceptions, from the date of the stock purchase agreement until the earlier of the closing of the transactions contemplated by the stock purchase agreement or the termination of the stock purchase agreement pursuant to its terms, it will not, and will not permit Jupiterimages or any of its subsidiaries to, among other things:

•

declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of stock of Jupitermedia or Jupiterimages or split, combine or reclassify stock of Jupitermedia or Jupiterimages or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for stock of Jupitermedia or Jupiterimages (other than the issuance of shares of Jupitermedia stock in connection with the exercise of any options issued by Jupitermedia);

•	purchase, redeem or acquire, directly or indirectly, any shares of common stock of Jupiterimages or the capital stock of any of its subsidiaries;

•	issue, pledge, transfer, encumber or dispose of any shares of common stock of Jupiterimages or the capital stock of any of its subsidiaries or any convertible stock or options to purchase the same;

•	amend Jupitermedia’s or Jupiterimages’ organizational documents;

•

make any material acquisitions of assets or equity of any other person or entity, except that Jupitermedia may engage in certain material acquisitions of assets or equity if unrelated to Jupiterimages;

•	solely with respect to Jupiterimages and its subsidiaries, enter into a new line of business;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	with respect to Jupiterimages and its subsidiaries, incur any indebtedness, guarantee any indebtedness, except under Jupitermedia’s existing credit facility, or issue any debt securities;

•	sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or assets of Jupiterimages or its subsidiaries;

•

(i) enter into any material contract unless in the ordinary course of business and terminable without liability by Jupiterimages or its subsidiaries with 120 days notice or less, (ii) enter into any material contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the stock purchase agreement, other than contributor or supplier agreements in the ordinary course of business, (iii) enter into any contract that purports to restrict Jupiterimages or any existing or future subsidiary or affiliate of Jupiterimages from engaging in any line of business or in any geographic area (except for distributor agreements or rights managed license agreements entered into in the ordinary course of business which would not directly bind Getty Images with respect to its business), or extend the term or scope of any such contract, (iv) release any person from, or modify or waive any provision of, any confidentiality agreement except, solely with respect to any such action by Jupitermedia unrelated to the business of Jupiterimages, any such action as would not adversely affect the ability of Jupitermedia to consummate the transactions contemplated by the stock purchase agreement or otherwise delay such consummation, or (v) release any person from, or modify or waive any provision of, any standstill agreement;

•

terminate or amend in any material respect any material contract or, other than in the ordinary course of business, fail to exercise any rights of renewal with respect to any material contract that by its terms would otherwise expire;

•	make any investment in, or make a loan or an advance to, any person;

•

increase the compensation of or enter into, establish, amend or terminate any employment, consulting or similar arrangements of any stockholders, directors, officers, employees or consultants of Jupiterimages and its subsidiaries;

•

except as required by applicable law, make or revoke any election in respect of income and other material taxes, change any accounting method in respect of income and other material taxes, prepare any income and other material tax returns in a manner which is not consistent with the past practice of Jupiterimages and any of its subsidiaries with respect to the treatment of income and other material items on such tax returns, file any amendment to a tax return that will or may increase the tax liability of Jupiterimages and any of its subsidiaries after the closing of the transactions contemplated by the stock purchase agreement, incur any liability for taxes other than in the ordinary course of business, settle any claim or assessment in respect of income and other material taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of income and other material taxes, enter into any closing agreement with respect to taxes or obtain any material tax ruling;

•	settle or compromise legal proceedings material to Jupiterimages and its subsidiaries;

•	revalue any of Jupiterimages’ or its subsidiaries’ material assets except as required by generally accepted accounting principles;

•	solely with respect to Jupiterimages, its subsidiaries and Jupitermedia (to the extent related to the business of Jupiterimages and its subsidiaries), commence any material legal proceedings;

•

redirect, modify, remove or disable any web site content links so that such links do not direct users to content, products, services, properties or collections of Jupiterimages or any of its subsidiaries; or

•	agree to take any of the foregoing actions.

Reasonable Best Efforts

Subject to the terms and conditions of the stock purchase agreement, each of Getty Images and Jupitermedia has agreed to cooperate and use reasonable best efforts to (i) take or cause to be taken all necessary, proper and advisable actions to cause the conditions to the closing of the transactions contemplated by the stock purchase agreement to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the stock purchase agreement, including preparing and filing promptly all necessary documentation and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental agency or other parties necessary, proper and advisable to consummate the transactions contemplated by the stock purchase agreement. Further, each party has agreed, among other things, to:

•

file an appropriate notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the stock purchase agreement within 10 business days after the date of the stock purchase agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act;

•

use its reasonable best efforts to take, or cause to be taken, all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable;

•

make all appropriate filings pursuant to any foreign antitrust laws with respect to the transactions contemplated by the stock purchase agreement within 20 business days after the date of the stock purchase agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any foreign antitrust laws; and

•

use its reasonable best efforts to take, or cause to be taken, all other actions necessary to obtain any required approvals or cause the expiration or termination of any applicable waiting periods under any foreign antitrust laws as soon as practicable.

Additionally, in connection with their efforts to obtain all requisite approvals and authorizations for the transactions contemplated in the stock purchase agreement, each of Jupitermedia and Getty Images has agreed, among other things, to:

•

use its reasonable best efforts to cooperate with each other in connection with any filing or submission with a governmental agency in connection with the transactions contemplated by the stock purchase agreement and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•

use its reasonable best efforts to keep the other party informed of any material communication received by such party from, or given by such party to, the FTC or the DOJ or any other governmental agency and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the stock purchase agreement;

•

use its reasonable best efforts to facilitate to the extent practicable the participation by the other party in any material oral communications or meetings with any governmental agency having jurisdiction over any of the transactions contemplated by the stock purchase agreement, including the FTC, the DOJ and any foreign competition authority;

•

to the extent practical, provide notice of any substantive communication to, and any proposed understanding, undertaking or agreement with, any governmental agency with respect to any filing or submission or otherwise with respect to the transactions contemplated by the stock purchase agreement; and

•

to the extent practical, give the other party prior notice of any meeting with any governmental agency and the opportunity to consult with the other in advance of any material meeting with any governmental agency and give the other party the opportunity to attend or participate (unless prohibited by such governmental agency).

Jupitermedia and Getty Images have also agreed to use their respective reasonable best efforts to resolve any objections as may be asserted by a governmental agency or any other person with respect to the transactions contemplated by the stock purchase agreement, provided that “reasonable best efforts” does not include (and Jupitermedia is not permitted, and Getty Images is not required, to do) any of the following:

•	executing settlement, undertakings, consent decrees, stipulations or other agreements;

•	selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Jupiterimages or Getty Images, including any offer of any of the foregoing;

•

agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of Jupiterimages or Getty Images contemporaneously with or subsequent to the closing of the transactions contemplated by the stock purchase agreement; or

•

otherwise taking or committing to take any action that after the closing date would limit the freedom of action of Getty Images or its subsidiaries (including Jupiterimages) with respect to, or its or their ability to retain, one or more of its or their businesses, operations, product lines or assets.

Getty Images will not have an obligation to contest or resist any action or proceeding challenging the transactions contemplated by the stock purchase agreement as violative of any antitrust laws by any governmental agency. Should any preliminary or permanent injunction or similar order granting injunctive relief (other than a temporary restraining order) under the applicable antitrust laws be issued by any governmental agency, Getty Images may elect (upon written notice within five business days after issuance), but will not be required, to seek or have such injunction, order or stay vacated, lifted or otherwise set aside, but in the event Getty Images so elects, Getty Images and Jupitermedia are obligated to use their reasonable best efforts to contest and resist thereafter until such time, if any, as Getty Images decides in its sole discretion to cease contesting or resisting such preliminary injunction, order or stay, or any other administrative or judicial action or proceeding challenging the transactions contemplated by the stock purchase agreement under the applicable antitrust laws.

Jupitermedia has agreed to use its reasonable best efforts to take all actions necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated by the stock purchase agreement and if any state takeover statute or similar law becomes applicable to any of the transactions contemplated by the stock purchase agreement, to take all actions necessary to ensure that the transactions contemplated by the stock purchase agreement may be consummated as promptly as practicable on the terms contemplated thereby and to otherwise minimize the effect of such law on the transactions contemplated by the stock purchase agreement.

Stockholders’ Meeting

Jupitermedia has agreed to call, convene and hold a stockholders’ meeting as promptly as reasonably practicable following the date upon which the proxy statement is cleared by the SEC for purposes of considering and voting upon the sale of 100% of the issued and outstanding capital stock of Jupiterimages regardless of whether our board of directors has changed its recommendation of the sale of Jupiterimages or an alternative acquisition proposal has been publicly proposed or announced or otherwise submitted to Jupitermedia. Our board of directors has agreed to use its commercially reasonable efforts to solicit the stockholders’ approval.

Restrictions on Solicitation of Other Offers

Pursuant to the stock purchase agreement, Jupitermedia and Jupiterimages have agreed to (i) cease (and cause their respective subsidiaries, officers, directors, employees or other representatives to cease) any discussions or negotiations with any person with respect to an acquisition proposal (as described below), and (ii) use their commercially reasonable efforts to obtain from any such person or cause the destruction of all copies of confidential information previously provided to such person by Jupitermedia, Jupiterimages or their subsidiaries or any of their representatives to the extent the confidential information remains confidential at such time.

Jupitermedia and Jupiterimages have agreed that, from the date of the stock purchase agreement until the earlier of the closing date or the termination of the stock purchase agreement in accordance with its terms, subject to the exceptions described below, they will not, and will not permit or cause their respective subsidiaries and their respective officers, directors, employees, agents or representatives to:

•

initiate, solicit, knowingly cause, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries, proposals or other action that constitutes, or may reasonably be expected to lead to, any acquisition proposal;

•	enter into, continue or participate in any discussions or negotiations with any person in furtherance of inquiries regarding or to obtain an acquisition proposal;

•	approve, endorse or recommend to the stockholders of Jupitermedia any acquisition proposal; or

•	enter into an agreement (other than a confidentiality agreement entered into in accordance with the stock purchase agreement) with respect to an acquisition proposal.

If prior to receipt of the stockholders’ approval of the sale of Jupiterimages, Jupitermedia or Jupiterimages receives an unsolicited bona fide written acquisition proposal, Jupitermedia may, directly or through its representatives, contact such person for purposes of clarifying the acquisition proposal and any material terms thereof and the conditions to and likelihood of consummation of the transactions contemplated by such acquisition proposal so as to determine, after consultation with Jupitermedia’s financial advisor and outside legal counsel, whether such acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as described below).

Jupitermedia may, after providing Getty Images with not less than 24 hours’ written notice, participate in negotiations with, and furnish non-public information with respect to itself or Jupiterimages to, a person making the unsolicited bona fide written acquisition proposal if:

•

Jupitermedia’s board of directors determines in good faith, (i) after consultation with its legal and financial advisors, that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal and (ii) after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach by the board of directors of Jupitermedia of its fiduciary duties under applicable law; and

•	Jupitermedia enters into a confidentiality agreement with such person with terms as provided in the stock purchase agreement.

The board of directors of Jupitermedia may not (i) withdraw, amend or modify (or publicly propose to withdraw, amend or modify) its recommendation that the stockholders vote in favor of the sale of Jupiterimages, (ii) recommend or publicly propose to recommend that the stockholders vote for an acquisition proposal or (iii) approve, recommend, publicly propose to approve or recommend, or allow Jupitermedia or Jupiterimages to enter into an agreement or arrangement with respect to an acquisition proposal or requiring Jupitermedia or Jupiterimages to abandon, terminate or fail to consummate the transactions contemplated by the stock purchase agreement. Notwithstanding the foregoing restrictions, in the event that the board of directors of Jupitermedia receives an unsolicited bona fide written acquisition proposal prior to the receipt of the stockholders’ approval of the sale of Jupiterimages and the board of directors of Jupitermedia determines in good faith that it constitutes a superior proposal, then the board of directors of Jupitermedia may (i) make an adverse recommendation change in response to such superior proposal if the board of directors of Jupitermedia determines in good faith, following consultation with its financial advisor and outside legal counsel, that the failure to make such adverse recommendation change would be reasonably likely to constitute a breach by the board of directors of its fiduciary duties under applicable law and (ii) in response to such superior proposal and within 48 hours after the expiration of the three business day period described below, enter into an agreement with respect to such superior proposal if Jupitermedia is permitted to terminate the stock purchase agreement and concurrently enter into such agreement with respect to such superior proposal (provided that the board of directors of Jupitermedia may only take the actions set forth in this subsection (ii) after providing Getty Images with at least three business days written notice advising Getty Images that the board of directors of Jupitermedia is preparing to enter into the agreement with respect to the superior proposal and terminate the stock purchase agreement and during such three business day period Getty Images is provided a reasonable opportunity to provide Jupitermedia with a binding written offer to amend the terms of the stock purchase agreement (and Jupitermedia shall have considered in good faith any such binding, written offer from Getty Images)).

An “acquisition proposal” is defined in the stock purchase agreement as any proposal or offer from any person or group of persons other than Getty Images contemplating, whether in one transaction or a series of related transactions, any:

•	merger, consolidation or similar transaction involving Jupiterimages or Jupitermedia;

•

sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any other similar transaction, of any assets of Jupitermedia or Jupiterimages representing 20% or more of the assets of Jupitermedia or Jupiterimages, as the case may be, as calculated based on the unaudited balance sheet of Jupiterimages as of June 30, 2008;

•

issuance, sale or other disposition by Jupiterimages or Jupitermedia (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the outstanding voting interests in Jupiterimages or Jupitermedia, as the case may be;

•

tender offer or exchange offer that if consummated would result in any person or “group” (as defined under the Exchange Act) beneficially owning 20% or more of the outstanding capital stock of Jupiterimages or Jupitermedia; or

•	transaction which is similar in form, substance or purpose to any of the foregoing transactions (excluding the transactions contemplated by the stock purchase agreement).

A “superior proposal” is defined in the stock purchase agreement as any bona fide written acquisition proposal made by a third party which the board of directors of Jupitermedia determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the stockholders of Jupitermedia from a financial point of view than the sale of Jupiterimages contemplated by the stock purchase agreement, taking into account at the time of determination (i) any binding, written offer by Getty Images to amend the terms and conditions of the stock purchase agreement, (ii) the ability of the person making such acquisition proposal to consummate the transactions contemplated by such acquisition proposal and (iii) all relevant legal, financial and regulatory aspects of such acquisition proposal, except that the references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to “50%.”

Dividends and Distributions by Jupiterimages

Between the date of the stock purchase agreement and the closing date, Jupiterimages and its subsidiaries may declare and pay cash dividends or make cash distributions to Jupitermedia or any of its subsidiaries.

Non-Competition and Non-Solicitation Covenants

Jupitermedia has agreed that for the five year period following the closing date, Jupitermedia will not and will cause its affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business engaged in the same type of business or operations conducted by Jupiterimages and its subsidiaries as of the date of the stock purchase agreement. However, Jupitermedia may continue to engage in the operation of the remaining business and assets of Jupitermedia including permitting any person to advertise with Jupitermedia or attend, exhibit, sponsor or speak at any Jupitermedia conference, exhibition, training, class or webinar.

In addition, each of Jupitermedia and Getty Images have agreed, for a period of three years following the closing of the stock purchase agreement, in the case of Jupitermedia, not to solicit or induce the employment or services of or hire any employee of Getty Images or any employee providing services to the business and operations of Jupiterimages and in the case of Getty Images, any employee of Jupitermedia, without the prior written consent of such other party. In addition, if Jupitermedia or Getty Images terminates the employment of any such employee, Jupitermedia or Getty Images, as the case may be, is permitted to solicit such terminated employee.

Employee Benefits

Jupitermedia has agreed to retain responsibility for all medical and other benefits for employees of Jupiterimages up to the closing date. Upon reasonable notice from Getty Images prior to the closing date, Jupitermedia has agreed to use commercially reasonable efforts to terminate or transfer any benefit plans, employment, consulting or similar agreements of Jupiterimages or any of its subsidiaries, solely at the expense of Getty Images and subject to legal, contractual and other specified obligations or limitations.

Getty Images has agreed, subject to certain exceptions, to give credit to all employees who are employed by Jupiterimages (or by Jupitermedia if such employee performs services for Jupiterimages) as of the closing date for all service with Jupitermedia, to the same extent as such service was credited for such purpose by Jupitermedia under each Jupitermedia employee benefit arrangement, for purposes of eligibility, vesting and benefits accrual. Getty Images has also agreed, with respect to certain benefit plans and with respect to all employees who are employed by Jupiterimages (or by Jupitermedia if such employee performs services for Jupiterimages) as of the closing date, to (i) waive any pre-existing condition or waiting period, (ii) give effect to claims incurred and amounts paid by such employees during the plan year in which the closing occurs (in determining any deductible and maximum out-of-pocket limitations) and (iii) assume the liability for any, and allow such employees to use, accrued but unused vacation time under the vacation policy of Jupitermedia immediately prior to the closing.

Other Covenants

The stock purchase agreement contains certain other covenants, including covenants relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to such statement);

•

Getty Images’ access to Jupitermedia’s employees, books, records, contracts, data and other information between the date of the stock purchase agreement and the closing (subject to a non-disclosure agreement signed between the parties that would survive any termination of the stock purchase agreement);

•

Getty Images’ contact of customers, clients or employees of Jupitermedia, Jupiterimages or their subsidiaries in connection with the transactions contemplated by the stock purchase agreement between the date of the stock purchase agreement and the closing;

•

reasonable access by both parties, after the closing, to the books, records, contracts and data of the other party in order to prepare the final closing date balance sheet to be delivered after the closing or to comply with any reporting or other requirements imposed by governmental agencies;

•

notices of certain events, including threatened or actual legal proceedings that involve Jupitermedia or Jupiterimages or relate to the consummation of the transactions contemplated by the stock purchase agreement;

•

corporate actions to be taken by Jupitermedia and Jupiterimages at the reasonable request, and sole expense, of Getty Images, including transfers of ownership, mergers, consolidations or entity conversions involving Jupiterimages’ subsidiaries;

•

the segregation of certain assets or subsidiaries of Jupiterimages, if necessary, if the approval under foreign antitrust laws with respect to such assets or subsidiaries is reasonably expected to delay the closing;

•	coordination of press releases and other public announcements relating to the transactions contemplated by the stock purchase agreement;

•	delivery of monthly and quarterly financial information by Jupitermedia to Getty Images prior to the closing;

•	assignment and recordation of intellectual property;

•	assignment of certain assets related to the business of Jupiterimages and its subsidiaries;

•	assumption of certain liabilities related to the business of Jupiterimages and its subsidiaries; and

•	certain tax matters, including tax returns, payment of taxes, refunds and Section 338(h)(10) election.

Conditions to Closing

Mutual Closing Conditions

The obligations of the parties to consummate the transactions contemplated by the stock purchase agreement are subject to the satisfaction or waiver in writing, as of the closing date, of the following closing conditions:

•	the approval of the stockholders of Jupitermedia;

•	the expiration of waiting periods under the HSR Act and approvals of any required governmental agency including approvals under all applicable foreign antitrust laws;

•	no judgment, order or decree enjoining consummation of the transactions contemplated by the stock purchase agreement; and

•

no action or proceeding instituted before any court or governmental agency or threatened by any governmental agency or any other person that seeks to prevent or materially delay the consummation of the transactions contemplated by the stock purchase agreement.

Conditions to Jupitermedia’s Obligation

The obligations of Jupitermedia to complete the transactions contemplated by the stock purchase agreement are further subject to the satisfaction or waiver of each of the following conditions on or prior to the closing date:

•

the representations and warranties of Getty Images contained in the stock purchase agreement that (i) are not made as of a specific date shall be true and correct as of the closing date, as though made on and as of the closing date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, and Getty Images shall have delivered an officer’s certificate dated the closing date, executed by the president or chief executive officer of Getty Images, to the foregoing effect;

•

Getty Images shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the closing date, and Getty Images shall have delivered an officer’s certificate dated the closing date, executed by the president or chief executive officer of Getty Images, to the foregoing effect; and

•	Getty Images shall have executed and delivered to Jupitermedia all of the other transaction documents pursuant to the stock purchase agreement.

Conditions to Getty Images’ Obligation

The obligations of Getty Images to complete the transactions contemplated by the stock purchase agreement are further subject to the satisfaction or waiver of each of the following conditions on or prior to the closing date:

•

the representations and warranties of Jupitermedia (i) with respect to capitalization and title to stock shall be true and correct in all respects as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), (ii) with respect to sufficiency of assets shall be true and correct in all material respects as of the closing date as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), and (iii) (other than as described in clauses (i) and (ii) above) that (a) are not made as of a specific date shall be true and correct as of the closing date as though made on and as of the closing date, and (b) are made as of a specific date shall be true and correct as of such date, except in this clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Jupitermedia shall have delivered an officer’s certificate dated the closing date, executed by the president or chief executive officer of Jupitermedia, to the foregoing effect;

•

Jupitermedia shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the closing date, and Jupitermedia shall have delivered an officer’s certificate dated the closing date, executed by the president or chief executive officer of Jupitermedia, to the foregoing effect;

•

Jupitermedia shall have executed and delivered, or caused Jupiterimages to execute and deliver, to Getty Images all of the other transaction documents pursuant to the stock purchase agreement to which Jupitermedia or Jupiterimages is a party;

•

Jupitermedia shall have delivered, or caused to be delivered, to Getty Images UCC termination statements terminating all liens on any and all assets owned by Jupiterimages, any of Jupiterimages’ subsidiaries or Jupitermedia (in the case of Jupitermedia, to the extent primarily related to the business of Jupiterimages and its subsidiaries);

•	Getty Images shall have received a duly executed certificate of non-foreign status from Jupitermedia that complies with Section 1445 of the Internal Revenue Code of 1986, as amended;

•	Since the date of the stock purchase agreement, a Material Adverse Effect shall not have occurred or be reasonably expected to occur;

•	Getty Images shall have received copies of all consents and waivers required to be delivered under the stock purchase agreement;

•

Jupitermedia shall have delivered an officer’s certificate, executed by the president or the chief executive officer and chief financial officer of Jupitermedia, certifying that as of the closing Jupiterimages and its subsidiaries do not have any outstanding indebtedness; and

•	Getty Images shall have received the resignations, effective as of the closing date, of each of the officers and directors of Jupiterimages and each of its subsidiaries.

Closing Date

The closing of the transactions contemplated by the stock purchase agreement is to be held at 12:00 p.m. (New York time) not more than two business days after each of the conditions to closing described above have been satisfied or waived by the party entitled to the benefit thereof or at such other time as the parties may mutually agree. The closing will be held at the New York offices of Willkie Farr & Gallagher LLP, counsel to Jupitermedia.

Survival and Indemnification

Survival

All of the representations and warranties of Jupitermedia will survive until the first anniversary of the closing of the transactions contemplated by the stock purchase agreement, except that Jupitermedia’s (i) tax representations and warranties will survive until the expiration of any applicable statute of limitations plus 90 days, (ii) sufficiency of assets representations and warranties will survive until the close of business on the second anniversary of the closing date, (iii) environmental representations and warranties will survive until the close of business on the third anniversary of the closing date and (iv) corporate authorization, capitalization and title to stock representations and warranties will survive indefinitely subject to any applicable statute of limitations.

All of the representations and warranties of Getty Images will survive until the first anniversary of the closing of the transactions contemplated by the stock purchase agreement, except for Getty Images’ corporate authority and noncontravention representations which will survive indefinitely subject to any applicable statute of limitations.

Indemnification

From and after the closing date of the transactions contemplated by the stock purchase agreement, Jupitermedia has agreed to indemnify and hold harmless Getty Images and its subsidiaries, affiliates, officers, directors, employees, stockholders and representatives (collectively, the “Getty Images Indemnitees”) from and against all damages resulting from or incurred by the Getty Images Indemnitees by reason of:

•

the failure of any representation or warranty of Jupitermedia in the stock purchase agreement or in the officers’ certificates required to be delivered by Jupitermedia pursuant to the stock purchase agreement to be true, correct and complete on the date of the stock purchase agreement and as of the closing date as if made on and as of the closing date, except that any such representations and warranties which by their express terms are made as of a specified earlier date shall be true, correct and complete only as of such specified earlier date, in each case determined without giving effect to any “materiality” or “Material Adverse Effect” qualification contained in such representations and warranties;

•	any breach or failure by Jupitermedia to perform any of the covenants or agreements of Jupitermedia contained in the stock purchase agreement;

•	any excluded liabilities under the stock purchase agreement;

•

any liabilities arising out of any actions taken by Getty Images or Jupiterimages at the request of Jupitermedia with respect to the transfer of Jupiterimages’ right, title and interests in and to the Peoria, Illinois facility to Jupitermedia and the lease of such facility to Getty Images (US) (but excluding any rent, fees, costs or expenses to be paid to Jupitermedia pursuant to such Peoria lease); and

•

all tax liabilities of Jupiterimages (and its subsidiaries) for all pre-closing periods, including any tax liabilities arising by reason of Jupiterimages being a member of Jupitermedia’s consolidated group.

Similarly, from and after the closing date, Jupitermedia and its subsidiaries, affiliates, officers, directors, employees, stockholders and representatives (collectively, the “Jupitermedia Indemnitees”) shall each be indemnified and held harmless by Getty Images from and against and in respect of any and all damages resulting from or incurred by any Jupitermedia Indemnitee by reason of:

•

the failure of any representation or warranty of Getty Images in the stock purchase agreement or the officer’s certificates required to be delivered by Getty Images pursuant to the stock purchase agreement to be true, correct and complete on the date of the stock purchase agreement and as of the closing date as if made on and as of the closing date, except that any such representations and warranties which by their express terms are made as of a specified earlier date shall be true, correct and complete only as of such specified earlier date, in each case determined without giving effect to any “materiality” or “material adverse effect” qualification contained in such representations and warranties;

•	any breach or failure by Getty Images to perform any of the covenants or agreements of Getty Images contained in the stock purchase agreement;

•	any liabilities assumed by Getty Images pursuant to the stock purchase agreement; and

•

any liabilities arising out of any corporate actions taken by Jupitermedia at the request of Getty Images pursuant to certain provisions of the stock purchase agreement except as a result of Jupitermedia’s breach of certain assignment and recordation of intellectual property covenants set forth in the stock purchase agreement.

Indemnification Limitations

Except as described in the immediately following paragraph, Jupitermedia will not be obligated to indemnify the Getty Images Indemnitees for breaches of representations and warranties and Getty Images will not be obligated to indemnify the Jupitermedia Indemnitees for breaches of representations and warranties unless, in each case, the aggregate of all Getty Images Indemnitees’ damages or Jupitermedia Indemnitees’ damages, as the case may be, other than damages attributable to any breach of the representations and warranties of Jupitermedia with respect to organization, good standing and corporate power, corporate authorization, capitalization and title to stock, tax matters and brokers and other advisors, and damages attributable to any breach of the representations and warranties of Getty Images with respect to organization, authority, noncontravention and brokers and other advisors, exceeds $1,200,000, in which case the Getty Images Indemnitees or the Jupitermedia Indemnitees, as the case may be, will be entitled to recover all of their damages in excess of such $1,200,000 deductible.

Notwithstanding the foregoing, Jupitermedia will not be obligated to indemnify the Getty Images Indemnitees for any breach of its representation and warranty with respect to sufficiency of assets unless the aggregate of all Getty Images Indemnitees’ damages for a breach of such representation and warranty exceeds $350,000, in which case the Getty Images Indemnitees will be entitled to recover all of their damages for any such breach in excess of such $350,000 deductible. Any damages resulting from a breach of the representation and warranty regarding sufficiency of assets shall be included in determining whether the $1,200,000 deductible described above has been exceeded.

The maximum aggregate liability of either Jupitermedia or Getty Images for breaches of representation and warranties shall not exceed $2,000,000; provided, however, that damages attributable to (i) any breach of the representations and warranties of Jupitermedia with respect to organization, good standing and corporate power, corporate authorization, capitalization and title to stock, tax and brokers and other advisors, (ii) any breach of the representations and warranties of Getty Images with respect to organization, authority, noncontravention and brokers and other advisors and (iii) fraud or intentional misrepresentations or intentional omissions on the part of Jupitermedia, shall not, in each case, be subject to the $2,000,000 cap.

A Getty Images Indemnitee’s right to indemnification under the indemnification provisions of the stock purchase agreement shall not be diminished or otherwise affected in any way as a result of the existence of such Getty Images Indemnitee’s knowledge of such breach or untruth as of the date of the stock purchase agreement or as of the closing date, regardless of whether such knowledge exists as a result of the Getty Images Indemnitee’s investigation or as a result of disclosure by Jupitermedia (or any other person), unless such disclosures were set forth in the stock purchase agreement or in any applicable schedule thereto.

Escrow Amount

To provide a partial fund against which a Getty Images Indemnitee may assert an indemnification claim pursuant to the stock purchase agreement, $2,000,000 of the purchase price will be deposited into an escrow account. The $2,000,000 escrow amount will be held and distributed in accordance with the escrow agreement to be entered into at closing. All distributions made out of the escrow fund shall be made in accordance with the terms of the escrow agreement.

Subject to and in accordance with the terms of the escrow agreement, the $2,000,000 escrow amount, or any remaining portion thereof, will be released from the escrow fund in accordance with the following schedule: (i) on the 6 month anniversary of the closing date, one-half of the escrow fund will be paid to Jupitermedia (net of any amounts paid to Getty Images out of the escrow fund prior to such anniversary and net of any reserves for then pending valid indemnification claims) and (ii) on the first anniversary of the closing date, the remainder of the escrow fund will be paid to Jupitermedia. If any valid indemnification claim remains outstanding on the first anniversary of the closing date, Jupitermedia shall maintain in the escrow fund the amount of such indemnification claim until such time as such indemnification claim is resolved in accordance with the stock purchase agreement and the escrow agreement.

Certain Additional Provisions Relating to Indemnification

Except as otherwise provided in the stock purchase agreement, the indemnification provisions set forth in the stock purchase agreement constitute the sole and exclusive recourse and remedy available to the parties to the stock purchase agreement with respect to the breach of any representation, warranty or covenant contained in the stock purchase agreement; provided, however, that the foregoing clause will not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud or intentional misrepresentations or intentional omissions with respect to the stock purchase agreement or any of the other transaction documents pursuant to the stock purchase agreement.

Termination

Termination Rights

The stock purchase agreement may be terminated and the transactions contemplated by the stock purchase agreement may be abandoned at any time prior to the closing date:

(i) by mutual written consent of Jupitermedia or Getty Images;

(ii) by either Jupitermedia or Getty Images if:

(a) the closing has not occurred on or before April 22, 2009, subject to extension by an additional three months if all of the conditions to closing are satisfied on April 22, 2009, other than the closing conditions that by their terms are required to be satisfied or waived at the closing and the closing condition requiring the expiration of waiting periods under the HSR Act and approvals of any required governmental agency including approvals under all applicable foreign antitrust laws (see “—Conditions to Closing”);

(b) any order, injunction or other legal restraint has been issued by any governmental entity, that has the effect of making consummation of the transactions contemplated by the stock purchase agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the stock purchase agreement, and such order, injunction or other legal restraint has become final and nonappealable; or

(c) the stock purchase agreement has been voted upon at the special meeting (including any adjournment thereof), the special meeting has been completed, and Jupitermedia’s stockholders have failed to approve the sale of Jupiterimages as contemplated by the stock purchase agreement by the requisite vote;

(iii) by Jupitermedia if:

(a) at any time prior to receipt of the Jupitermedia stockholders’ approval of the sale of Jupiterimages as contemplated by the stock purchase agreement, Jupitermedia enters into a definitive agreement providing for a superior proposal;

(b) there have occurred any changes, effects, events, occurrences, state of facts or developments that, individually or in the aggregate, have had an uncured material adverse effect on Getty Images; or

(c) Getty Images breaches any of its representations, covenants or agreements in the stock purchase agreement, and such breach (1) would cause Jupitermedia’s closing conditions relating to the accuracy of Getty Images’ representations or covenants and agreements not to be satisfied by the closing date and (2) is incapable of being cured or is not cured within 15 business days following receipt of notice of such breach by Getty Images (see “—Conditions to Closing”);

(iv) by Getty Images if:

(a) the board of directors of Jupitermedia withdraws or modifies (or proposes to withdraw or modify) its recommendation that the Jupitermedia stockholders approve the sale of Jupiterimages as contemplated by the stock purchase agreement in a manner adverse to Getty Images, including by failing to recommend against acceptance of any tender offer or exchange offer, or approves, publicly proposes to approve or allows Jupitermedia or Jupiterimages to enter into any agreement or understanding that could reasonably be expected to lead to any acquisition proposal, or requires Jupitermedia or Jupiterimages to abandon, terminate or fail to consummate the transactions contemplated by the stock purchase agreement;

(b) there have occurred any changes, effects, events, occurrences, state of facts or developments that, individually or in the aggregate, have had an uncured Material Adverse Effect on Jupiterimages and its subsidiaries; or

(c) Jupitermedia breaches any of its representations, covenants or agreements in the stock purchase agreement, and such breach (1) would cause Getty Images’ closing conditions relating to the accuracy of Jupitermedia’s representations or covenants and agreements not to be satisfied by the closing date and (2) is incapable of being cured or is not cured within 15 business days following receipt of notice of such breach by Jupitermedia (see “—Conditions to Closing”).

Termination Fees and Expense Reimbursement

(i) Jupitermedia must pay Getty Images a termination fee of $2,880,000 (net of any Getty Images expenses reimbursed (as discussed below) by Jupitermedia provided that any Getty Images expenses so reimbursed are credited dollar for dollar against any obligation of Jupitermedia to pay the termination fee), if the stock purchase agreement is terminated:

(a) by either Jupitermedia or Getty Images if (1) the closing has not occurred on or before April 22, 2009, subject to extension by an additional three months if all of the conditions to closing are satisfied on April 22, 2009, other than the closing conditions which by their terms are required to be satisfied or waived at the closing and the closing condition requiring the expiration of waiting periods under the HSR Act and approvals of any required governmental agency including approvals under all applicable foreign antitrust laws (see “—Conditions to Closing”), (2) an acquisition proposal has been publicly announced prior to the termination date and (3) concurrently with such termination or within 12 months following such termination date, Jupitermedia or Jupiterimages enters into a definitive contract to consummate or consummates any acquisition proposal;

(b) by either Jupitermedia or Getty Images if (1) the stock purchase agreement has been voted upon at the special meeting (including any adjournment thereof), (2) the special meeting has been completed, (3) Jupitermedia’s stockholders have failed to approve the sale of Jupiterimages as contemplated by the stock purchase agreement by the requisite vote, (4) an acquisition proposal has been publicly announced prior to the Jupitermedia stockholders meeting and (5) concurrently with such termination or within 12 months following such termination date, Jupitermedia or Jupiterimages enters into a definitive contract to consummate or consummates any acquisition proposal;

(c) by Getty Images if (1) there have occurred any changes, effects, events, occurrences, state of facts or developments that, individually or in the aggregate, have had an uncured Material Adverse Effect on Jupiterimages and its subsidiaries, (2) an acquisition proposal has been publicly announced prior to the termination date, and (3) concurrently with such termination or within 12 months following such termination date, Jupitermedia or Jupiterimages enters into a definitive contract to consummate or consummates any acquisition proposal;

(d) by Getty Images if (1) Jupitermedia breaches any of its representations, covenants or agreements in the stock purchase agreement, and such breach (A) would cause Getty Images’ closing conditions relating to the accuracy of Jupitermedia’s representations or covenants and agreements not to be satisfied by the closing date and (B) is incapable of being cured or is not cured within 15 business days following receipt of notice of such breach by Jupitermedia (see “—Conditions to Closing”), (2) an acquisition proposal has been publicly announced prior to the termination date and (3) concurrently with such termination or within 12 months following such termination date, Jupitermedia or Jupiterimages enters into a definitive contract to consummate or consummates any acquisition proposal;

(e) by Getty Images if the board of directors of Jupitermedia withdraws or modifies (or proposes to withdraw or modify) its recommendation that the Jupitermedia stockholders approve the sale of Jupiterimages as contemplated by the stock purchase agreement in a manner adverse to Getty Images, including by failing to recommend against acceptance of any tender offer or exchange offer, or approves, publicly proposes to approve or allows Jupitermedia or Jupiterimages to enter into any agreement or understanding that could reasonably be expected to lead to any acquisition proposal, or requires Jupitermedia or Jupiterimages to abandon, terminate or fail to consummate the transactions contemplated by the stock purchase agreement; or

(f) by Jupitermedia if, at any time prior to receipt of the Jupitermedia stockholders’ approval of the sale of Jupiterimages as contemplated by the stock purchase agreement, Jupitermedia enters into a definitive agreement providing for a superior proposal.

(ii) Jupitermedia must promptly reimburse Getty Images for its documented and reasonable expenses up to $1,000,000, provided that such expense reimbursement is credited dollar for dollar against any obligation of Jupiterimages to pay the termination fee described above, if the stock purchase agreement is terminated:

(a) by either Jupitermedia or Getty Images if (1) the stock purchase agreement has been voted upon at the special meeting (including any adjournment thereof), (2) the special meeting has been completed and (3) Jupitermedia’s stockholders have failed to approve the sale of Jupiterimages as contemplated by the stock purchase agreement by the requisite vote;

(b) by Getty Images if there have occurred any changes, effects, events, occurrences, state of facts or developments that, individually or in the aggregate, have had an uncured Material Adverse Effect on Jupiterimages and its subsidiaries; or

(c) by Getty Images if Jupitermedia breaches any of its representations, covenants or agreements in the stock purchase agreement, and such breach (1) would cause Getty Images’ closing conditions relating to the accuracy of Jupitermedia’s representations or covenants and agreements not to be satisfied by the closing date and (2) is incapable of being cured or is not cured within 15 business days following receipt of notice of such breach by Jupitermedia (see “—Conditions to Closing”).

(iii) Except in the event of willful breach of the stock purchase agreement or fraud by Jupitermedia, but without limiting Getty Images’ right to specific performance, Getty Images’ right to receive payment from Jupitermedia of the termination fee and/or the expense reimbursement are the sole and exclusive remedy of Getty Images against Jupitermedia for failure to perform under the stock purchase agreement.

Expenses

Except as specifically set forth in the stock purchase agreement and discussed above, Jupitermedia and Getty Images will bear their own respective expenses incurred in connection with the stock purchase agreement.

Amendment

The stock purchase agreement may be modified or amended only by written agreement of Jupitermedia and Getty Images, except that following receipt of the stockholders’ approval of the transactions contemplated by the stock purchase agreement, there will be no amendment that by law would require further approval by Jupitermedia’s stockholders without such approval having been obtained.

Specific Performance

Subject to the terms of the stock purchase agreement, Jupitermedia and Getty Images have agreed that irreparable damage would occur in the event that any of the provisions of the stock purchase agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefor. The parties have accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches of the stock purchase agreement by the other party and to seek to enforce specifically the terms and provisions of the stock purchase agreement against the other party without bond or other security being required, this being in addition to any other remedy to which it is entitled at law or in equity.

Terms of the Support Agreements

As an inducement to Getty Images to enter into the stock purchase agreement, Alan M. Meckler, our Chairman of the Board and Chief Executive Officer, and certain of our other stockholders entered into support agreements with Getty Images, dated as of October 22, 2008, the form of which is attached hereto as Annex B. As of January 15, 2009, these stockholders had shared voting power over 14,212,177 shares of our common stock, or approximately 39.5% of our outstanding common stock. See “—Interests of Certain Persons in the Sale of Jupiterimages.”

This summary of the form support agreement does not purport to be complete. All stockholders are urged to read the form support agreement in its entirety.

In each of the support agreements, each of the stockholders party thereto agreed, subject to such stockholder’s fiduciary duties as a director or officer of Jupitermedia as discussed above:

•

to vote his, her or its shares (i) in favor of the sale of Jupiterimages as contemplated by the stock purchase agreement, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Jupitermedia in the stock purchase agreement, (iii) against any acquisition proposal (as such term is defined in the stock purchase agreement) and (iv) against any agreement or action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the transactions contemplated by the stock purchase agreement;

•

to grant an irrevocable proxy to Getty Images to act as such stockholder’s attorney-in-fact and proxy, with full power of substitution to vote or execute consents for such stockholder’s shares with respect to the foregoing matters, to be revoked upon (i) termination of the applicable support agreement or (ii) consummation of the transactions contemplated by the stock purchase agreement;

•

not to, directly or indirectly, (i) sell, transfer or otherwise dispose of or encumber his, her or its shares, (ii) deposit his, her or its shares in a voting trust or grant any proxies or enter into a voting agreement with respect to the voting of the shares on the foregoing matters or (iii) take any action that would make any representation or warranty of the stockholder untrue or incorrect in any material respect or have the effect of preventing or delaying the stockholder from performing any of his, her or its obligations under the applicable support agreement; and

•	to be bound by the non-solicitation provisions of the stock purchase agreement to the same extent as Jupitermedia is so bound.

The support agreements terminate upon the earlier to occur of (i) the termination of the stock purchase agreement in accordance with its terms or (ii) the closing of the transactions contemplated by the stock purchase agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences from the sale of Jupiterimages to stockholders of Jupitermedia. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Because stockholders of Jupitermedia are not selling or otherwise exchanging their stock in Jupitermedia in connection with the transaction and no proceeds from the sale of Jupiterimages will be distributed to stockholders of Jupitermedia, the sale of Jupiterimages will not result in any U.S. federal income tax consequences to stockholders of Jupitermedia.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL #1, THE PROPOSAL TO SELL JUPITERIMAGES.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Pro Forma Financial Statements

The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the related notes and with Jupitermedia’s historical condensed consolidated financial statements for the nine months ended September 30, 2008 and 2007 and for the years ended December 31, 2007 and 2006, which can be found in Jupitermedia’s quarterly reports on Form 10-Q for the nine months ended September 30, 2008 and 2007 and in Jupitermedia’s annual reports on Form 10-K for the years ended December 31, 2007 and 2006.

The unaudited pro forma condensed consolidated financial information is derived from Jupitermedia’s historical consolidated financial statements, adjusted to reflect the sale of Jupiterimages as if it occurred on September 30, 2008, with respect to the unaudited pro forma condensed consolidated balance sheet, and as of the first day of each period presented with respect to the unaudited pro forma condensed consolidated statements of operations. In the opinion of management, these unaudited pro forma condensed consolidated financial statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the sale of Jupiterimages on Jupitermedia’s historical consolidated financial information.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is based upon estimates by Jupitermedia’s management, which are based upon available information and certain assumptions that Jupitermedia’s management believes are reasonable. The unaudited pro forma condensed consolidated financial information is not intended to be indicative of actual results of operations or financial position that would have been achieved had the transaction been consummated as of the beginning of each period indicated above, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable in the circumstances. The unaudited pro forma condensed consolidated financial statements of Jupitermedia should be read in conjunction with the notes thereto.

Historical Financial Statements

The following are unaudited condensed consolidated balance sheets of Jupiterimages at September 30, 2008 and December 31, 2007, unaudited condensed consolidated statements of operations for the nine months ended September 30, 2008 and 2007 and for the years ended December 31, 2007 and 2006, and unaudited condensed consolidated statements of cash flows of Jupiterimages for the nine months ended September 30, 2008 and for the year ended December 31, 2007 and the notes thereto.

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2008

(in thousands)

	Jupitermedia Corporation (Historical)	Jupiterimages Corporation (Historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$4,424	$3,199	$89,000	A	$90,225
Accounts receivable, net	21,410	15,091	—		6,319
Prepaid expenses and other	4,452	1,806	—		2,646
Deferred income taxes	1,530	1,255	—		275

Total current assets	31,816	21,351	89,000		99,465
Property and equipment, net	15,053	12,766	3,645	B	5,932
Intangible assets, net	67,072	58,277	—		8,795
Goodwill	97,864	74,800	—		23,064
Deferred income taxes	—	—	164	C	164
Investments and other assets	2,296	218	—		2,078

Total assets	$214,101	$167,412	$92,809		$139,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,119	$5,291	$—		$1,828
Accrued payroll and related expenses	4,596	2,707	—		1,889
Accrued expenses and other	10,526	5,191	—		5,335
Current portion of long-term liabilities	750	—	—		750
Deferred revenue	15,155	12,675	—		2,480

Total current liabilities	38,146	25,864	—		12,282
Long-term debt	78,350	—	—		78,350
Deferred revenues	392	275	—		117
Deferred income taxes	2,457	4,669	2,212	C	—
Other long-term liabilities	3,596	—	—		3,596

Total liabilities	122,941	30,808	2,212		94,345

Stockholders’ equity:
Common stock	360	—	—		360
Additional paid-in capital	270,838	—	—		270,838
(Accumulated deficit) retained earnings	(184,816)	129,783	90,597	D	(224,002)
Treasury stock	(106)	—	—		(106)
Accumulated other comprehensive income (loss)	4,884	6,821	—		(1,937)

Total stockholders’ equity	91,160	136,604	90,597		45,153

Total liabilities and stockholders’ equity	$214,101	$167,412	$92,809		$139,498

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2008

(in thousands, except per share amounts where indicated)

	Jupitermedia Corporation (Historical)	Jupiterimages Corporation (Historical)	Pro Forma Adjustments H		Jupitermedia Corporation Pro Forma
Revenues	$100,587	$75,699	$—		$24,888

Cost of revenues	45,109	31,801	—		13,308
Advertising, promotion and selling	22,270	16,072	—		6,198
General and administrative	22,671	16,885	8,875	F	14,661
Depreciation	3,731	2,970	—		761
Amortization	11,837	9,404	—		2,433
Impairment of goodwill	40,000	40,000	—		—

Total operating expenses	145,618	117,132	8,875		37,361

Operating loss	(45,031)	(41,433)	(8,875)		(12,473)
Other loss, net	(58)	(48)	—		(10)
Interest income	176	163	—		13
Interest expense	(5,198)	—	—		(5,198)

Loss before income taxes and minority interests	(50,111)	(41,318)	(8,875)		(17,668)
Provision (benefit) for income taxes	16,821	1,317	(15,485)	G	19
Minority interest	(86)	(61)	—		(25)

Net income (loss)	$(67,018)	$(42,696)	$6,610		$(17,712)

Basic and diluted net loss per share	$(1.86)				$(0.49)

Weighted average number of common shares	35,967				35,967

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2007

(in thousands, except per share amounts where indicated)

	Jupitermedia Corporation (Historical Restated)E	Jupiterimages Corporation (Historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Revenues	$104,206	$82,121	$—		$22,085

Cost of revenues	43,825	33,558	—		10,267
Advertising, promotion and selling	21,534	15,961	—		5,573
General and administrative	21,221	16,708	9,168	F	13,681
Depreciation	3,353	2,848	—		505
Amortization	9,669	8,883	—		786

Total operating expenses	99,602	77,958	9,168		30,812

Operating income (loss)	4,604	4,163	(9,168)		(8,727)
Other income (loss), net	(372)	(459)	—		87
Interest income	140	101	—		39
Interest expense	(5,232)	—	—		(5,232)

Income (loss) before income taxes and minority interests	(860)	3,805	(9,168)		(13,833)
Provision (benefit) for income taxes	(113)	(897)	(675)	G	109
Minority interest	(109)	(36)	—		(73)

Net income (loss)	$(856)	$4,666	$(8,493)		$(14,015)

Basic and diluted net loss per share	$(0.02)				$(0.39)

Weighted average number of common shares	35,921				35,921

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2007

(in thousands, except per share amounts where indicated)

	Jupitermedia Corporation (Historical Restated) E	Jupiterimages Corporation (Historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Revenues	$140,334	$108,904	$—		$31,430

Cost of revenues	59,162	44,563	—		14,599
Advertising, promotion and selling	29,151	21,340	—		7,811
General and administrative	27,796	21,611	11,595	F	17,780
Depreciation	4,447	3,723	—		724
Amortization	13,222	12,061	—		1,161
Impairment of goodwill and intangible assets	87,186	86,756	—		430

Total operating expenses	220,964	190,054	11,595		42,505

Operating loss	(80,630)	(81,150)	(11,595)		(11,075)
Income (loss) on investments and other, net	103	(260)	—		363
Interest income	184	140	—		44
Interest expense	(7,146)	—	—		(7,146)

Loss before income taxes and minority interests	(87,489)	(81,270)	(11,595)		(17,814)
Provision (benefit) for income taxes	(5,278)	(7,376)	(1,981)	G	117
Minority interest	(64)	(26)	—		(38)

Net loss	$(82,275)	$(73,920)	$(9,614)		$(17,969)

Basic and diluted net loss per share	$(2.29)				$(0.50)

Weighted average number of common shares	35,945				35,945

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2006

(in thousands, except per share amounts where indicated)

	Jupitermedia Corporation (Historical Restated) E	Jupiterimages Corporation (Historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Revenues	$137,530	$106,636	$—		$30,894

Cost of revenues	50,683	38,650	—		12,033
Advertising, promotion and selling	29,732	22,736	—		6,996
General and administrative	27,380	20,715	9,893	F	16,558
Depreciation	3,473	2,980	—		493
Amortization	9,913	9,083	—		830

Total operating expenses	121,181	94,164	9,893		36,910

Operating income (loss)	16,349	12,472	(9,893)		(6,016)
Income on investments and other, net	163	137	—		26
Interest income	446	247	—		199
Interest expense	(5,544)	—	—		(5,544)

Income (loss) before, minority interests and equity income from investments, net	11,414	12,856	(9,893)		(11,335)
Provision (benefit) for income taxes	5,731	5,777	(1,353)	G	(1,399)
Minority interest	(34)	34	—		(68)
Equity income from investments, net	256	76	—		180

Income (loss) from continuing operations	$5,905	$7,189	$(8,540)		$(9,824)

Basic income (loss) from continuing operations per share	$0.17				$(0.28)

Diluted income (loss) from continuing operations per share	$0.16				$(0.28)

Weighted average number of common shares (basic)	35,403				35,403

Weighted average number of common shares (diluted)	36,093				35,403

Jupitermedia Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Note A:	Assumes net proceeds from the sale of Jupiterimages of $89.0 million after payment of approximately $5.0 million in estimated transaction costs and $2.0 million that is to be held in escrow for periods ranging from six to twelve months.

Note B:	To record carrying value of $3.6 million related to the Peoria, Illinois facility that is not included in the sale of Jupiterimages.

Note C:

Adjustments to Jupitermedia’s deferred income taxes on a pro forma basis are as follows:

On a stand alone basis, Jupitermedia would need to record additional valuation allowance of $2.9 million at September 30, 2008 since Jupiterimages’ deferred income tax liabilities will not be available in future periods to offset Jupitermedia’s future amortization deductions.

The adjustment also includes a reclassification of $164,000 to deferred income tax assets for presentation purposes.

Partially offsetting these adjustments against deferred income taxes is a net operating loss of $831,000 that will not be included in the sale of Jupiterimages. The amount represents the value of Jupiterimages’ 2008 net operating losses that can be carried back against Jupitermedia’s consolidated group taxable income.

Note D:	Adjustment to accumulated deficit consists of the following (in thousands):

Net assets of Jupiterimages which are expected to be sold upon closing of the transaction	$132,128
Value of Peoria, Illinois facility	3,645
Deferred tax asset retained by Jupitermedia	831
Additional valuation allowance on Jupitermedia’s deferred income tax assets	(2,879)
Loss on the sale of Jupiterimages	(43,128)

Adjustment to accumulated deficit	$90,597

Note E:	During the fourth quarter of 2007, Jupitermedia identified certain adjustments related to deferred income tax assets and liabilities and income taxes payable as a result of incorrectly accounting for the tax effects of certain purchase accounting adjustments as well as corrections related to foreign currency transactions that reclassified foreign currency transaction gains and losses from accumulated other comprehensive income (loss) in the condensed consolidated balance sheet to other income (loss), net in the condensed consolidated statements of operations. As a result, Jupitermedia has restated its condensed consolidated statements of operations for the periods presented.

Note F:	To adjust corporate general and administrative expenses previously allocated to Jupiterimages. Such expenses were allocated to Jupiterimages based on Jupiterimages’ proportionate share of consolidated revenues.

Note G:	Adjustments represent the impact to the consolidated provision (benefit) for the sale of Jupiterimages. The consolidated provision (benefit) was recalculated based upon the pro forma income before income taxes as presented above. The pro forma income was determined as if Jupiterimages was no longer a part of the consolidated group.

As of September 30, 2008, the stand alone operations of Jupiterimages would not have been required to report a valuation allowance as the operations had cumulative taxable income for the past three years. There is a different result with respect to the remaining operations of Jupitermedia. On a stand alone basis, Jupitermedia would have been required to establish a valuation allowance prior to January 1, 2006 due to a history of taxable losses. Since the valuation allowance on Jupitermedia is considered to have been established prior to January 1, 2006, the September 30, 2008 condensed consolidated financial statements’ pro forma adjustment relates partially to the reversal of the deferred provision resulting from the establishment of the Jupitermedia valuation allowance in September 2008.

There is a minimal income tax benefit recorded during the year ended December 31, 2006 due primarily to the ability to carryback net operating losses to 2005 and there was no benefit recorded during the year ended December 31, 2007 or the nine months ended September 30, 2008 and 2007 on the Jupitermedia Corporation pro forma statement of operations due to the valuation allowance established against the deferred tax asset. The minimal income tax provision recorded during the year ended December 31, 2007 and the nine months ended September 30, 2008 and 2007 on the Jupitermedia Corporation pro forma statement of operations is due primarily to income in certain foreign jurisdictions.

Note H:	The pro forma financial statements as presented above do not include the impact of the accelerated vesting of all outstanding options, restricted stock and other awards granted pursuant to Jupitermedia’s stock incentive plans resulting from the “change of control” that will be deemed to have occurred upon the consummation of the sale of Jupiterimages. The impact of the accelerated vesting would be approximately $3.9 million as of September 30, 2008.

JUPITERIMAGES CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$3,199	$5,078
Accounts receivable, net of allowances of $1,468 and $1,797, respectively	15,091	18,414
Prepaid expenses and other	1,806	1,961
Deferred income taxes	1,255	1,350

Total current assets	21,351	26,803

Property and equipment, net	12,766	11,473
Intangible assets, net	58,277	65,088
Goodwill	74,800	116,179
Investments and other assets	218	288

Total assets	$167,412	$219,831

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,291	$4,655
Accrued payroll and related expenses	2,707	1,896
Accrued expenses and other current liabilities	5,191	6,649
Deferred revenues	12,675	12,693

Total current liabilities	$25,864	25,893
Deferred revenues	275	407
Deferred income taxes	4,669	4,179
Other long-term liabilities	—	29

Total liabilities	30,808	30,508
Stockholders’ equity:
Retained earnings	129,783	179,582
Accumulated other comprehensive income	6,821	9,741

Total stockholders’ equity	136,604	189,323

Total liabilities and stockholders’ equity	$167,412	$219,831

See accompanying notes to unaudited condensed consolidated financial statements.

JUPITERIMAGES CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006
Revenues	$75,699	$82,121	$108,904	$106,636

Cost of revenues	31,801	33,558	44,563	38,650
Advertising, promotion and selling	16,072	15,961	21,340	22,736
General and administrative	16,885	16,708	21,611	20,715
Depreciation	2,970	2,848	3,723	2,980
Amortization	9,404	8,883	12,061	9,083
Impairment of goodwill and intangible assets	40,000	—	86,756	—

Total operating expenses	117,132	77,958	190,054	94,164

Operating income (loss)	(41,433)	4,163	(81,150)	12,472
Income (loss) on investments and other, net	(48)	(459)	(260)	137
Interest income	163	101	140	247

Income (loss) before, minority interests and equity income from investments, net	(41,318)	3,805	(81,270)	12,856
Provision (benefit) for income taxes	1,317	(897)	(7,376)	5,777
Minority interest	(61)	(36)	(26)	34
Equity income from investments, net	—	—	—	76

Net income (loss)	$(42,696)	$4,666	$(73,920)	$7,189

See accompanying notes to unaudited condensed consolidated financial statements.

JUPITERIMAGES CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007
Cash flows from operating activities:
Net loss	$(42,696)	$(73,920)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill	40,000	86,756
Depreciation and amortization	12,374	15,784
Benefit for losses on accounts receivable	(270)	(181)
Gain on sale of assets	(28)	—
Minority interests	61	26
Other loss, net	—	924
Deferred income taxes	585	(11,533)
Changes in operating assets and liabilities (net of businesses acquired):
Accounts receivable	2,836	(742)
Prepaid expenses and other assets	670	(33)
Accounts payable and accrued expenses and other liabilities	(565)	(434)
Deferred revenues	(90)	1,385

Net cash provided by operating activities	12,877	18,032

Cash flows from investing activities:
Purchases of property and equipment	(4,040)	(4,075)
Acquisitions of businesses, images and other	(3,569)	(11,449)
Proceeds from sales of assets and other	40	—

Net cash used in investing activities	(7,569)	(15,524)

Cash flows from financing activities:
Payments to affiliates	(6,936)	(2,902)

Net cash used in financing activities	(6,936)	(2,902)

Effects of exchange rates on cash and cash equivalents	(251)	(919)

Net change in cash and cash equivalents	(1,879)	(1,313)
Cash and cash equivalents, beginning of period	5,078	6,391

Cash and cash equivalents, end of period	$3,199	$5,078

Supplemental disclosures of cash flow:
Cash paid for income taxes	$425	$2,216

Non-cash investing activities:
Accrual of acquisitions of long-lived assets	$1,022	$—

Accrual of purchase obligation	$141	$358

See accompanying notes to unaudited condensed consolidated financial statements.

Jupiterimages Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

1. THE COMPANY

Jupiterimages Corporation (“Jupiterimages”) is a global provider of images and other digital content for business and creative professionals. Jupiterimages provides access for creative professionals to over 10 million images and other digital content online, through a variety of brands like BananaStock, Workbook Stock, Brand X Pictures, FoodPix, Botanica, Nonstock, The Beauty Archive, IFA Bilderteam, Comstock Images, Creatas Images, PictureQuest, Liquid Library, Thinkstock Images, Thinkstock Footage, Bigshot Media, Goodshoot, Polka Dot Images, Stock Image, Pixland, Photos.com, Ablestock.com, PhotoObjects.net, Clipart.com, AnimationFactory.com, JupiterGreetings.com, RoyaltyFreeMusic.com, StudioCutz.com, eStockMusic.com and Stockxpert.com.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. Jupiterimages is a wholly owned subsidiary of Jupitermedia Corporation (“Jupitermedia”). Included are the Jupiterimages condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated statements of cash flows, which include Jupiterimages and its wholly owned subsidiaries. These statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made.

It is suggested that these Jupiterimages unaudited condensed consolidated financial statements be read in conjunction with the Jupitermedia consolidated financial statements and notes thereto included in the annual report on Form 10-K for the year ended December 31, 2007 and the quarterly report on Form 10-Q for the nine months ended September 30, 2008 and September 30, 2007 filed by Jupitermedia. The results from operations for the nine months ended September 30, 2008 and 2007 are not necessarily indicative of the operating results for the respective full years.

Principles of consolidation. The unaudited condensed consolidated financial statements include the accounts of Jupiterimages and its majority-owned and wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition. Jupiterimages provides creative professionals with online access to photos, photo objects, clipart, animations, illustrations, web graphics, footage clips, fonts, Flash movies and music. Paid subscription sites include JupiterimagesUnlimited.com, ComstockComplete.com, Photos.com, Ablestock.com, Clipart.com, LiquidLibrary.com, PhotoObjects.net, AnimationFactory.com, RoyaltyFreeMusic.com, JupiterGreetings.com and Stockxpert.com.

Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to the portion of collected subscription fees that has not yet been recognized as revenue.

Jupiterimages also derives revenue from granting rights to use images and music that are downloaded or delivered on CD-ROMs. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectibility is reasonably assured. Delivery occurs for CD-ROMs and transparencies when title transfers to the customer upon delivery via standard methods of ground transportation or next day air. Jupiterimages will bear the loss when items are lost or damaged in transit. For downloaded items, delivery has occurred when the image or music is available for download by the customer.

Jupiterimages has agreements with a number of distributors of images, music and footage clips whereby the distributors make sales to third party customers and remit a percentage of the sales to Jupiterimages. Jupiterimages recognizes the revenue from the sale by the distributor based on the amount to be remitted to Jupiterimages from the distributor.

Jupiterimages licenses a portion of its content to third parties for royalties based on the licensee’s revenues generated by the licensed content. Such amounts are recognized as revenue in the period earned.

Use of estimates in the financial statements. The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in Jupiterimages’ condensed consolidated financial statements. Actual results could differ from those estimates.

Concentration of credit risk. Financial instruments that potentially subject Jupiterimages to concentration of credit risk consist primarily of cash equivalents and accounts receivable. In general, Jupiterimages invests its excess cash in short-term debt instruments of the U.S. government and agencies. Jupiterimages’ concentration of credit risk with respect to accounts receivable is limited due to the large number of our customers and their dispersion across many geographic areas. No single customer represented 10% or more of Jupiterimages’ total revenue or accounts receivable in any of the periods presented.

Cash and cash equivalents. Jupiterimages considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. At September 30, 2008 and December 31, 2007, Jupiterimages had no investments with maturities greater than three months.

Financial instruments. The carrying amounts of financial instruments such as cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short-term maturities.

Foreign currency translation. Jupiterimages translates assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, at exchange rates in effect as of the balance sheet date. Jupiterimages translates results of operations at the average rates of exchange prevailing during the year. Jupiterimages includes the adjustment resulting from translating the financial statements of such foreign subsidiaries in accumulated other comprehensive income, which is reflected as a separate component of stockholders’ equity.

Foreign currency transactions. Jupiterimages and its subsidiaries enter into transactions that are denominated in currencies other than their functional currency (foreign currencies), primarily euros, British pounds and U.S. dollars. Some of these transactions result in foreign currency denominated assets and liabilities that are revalued periodically. Upon revaluation, transaction gains and losses are generated, which, with the exception of those related to long-term intercompany balances, are reported as exchange gains and losses in other income (loss), net in the consolidated statements of operations in the periods in which the exchange rates fluctuate. Transaction gains and losses on foreign currency denominated long-term intercompany balances for which settlement is not planned or anticipated in the foreseeable future, are reported in accumulated other comprehensive income in the consolidated balance sheets.

Property and equipment. Depreciation of computer equipment and software is provided for by the straight-line method over estimated useful lives of three years. Depreciation of furniture, fixtures and equipment is provided for by the straight-line method over estimated useful lives ranging from five to ten years. Leasehold improvements are amortized over the shorter of their useful lives or the lease term. Amortization of leasehold improvements is included in depreciation expense.

Image library. The estimated useful lives of images in Jupiterimages’ image library are determined based on the average life of the images that are currently generating revenue. Annually, Jupiterimages performs analyses of the library that have shown that the average life of contemporary images is approximately seven years and that the average life of archival images is approximately fifteen years.

Goodwill and other intangible assets. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill and other intangible assets with indefinite useful lives are no longer amortized but are reviewed periodically for impairment.

The provisions of SFAS No. 142 require that an intangible asset that is not subject to amortization be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Jupiterimages evaluates goodwill on a separate reporting unit basis in the fourth quarter of each year. The provisions also require that a two-step test be performed to assess goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value, including goodwill. If the fair value exceeds the carrying value then goodwill is not impaired and no further testing is performed. If the carrying value of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the fair value of the reporting unit’s goodwill with the carrying amount of the goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of goodwill over the fair value of the goodwill. See note 4 for additional disclosure information.

The significant estimates and assumptions used by management in assessing the recoverability of goodwill and other intangible assets are estimated future cash flows, present value discount rate, and other factors. Any changes in these estimates or assumptions could result in an impairment charge. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management’s subjective judgment.

In addition to the testing above, which is done on an annual basis, management uses certain indicators to evaluate whether the carrying value of goodwill and other intangible assets may not be recoverable, including among others (i) current-period operating or cash flow declines combined with a history of operating or cash flow declines or a projection/forecast that demonstrates continuing declines in the cash flow of an entity or inability of an entity to improve its operations to forecasted levels and (ii) a significant adverse change in the business climate, whether structural or technological, that could affect the value of an entity.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful life and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Intangible assets with definite lives are amortized using the straight line method over their expected useful lives ranging from three to fifteen years.

Impairment of long-lived assets. Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is based on estimated fair values. Fair values have been determined based upon estimated future cash flows. Goodwill and certain other intangible assets are tested for impairment under SFAS No. 142 and all other long-lived assets are tested for impairment under SFAS No. 144.

Advertising and promotion expense. Jupiterimages expenses advertising and promotion costs as incurred. Advertising and promotion expense was $3.7 million, $4.7 million, $5.9 million and $7.8 million for the nine months ended September 30, 2008 and 2007, and the years ended December 31, 2007 and 2006, respectively.

Income taxes. The taxable results of Jupiterimages are included in the consolidated U.S. federal and various state, local and foreign income tax returns of Jupitermedia. In certain state, local and foreign jurisdictions, Jupiterimages files on a stand alone basis. Jupiterimages’ provision for income taxes has been calculated on a separate company basis in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using presently enacted statutory tax rates. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. SFAS No. 109 also requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

Jupiterimages adopted FASB Interpretation (“FIN”) No. 48 “Accounting for Income Taxes—An interpretation of FASB Statement 109” on January 1, 2007 which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. Penalties and tax-related interest expense are reported as a component of income tax expense in the consolidated statements of operations.

Corporate allocation. Corporate services consisting of general and administrative services are provided from a centralized location by Jupitermedia to its business segments, including Jupiterimages. Such costs are allocated to the applicable segments based on segment revenue. Allocations may not be indicative of costs incurred if Jupiterimages was a stand alone business.

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	September 30, 2008	December 31, 2007
Computer equipment and software	$18,037	$13,286
Buildings	3,150	3,145
Furniture, fixtures and equipment	1,261	1,166
Leasehold improvements	1,116	1,071
Land	800	800

	24,364	19,468
Less: Accumulated depreciation	(11,598)	(7,995)

Property and equipment, net	$12,766	$11,473

4. INTANGIBLE ASSETS AND GOODWILL

Amortized intangible assets. The following table sets forth the intangible assets that are subject to amortization, including the related accumulated amortization (in thousands):

	September 30, 2008
	Cost	Accumulated Amortization	Net Carrying Value
Image library	$55,325	$(16,797)	$38,528
Supplier and contributor contracts	15,231	(8,008)	7,223
Customer and distributor relationships	4,849	(2,928)	1,921
Web site development costs	5,633	(4,115)	1,518
Trademarks	100	(77)	23
Non-compete agreements	1,455	(1,262)	193

Total	$82,593	$(33,187)	$49,406

	December 31, 2007
	Cost	Accumulated Amortization	Net Carrying Value
Image library	$53,383	$(12,242)	$41,141
Supplier and contributor contracts	15,462	(5,639)	9,823
Customer and distributor relationships	4,948	(2,238)	2,710
Web site development costs	4,854	(3,078)	1,776
Trademarks	98	(51)	47
Non-compete agreements	1,480	(885)	595

Total	$80,225	$(24,133)	$56,092

Intangibles that are subject to amortization are amortized on a straight-line basis over their expected useful lives. The image library is amortized over seven and fifteen years, customer and distributor relationships are amortized over periods ranging from three to eight years, web site development costs are amortized over three or five years and trademarks are amortized over three years. Supplier and contributor contracts are amortized over seven years. Non-compete agreements are amortized over the period of the agreements, typically from one to three years. Estimated amortization expense for intangible assets subject to amortization for the next five years, including the remainder of 2008, is expected to be as follows (in thousands):

Year Ending December 31:
2008	$2,590
2009	9,822
2010	8,436
2011	5,841
2012	4,000
Thereafter	18,717

$49,406

Unamortized intangible assets and goodwill. Goodwill is the excess of cost over the fair market value of tangible and other intangible net assets acquired. Goodwill and other indefinite-lived intangible assets are not amortized but tested for impairment annually or if certain circumstances indicate a possible impairment may exist in accordance with SFAS No. 142.

Jupiterimages identified certain indicators during the fourth quarter of 2007 that indicated that goodwill and intangible assets may be impaired. These indicators included a decline in Jupitermedia’s stock price and changes in the images industry, including the emergence of competitive image offerings such as micropayment, that impacted the projected operations and cash flows of Jupiterimages. As a result, Jupiterimages recorded an impairment charge to reduce the carrying amounts of goodwill and intangible assets to fair value.

The fair value of goodwill is the residual fair value after allocating the total fair value of Jupiterimages to its other assets, net of liabilities. The total fair value of Jupiterimages was estimated using a combination of a discounted cash flow model (present value of future cash flows) and two market approach models (a multiple of various metrics based on comparable businesses and market transactions).

The fair value of the domain names was calculated by estimating the present value of future cash flows associated with the assets.

Jupiterimages’ impairment tests in the fourth quarter of 2007 resulted in a non-cash impairment charge of $86.8 million related to a write-down of goodwill and intangible assets. The majority of the charge was not tax deductible because the majority of the acquisitions that gave rise to the goodwill and intangible assets were structured as stock transactions. The impairment charge, which is included in the line item “Impairment of goodwill and intangible assets” in the 2007 consolidated statement of operations, is presented below by intangible asset (in thousands):

	Pre-Tax	Tax Benefit	After-Tax
Goodwill	$83,138	$5,708	$77,430
Domain names	3,618	—	3,618

Total	$86,756	$5,708	$81,048

In addition, Jupitermedia received offers for the purchase of Jupiterimages from multiple market participants during the third quarter of 2008 and consequently concluded that the offers represented indicators of impairment to goodwill as of September 30, 2008. Accordingly, Jupiterimages has recorded an estimated impairment charge of $40.0 million during the third quarter of 2008. In the fourth quarter of 2008, Jupiterimages will complete its valuation of impairment under SFAS No. 142 and SFAS No. 144, which will likely result in additional impairments of long-lived assets.

The following table sets forth the intangible assets that are not subject to amortization (in thousands):

	September 30, 2008	December 31, 2007
Domain names	$8,871	$8,996

The changes in the carrying amount of goodwill for the year ended December 31, 2007 and nine months ended September 30, 2008 are as follows (in thousands):

Balance as of December 31, 2006	$187,029
Goodwill acquired during year	2,252
Purchase accounting adjustments	5,211
Impairment	(83,138)
Effect of foreign currency	4,825

Balance as of December 31, 2007	116,179
Goodwill acquired during year	141
Purchase accounting adjustments	(53)
Impairment	(40,000)
Effect of foreign currency	(1,467)

Balance as of September 30, 2008	$74,800

Goodwill acquired during the periods presented relates to asset acquisitions for the music related division of Jupiterimages. Purchase accounting adjustments pertain primarily to adjustments made to the fair value of certain intangible assets purchased in conjunction with acquisitions.

5. ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income as of September 30, 2008 and December 31, 2007 consists solely of foreign currency translation adjustments.

6. INCOME TAXES

Jupiterimages accounts for income taxes under the asset and liability approach. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where Jupiterimages determines realization is not currently judged to be more likely than not.

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	September 30, 2008	December 31, 2007
Deferred income tax assets:
Net operating losses	$3,640	$3,121
Amortization and impairment of intangible assets	702	527
Investment tax credit	334	334
Reserves recorded for financial reporting purposes	223	223
Other	68	38

Total deferred income tax assets	4,967	4,243
Less valuation allowance	(2,293)	(394)

Net deferred income tax assets	2,674	3,849

Deferred income tax liabilities:
Amortization of intangible assets	(2,885)	(3,848)
Depreciation of property and equipment	(3,011)	(2,682)
Other	(192)	(148)

Total deferred income tax liabilities	(6,088)	(6,678)

Net deferred income tax liabilities	$(3,414)	$(2,829)

The deferred income tax liability relates primarily to taxable temporary differences resulting from the allocation of the purchase price of acquired companies.

The deferred income tax assets and liabilities are included in the following balance sheet captions:

	September 30, 2008	December 31, 2007
Current deferred income tax asset	$1,255	$1,350
Long-term deferred income tax liability	(4,669)	(4,179)

Net deferred income tax liability	$(3,414)	$(2,829)

On January 1, 2007, Jupiterimages adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109” (“FIN 48”). FIN 48 creates a two-step approach for evaluating uncertain tax positions. Recognition, the first step, occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement, the second step, determines the amount of benefit that more-likely-than-not will be realized upon settlement. Reversal of a tax position that was previously recognized would occur when an enterprise subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for the reversal of tax positions, and it has expanded disclosure requirements.

The adoption of FIN 48 did not result in change to Jupiterimages’ January 1, 2007 accumulated deficit. However, it did result in an increase of $1.0 million to deferred income tax assets and an increase of $1.0 million to FIN 48 liability. As of December 31, 2007, the amount of accrued income tax-related interest and penalties included in accrued expenses and other current liabilities in the consolidated balance sheet was $162,000 and $34,000, respectively. Penalties and tax-related interest expense of $34,000 and $120,000, respectively, are reported as a component of income tax expense in the consolidated statements of operations for the year ended December 31, 2007. There has been no material change to Jupiterimages’ unrecognized tax benefits during the nine months ended September 30, 2008.

Jupiterimages conducts business globally and, as a result, Jupiterimages or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and in various state and foreign jurisdictions. Through the normal course of business, Jupiterimages is subject to examination by taxing authorities throughout the world.

It is reasonably possible that a reduction in a range up to $1.0 million of unrecognized income tax benefits may occur within the next 12 months as a result of projected resolutions of worldwide tax disputes.

A reconciliation of our beginning and ending unrecognized income tax benefits is as follows (in thousands):

Balance at January 1, 2007	$1,177
Gross additions expensed related to income tax positions taken in prior year	75

Balance at December 31, 2007	1,252
Gross additions expensed related to income tax positions taken in prior year	68

Balance at September 30, 2008	$1,320

As of September 30, 2008 and December 31, 2007, the total amount of unrecognized tax benefits was $1.3 million and $1.3 million, respectively, of which $1.3 million would affect the effective tax rate, if recognized, as of September 30, 2008.

7. COMMITMENTS AND CONTINGENCIES

Jupiterimages has entered into various operating leases for each of its office facilities. Generally under the lease agreements, Jupiterimages is obligated to pay a proportionate share of all operating costs for these premises.

Rent expense, net of sublease income, for leased facilities was $1.4 million, $1.2 million, $1.8 million and $1.8 million for the nine months ended September 30, 2008 and 2007 and for the years ended December 31, 2007 and 2006, respectively.

Future annual minimum lease payments under all operating leases are as follows (in thousands):

Years Ending December 31,	Operating Leases
2008	$2,857
2009	2,189
2010	1,714
2011	874
2012	740
Thereafter	180

Total minimum payments	$8,554

The total minimum rentals to be received in the future under noncancelable subleases as of September 30, 2008 are $5,000.

On or about August 31, 2007, Wayne Grabein brought a claim against Jupiterimages d/b/a clipart.com for alleged violation of the Fair Credit Reporting Act as amended by the Fair and Accurate Credit Transaction Act (“FACTA”). Specifically, Mr. Grabein alleged in his complaint that Jupiterimages violated FACTA by “providing and/or printing” prohibited information on a purported receipt allegedly provided to Mr. Grabein. Mr. Grabein sought nationwide class action certification for all individuals who received similar receipts. Mr. Grabein also sought to recover for himself and the defined class for alleged willful violations of FACTA: statutory damages; punitive damages; cost and attorneys’ fees; interest as permitted by law; and a permanent injunction. Jupiterimages denied the allegations in the complaint and asserted numerous affirmative defenses. The Court issued a scheduling order setting the case for jury trial in September 2008, but the parties settled the action on August 15, 2008. This settlement did not have a material impact on the financial statements of Jupiterimages.

Jupiterimages is subject to other legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial statements of Jupiterimages.

8. SUBSEQUENT EVENTS

On October 22, 2008, Jupitermedia entered into a definitive stock purchase agreement to sell Jupiterimages to Getty Images for an aggregate purchase price of $96.0 million in cash, subject to a working capital purchase price adjustment.

The stock purchase agreement provides that, upon the terms and subject to the conditions set forth in the stock purchase agreement, Getty Images will purchase from Jupitermedia, and Jupitermedia will transfer, assign, convey and deliver to Getty Images, all of its shares in Jupiterimages. As a result of the transaction, Jupiterimages will become a wholly owned subsidiary of Getty Images. The transaction is not subject to a financing condition. The consummation of the transaction is subject to approval by Jupitermedia’s stockholders and other customary closing conditions as described elsewhere in this proxy statement.

PROPOSAL #2: PROPOSAL OF NAME CHANGE AMENDMENT

We will change our name from “Jupitermedia Corporation” to a name to WebMediaBrands Inc. effective upon completion of the sale of Jupiterimages. If the Proposal to Sell Jupiterimages is not approved, we will not effect the name change. Approval of the Proposal of Name Change Amendment requires, assuming a quorum is present, the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at the special meeting. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal of Name Change Amendment.

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the Proposal of Name Change Amendment may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

Vote Required to Approve the Proposal of Name Change Amendment

Approval of the Proposal of Name Change Amendment will require the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at the special meeting.

Recommendation of Our Board of Directors

Jupitermedia’s board of directors, after careful consideration, has approved the amendment of our certificate of incorporation to change our name from “Jupitermedia Corporation” to WebMediaBrands Inc. Jupitermedia’s board of directors recommends that you vote “FOR” the proposal to approve the amendment to our certificate of incorporation to effect our name change to WebMediaBrands Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL #2, THE PROPOSAL OF NAME CHANGE AMENDMENT.

PROPOSAL #3: PROPOSAL TO ADJOURN THE SPECIAL MEETING

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies to approve the Proposal to Sell Jupiterimages. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the Proposal to Adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to approve the Proposal to Sell Jupiterimages requires, assuming a quorum is present, the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal to Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Proposal to Sell Jupiterimages. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (i) no quorum is present for the transaction of business or (ii) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the Proposal to Adjourn the Special Meeting may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

Vote Required to Approve the Proposal to Adjourn the Special Meeting

Approval of the Proposal to Adjourn the Special Meeting will require the affirmative vote of holders of at least a majority of Jupitermedia’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting.

Recommendation of Our Board of Directors

Jupitermedia’s board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL #3, THE PROPOSAL TO ADJOURN THE SPECIAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

Security Ownership of Directors, Nominees for Director, Named Executive Officers and all Directors and Executive Officers as a Group

The following table sets forth, as of January 15, 2009, information with respect to the outstanding shares of the Company’s common stock, par value $.01 per share, beneficially owned by each director of the Company, each nominee for director, the Chief Executive Officer (who is also a director), the President and Chief Operating Officer (who is also a director), the Chief Financial Officer and all persons then serving as directors and officers of the Company as a group. The address of each individual beneficial owner listed in the following table is c/o Jupitermedia Corporation, 23 Old Kings Highway South, Darien, Connecticut 06820. Except as otherwise indicated, all shares are owned directly.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Alan M. Meckler	13,017,627	(2)(3)	35.27%
Christopher S. Cardell	1,724,219	(4)(5)	4.63%
William A. Shutzer	449,479	(6)	1.25%
Gilbert F. Bach	190,750	(7)	*
John R. Patrick	221,236	(8)	*
Michael J. Davies	107,193	(9)	*
Donald J. O’Neill	76,220	(10)	*
All directors and executive officers as a group (seven persons)	15,786,724		40.75%

*	Less than 1%.
(1)

For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of a given date (i) which such person has the right to acquire within 60 days after such date, (ii) over which such person has voting power or (iii) over which such person has investment power, including disposition power. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes 2,000,000 shares held in the Alan M. Meckler 2008 Grantor Retained Annuity Trust (the “GRAT”), a grantor retained annuity trust, 376,000 shares held by The Meckler Foundation, Inc., a non-profit charitable foundation founded by Mr. Meckler and for which he acts as president, 908,360 shares held by Mr. Meckler’s wife and 273,600 shares held in two trusts for the benefit of Mr. Meckler’s mother. Mr. Meckler exercises shared voting and investment control over all of these shares except the shares held by the GRAT, over which Mr. Meckler exercises investment control but not voting control.

(3)	Includes 944,749 shares issuable upon exercise of currently exercisable options.
(4)	Includes 1,272,330 shares issuable upon exercise of currently exercisable options.
(5)	Christopher S. Cardell resigned his position as a member of the board of directors of Jupitermedia and his other officer positions effective as of October 24, 2008.
(6)	Includes 111,082 shares issuable upon exercise of currently exercisable options.
(7)	Includes 118,750 shares issuable upon exercise of currently exercisable options.
(8)	Includes 141,236 shares issuable upon exercise of currently exercisable options.
(9)	Includes 106,693 shares issuable upon exercise of currently exercisable options.
(10)	Includes 76,220 shares issuable upon exercise of currently exercisable options.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of January 15, 2009, information with respect to the outstanding shares of the Company’s common stock beneficially owned by each person (including any “group” as that term is used in section 13(d)(3) of the Exchange Act) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities. Except as otherwise indicated, all shares are owned directly.

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Getty Images, Inc.	601 North 34th Street Seattle, Washington 98103	14,212,717	(2)	39.5%

Alan M. Meckler 2008 Grantor Retained Annuity Trust	c/o Abramson Brothers 501 Fifth Avenue New York, New York 10017	2,000,000	(3)	5.6%

Alan B. Abramson, the Voting Trustee of the Alan M. Meckler 2008 Grantor Retained Annuity Trust	501 Fifth Avenue New York, New York 10017	2,000,000	(3)	5.6%

Burgundy Asset Management Ltd.	181 Bay Street, Suite 4510 Toronto, Ontario M5J 2T3	3,256,614	(4)	9.054%

Federated Investors, Inc.	Federated Investors Tower Pittsburgh, PA 15222-3779	2,536,316	(5)	7.05%

Royce & Associates, LLC	1414 Avenue of the Americas New York, NY 10019	3,203,500	(6)	8.91%

S Squared Technology, LLC (“SST”)	515 Madison Avenue New York, NY 10022	3,146,700	(7)(8)	8.75%

Kenneth A. Goldblatt	515 Madison Avenue New York, NY 10022	3,739,800	(7)(8)	10.38%

Seymour L. Goldblatt	515 Madison Avenue New York, NY 10022	3,739,800	(7)(8)	10.38%

(1)

For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of a given date (i) which such person has the right to acquire within 60 days after such date, (ii) over which such person has voting power or (iii) over which such person has investment power, including disposition power. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Pursuant to Support Agreements, dated as of October 22, 2008, by and between Getty Images and certain stockholders of the Company, such stockholders gave Getty Images voting power and an irrevocable proxy to vote for the Proposal to Sell Jupiterimages. Getty Images does not have any pecuniary interest in such shares.

(3)

Based upon information set forth in a Scheduled 13D/A filed under the Exchange Act, dated December 16, 2008. Alan M. Meckler exercises investment, but not voting control over the trust. Alan B. Abramson exercises voting control over this trust as its voting trustee.

(4)	Based upon information set forth in a Schedule 13G filed under the Exchange Act, dated February 12, 2008.
(5)	Based upon information set forth in a Schedule 13G filed under the Exchange Act, dated February 13, 2008.
(6)	Based upon information set forth in a Schedule 13G filed under the Exchange Act, dated January 30, 2008.
(7)	Based upon information set forth in a Schedule 13G/A filed under the Exchange Act, dated July 15, 2008.
(8)

Based upon information set forth in a Schedule 13G/A filed under the Exchange Act, dated July 15, 2008, Seymour L. Goldblatt (“SLG”) and Kenneth A. Goldblatt (“KAG”), both U.S. citizens, are control persons of S Squared Technology, LLC, a Delaware limited liability company (“SST”), and S Squared Technology Partners, L.P., a Delaware limited partnership (“SSTP”). SSTP directly beneficially holds 593,100 shares or 1.65% of the common stock of the Company. SST and SSTP are registered investment advisers. SLG is the President of each of SST and SSTP and owns a majority of the interests in SST. KAG owns a majority of the interests in SSTP.

STOCKHOLDERS’ PROPOSALS

To be considered for inclusion in the Company’s proxy statement relating to the annual meeting of stockholders to be held in 2009, the Corporate Secretary of the Company must receive stockholder proposals no later than 120 days prior to May 5, 2009. To be considered for presentation at the annual meeting of stockholders to be held in 2009, although not included in the proxy statement relating to the annual meeting of stockholders to be held in 2009, proposals must be received no later than 45 days prior to May 5, 2009. All stockholder proposals should be sent to the attention of Corporate Secretary, Jupitermedia Corporation, 23 Old Kings Highway South, Darien, Connecticut 06820.

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the special meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

DELIVERY OF MATERIALS

The rules of the SEC allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. This combined mailing must be addressed to the security holders as a group. Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if (i) it is believed that the stockholders are members of the same family, (ii) the stockholders are notified that householding is to be used and (iii) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact your broker, bank or other nominee directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, and instead want mailings made to each individual at the shared address, you must contact your broker, bank or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

If you would like an additional copy of this proxy statement or a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on April 4, 2008, or our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 12, 2008, we will send you one without charge. Please either send your request in writing to Jupitermedia Corporation, 23 Old Kings Highway South, Darien, Connecticut 06820, Attention: Investor Relations, make your request by calling (203) 662-2800, or visit our web site at www.jupitermedia.com.

All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Alan M. Meckler
Chairman of the Board and Chief Executive Officer

Darien, CT
January 16, 2009

Annex A

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

JUPITERMEDIA CORPORATION

AND

GETTY IMAGES, INC.

Dated as of October 22, 2008

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

		Page
Section 11.6.	Counterparts	79

Section 11.7.	Governing Law; Jurisdiction; Waiver of Jury Trial	80

Section 11.8.	Construction	80

Section 11.9.	Severability	80

Section 11.10.	Specific Performance	80

- iv -

SCHEDULE NUMBER	SCHEDULE NAME
1.1	Assumed Liabilities
1.2	Employees
1.3	Knowledge of Seller
1.4	Net Working Capital Calculation Example
1.5	Permitted Liens
3.2(c)	Noncontravention
3.3(c)	Subsidiaries
3.3(d)	Subscription Rights
3.5(c)	Undisclosed Liabilities
3.6	Internal Controls
3.7	Absence of Certain Changes
3.8	Litigation
3.9(a)	Material Contracts
3.10(a)	Real Property Leases
3.10(b)	Owned Real Property
3.11	Compliance with Laws; Permits
3.12(a)	Registered Intellectual Property
3.12(b)	Ownership of Registered Intellectual Property
3.12(c)	Infringement of Intellectual Property
3.12(d)	Third Party Infringement of Intellectual Property
3.12(f)	Intellectual Property Legal Proceedings
3.12(g)	Software
3.12(h)	Licensed Software
3.13(a)	Content
3.13(b)	Content Claims
3.13(c)	Return of Content
3.13(d)	Title to Content
3.13(e)	Defects in Content
3.14(c)	Privacy Policies
3.14(d)	Processing
3.14(f)	Online Tracking Resources
3.15(a)	Plans
3.15(b)	Labor Matters
3.15(d)	Payments to Employees
3.17	Tax Matters
3.18	Insurance Policies
3.19	Interested Party Transactions
5.1	Conduct of Business Prior to Closing
5.2	Restrictions on the Conduct of Business Prior to Closing
5.15	Assigned Agreements and Assets
7.3(g)	Consents and Waivers

- v -

EXHIBIT	EXHIBIT NAME
A	Form of Support Agreement
B	Form of Non-Competition Agreement
C	Form of Cross Receipt
D	Form of Escrow Agreement
E	Form of Transition Services Agreement
F	Non-Disclosure Agreement
G	Form of Assignment and Assumption Agreement
H	Form of FIRPTA Certificate

- vi -

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 22, 2008, by and between Jupitermedia Corporation, a Delaware corporation (“Seller”), and Getty Images, Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding common stock, with a par value of $0.01 per share, of the Company (the “Stock”);

WHEREAS, the Stock constitutes one hundred percent (100%) of the issued and outstanding capital stock of the Company;

WHEREAS, Purchaser desires to purchase the Stock from Seller, and Seller desires to sell the Stock to Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser has required, as a condition to its willingness to enter into this Agreement, that certain stockholders of Seller (the “Supporting Stockholders”) each enter into a Support Agreement, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Support Agreements”), simultaneously herewith, pursuant to which, among other things, the Supporting Stockholders have agreed to vote all shares of Seller Stock they beneficially own to approve the transactions contemplated by this Agreement, and in order to induce Purchaser to enter into this Agreement, the board of directors of Seller has approved the execution and delivery of the Support Agreements by the Supporting Stockholders; and

WHEREAS, Purchaser has required, as a condition to its willingness to enter into this Agreement, that Alan Meckler enter into a Non-Competition Agreement, dated as of the date hereof and effective as of the Closing Date and in the form attached hereto as Exhibit B (the “Non-Competition Agreement”), simultaneously herewith.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions.

In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the preamble to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as such term is defined under the Exchange Act), other than Purchaser, contemplating,

whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or Seller, (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or Seller representing twenty percent (20%) or more of the assets of the Company or Seller, as the case may be, as calculated based on the Balance Sheet, (c) issuance, sale or other disposition by the Company or Seller (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the outstanding voting interests in the Company or Seller, as the case may be, (d) tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined under the Exchange Act) beneficially owning twenty percent (20%) or more of the outstanding capital stock of the Company or Seller or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

“Adjustment Report” has the meaning set forth in Section 2.3(a).

“Adverse Recommendation Change” has the meaning set forth in Section 5.6(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that Hellman & Friedman LLC and its Affiliates and portfolio companies shall not be considered Affiliates of Purchaser and its Subsidiaries for the purposes of this Agreement.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

“Agreement” has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

“Allowed Liability Amount” has the meaning set forth in Section 6.5.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Agency that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arbiter” has the meaning set forth in Section 2.3(c).

“Assigned Agreements” has the meaning set forth in Section 5.15.

“Assigned Agreements and Assets” has the meaning set forth in Section 5.15.

“Assigned Assets” has the meaning set forth in Section 5.15.

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.16.

“Assumed Liabilities” means the Liabilities of Seller that are related to the Business and set forth on Schedule 1.1 hereto.

“Balance Sheet” has the meaning set forth in Section 3.5(b).

“Balance Sheet Date” has the meaning set forth in Section 3.5(b).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(a).

“Business” means the business and operations of the Company and its Subsidiaries, as conducted as of the date hereof.

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

“Cap” has the meaning set forth in Section 9.2(c)(iii).

“Charter Documents” has the meaning set forth in Section 3.1(b).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.3(a) as finally adjusted pursuant to Section 2.3.

“Closing Date Net Working Capital” means the Net Working Capital as of the Closing Date.

“Closing Date Payment” has the meaning set forth in Section 2.2(b).

“Closing Schedule” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Jupiterimages Corporation, an Arizona corporation.

“Company Content” means Content owned, used or held for use by the Company or any of its Subsidiaries.

“Company Intellectual Property” means (a) all Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries and (b) Seller-Owned Business Intellectual Property.

“Company Owned Property” has the meaning set forth in Section 3.10(b).

“Company Real Property” has the meaning set forth in Section 3.10(b).

“Company Technology” means (a) all Technology owned, used or held for use by the Company or any of its Subsidiaries and (b) Seller-Owned Business Technology.

“Company Software” has the meaning set forth in Section 3.12(g).

“Content” means any artwork, photograph, still or motion image, video, footage, illustration, drawing, graphic, animation, computer rendering, negative or any other image or visual representation of any type, sound, music, sound or music recording or performance or any other visual or aural content, and any reproduction of any of the foregoing.

“Continuing Employee” means each individual who is an Employee on the Closing Date.

“Contracts” as of any date means, collectively, all contracts, agreements, commitments, instruments and guaranties to which the Company, any of the Company’s Subsidiaries or Seller (in the case of Seller, to the extent related to the Business) is a party as of such date, whether written or oral.

“Contributor” means any Person who assigns or licenses any Content to the Company and/or any of its Subsidiaries.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Cross Receipt” means that certain Cross Receipt in substantially the form attached hereto as Exhibit C.

“Damages” means any losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments, settlements, fines and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs of investigation expenses (but, with respect to costs of investigation expenses, only in instances where the underlying claim is determined to be indemnifiable under Article VI or Article IX) and excluding any incidental, liquidated, special, indirect, punitive or consequential damages or lost profits); provided, however, that the foregoing shall not preclude recovery by an Indemnitee with respect to any Damages paid to a third party.

“Deductible” has the meaning set forth in Section 9.2(c)(i).

“Deposit” has the meaning set forth in Section 6.9(f).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disputed Items” has the meaning set forth in Section 2.3(b).

“DOJ” means the Antitrust Division of the Department of Justice.

“Election Carryforward” has the meaning set forth in Section 6.9(e).

“Election Escrow Agreement” means the escrow agreement contemplated by Section 6.9(f) to be entered into between Seller and Purchaser on the Closing Date which, where applicable, will be in substantially the same form as the Escrow Agreement.

“Election Forms” has the meaning set forth in Section 6.9(f).

“Elections” has the meaning set forth in Section 6.9(e).

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Employee” means each individual who is an employee of the Company or Seller (in the case of Seller, who performs services for the Company) (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of Seller) and is set forth on Schedule 1.2.

“Environmental Laws” means all federal, state and local Laws relating to pollution, protection of the environment or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 6.9(f).

“Escrow Agreement” means that certain Escrow Agreement in substantially the form attached hereto as Exhibit D.

“Escrow Amount” has the meaning set forth in Section 9.2(d).

“Escrow Fund” has the meaning set forth in Section 9.2(d).

“Exchange Act” has the meaning set forth in Section 3.4.

“Excluded Liabilities” means (a) any Indebtedness of the Company or its Subsidiaries (other than Indebtedness incurred by Purchaser with respect to the

Company), (b) any Liabilities resulting from or relating to any Plan which is an Employee Benefit Plan (except to the extent accrued on the Closing Date Balance Sheet) and (c) any Liabilities related to Seller or any of its Subsidiaries (other than the Company or its Subsidiaries) except for the Assumed Liabilities.

“Expiration Date” has the meaning set forth in Section 9.2(d).

“Fairness Opinion” has the meaning set forth in Section 3.22.

“Financial Statements” has the meaning set forth in Section 3.5(b).

“FIRPTA Certificate” has the meaning set forth in Section 7.3(e).

“Foreign Antitrust Laws” has the meaning set forth in Section 3.4.

“FTC” means the Federal Trade Commission.

“GAAP “ means generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis.

“Governmental Agency” means (a) any federal, state, county, local, municipal or foreign government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Substances” means any substance which is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant” or “contaminant” under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), and the Clean Air Act (42 U.S.C. § 7401 et seq).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs and fees), if any, unpaid fees or expenses and other monetary obligations in respect of (i) any indebtedness of the Company for money borrowed and (ii) obligations evidenced by bonds, debentures, notes, obligations or, except for accrued liabilities arising in the Ordinary Course of Business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default or which are set forth in the Financial Statements), (b) all obligations of the Company in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (c) all obligations of the Company under interest rate or currency swap transaction (valued at the termination value thereof), (d) every obligation of the type referred to in clauses (a) through (c) of another Person the payment of which, in any case, the Company has contractually guaranteed or is contractually responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and (e) every obligation of the type referred to in clauses (a) through (d) of another Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnification Claim” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Indemnitees” has the meaning set forth in Section 9.2(b).

“Information Technology Systems” means all communications systems, computer systems, servers, network equipment and other hardware used by the Company or any of its Subsidiaries.

“Intellectual Property” means all intellectual property rights and related priority rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (a) all patents and applications therefor, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”), (b) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (c) all Internet domain names, (d) all copyrights, copyrightable works, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”), (e) trade secrets, including trade secret rights in any information, formula, pattern, compilation, program, device, method, technique, or process (collectively, “Trade Secrets”) and (f) all other intellectual property or proprietary rights in Technology and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals.

“IRS” means the Internal Revenue Service of the Department of the Treasury.

“Knowledge” means, as applied to Seller, the actual knowledge, after reasonable inquiry, of any Person set forth on Schedule 1.3 hereto.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, decree or Order of any Governmental Agency having applicable jurisdiction or other similar binding requirement of a Governmental Agency having applicable jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or complaint by or before a Governmental Agency having applicable jurisdiction.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated or due or to become due and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants.

“Lien” means any mortgage, charge, adverse right or claim, lien, lease, option, pledge, security interest, deed of trust, right of first refusal, easement, encumbrance, servitude, proxy, voting trust or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Links” means hard-coded links on any websites owned or operated by or for Seller that direct users to any Content, products, services, properties or collections of the Company or any of its Subsidiaries.

“Marks” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Material Adverse Effect” means (a) an effect, event, development or change that is, individually or in the aggregate, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company or Seller to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect resulting from any of the following: (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, except to the extent such changes disproportionately affect the Company or its Subsidiaries relative to other Persons in the industry in which the Company and its Subsidiaries are engaged, (ii) changes after the date hereof in general legal, tax, regulatory, political or business conditions in the geographic regions in which the Company or its Subsidiaries operate, except to the extent such changes disproportionately affect the Company or its Subsidiaries relative to other Persons in the industry in which the Company and its Subsidiaries are engaged, (iii) changes after the date hereof in any applicable Law or in GAAP, (iv) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such events disproportionately affect the Company or its Subsidiaries relative to other Persons in the industry in which the Company and its Subsidiaries are engaged, (vi) earthquakes, hurricanes, floods, or other natural disasters, except to the extent such events disproportionately affect the Company or its Subsidiaries relative to other Persons in the industry in which the Company and its Subsidiaries are engaged, (vii) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues or earnings, in and of itself, for any period ending on or after the date hereof; provided, however, that the exception in this clause (vii) shall not apply to the facts and circumstances underlying any such failure, (viii) any action by Purchaser or any of its Affiliates or the omission of an action that was required to be taken by Purchaser or any of its Affiliates, (ix) changes after the date hereof in the industry in which the Company operates, except to the extent such changes disproportionately affect the Company or its Subsidiaries relative to other Persons in the industry in which the Company and its Subsidiaries are engaged or (x) any action taken by Seller or its Affiliates at the request or with the consent of Purchaser. For the avoidance of doubt, any material adverse effect solely and exclusively on any other business or division of Seller shall not be taken into account in determining whether a Material Adverse Effect exists.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Merrill Lynch” has the meaning set forth in Section 3.22.

“NDA” has the meaning set forth in Section 5.3(a).

“Net Working Capital” means, as of any date, current assets (as defined under GAAP) on such date minus current liabilities (as defined under GAAP) on such date, an illustrative example of the calculation of which is set forth in Schedule 1.4.

“Non-Competition Agreement” has the meaning set forth in the Recitals hereto.

“Objection Notice” has the meaning set forth in Section 2.3(b).

“Order” means any decision, injunction, judgment, order, ruling or verdict entered, issued, made, or rendered by any court, administrative agency, Governmental Agency or by any arbitrator, in each case, having applicable jurisdiction.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Company, its Subsidiaries or Seller, as the case may be, which are consistent with its past practices.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Patents” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Peoria Lease” has the meaning set forth in Section 5.17.

“Permits” has the meaning set forth in Section 3.11.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are (i) not yet due and payable or (ii) being contested by appropriate proceedings in good faith, in the case of clause (ii), for which an appropriate reserve has been established on the Financial Statements in accordance with GAAP, (b) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other similar Liens arising in the Ordinary Course of Business that are not material to the Company and, in each case, securing obligations not more than sixty (60) days past due, (c) other Liens or imperfections of title that are not material or on real or personal property, (d) Liens that secure obligations specifically reflected as Liabilities in the Financial Statements (or the existence of which is specifically referred to in the notes accompanying the Financial Statements), (e) Liens created by this Agreement or any of the other Transaction Documents, or in connection with the transactions contemplated hereby or thereby, or by the actions of Purchaser and (f) Liens set forth on Schedule 1.5.

“Person” means any individual, partnership, corporation, trust, association, limited liability company or Governmental Agency or any other entity.

“Personal Information” means any information held by or in the possession or control of the Company or any of its Subsidiaries that can be used to identify any specific individual, either by itself or in combination with any other information held by or in the possession or control of the Company or any of its Subsidiaries.

“Plan” has the meaning set forth in Section 3.15(a).

“Post-Closing Tax Year” means any taxable period beginning the day following the Closing Date and the portion beginning the day following the Closing Date for any Straddle Period.

“Pre-Closing Tax Year” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Policies” has the meaning set forth in Section 3.18.

“Privacy Policies” has the meaning set forth in Section 3.14(c).

“Processing” has the meaning set forth in Section 3.14(d).

“Property Taxes” has the meaning set forth in Section 6.2.

“Proxy Statement” has the meaning set forth in Section 5.5(a).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Price Adjustment” has the meaning set forth in Section 2.3(e).

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Expenses” has the meaning set forth in Section 10.3(c).

“Purchaser Indemnitees” has the meaning set forth in Section 9.2(a).

“Purchaser Material Adverse Effect” has the meaning set forth in Section 4.2(b).

“Purchaser Plan” has the meaning set forth in Section 5.11(b).

“Real Property Lease” has the meaning set forth in Section 3.10(a).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and Internet domain names (a) owned or applied for or filed by the Company or any of its Subsidiaries or (b) owned or applied for or filed by Seller and primarily used in the Business.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.

“Requested Actions” has the meaning set forth in Section 5.8(b).

“Revised Section 338(h)(10) Allocation Schedule” has the meaning set forth in Section 6.9(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” has the meaning set forth in Section 3.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Schedules” means, collectively, the various disclosure schedules referred to in this Agreement delivered separately on the date of this Agreement.

“Section 338(h)(10) Allocation Schedule” has the meaning set forth in Section 6.9(c).

“Section 338(h)(10) Election” means an election described in Section 338(h)(10) of the Code with respect to Purchaser’s acquisition of the Stock pursuant to this Agreement and any analogous provision of state, local or foreign Law. Section 338(h)(10) Election shall include any corresponding election under state or local Law pursuant to which a separate election is permissible with respect to Purchaser’s acquisition of the Stock pursuant to this Agreement.

“Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include any “statement of section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulation Section 1.338-1 or Treasury Regulation Section 1.338(h)(10)-1 or any successor provisions.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Board Recommendation” has the meaning set forth in Section 3.2(b).

“Seller Indemnitees” has the meaning set forth in Section 9.2(b).

“Seller SEC Reports” has the meaning set forth in Section 3.5(a).

“Seller Stock” has the meaning set forth in Section 3.2(a).

“Seller Stockholder Approval” has the meaning set forth in Section 3.2(a).

“Seller Stockholders’ Meeting” has the meaning set forth in Section 5.5(d).

“Seller-Owned Business Intellectual Property” means all Intellectual Property owned or licensed by Seller and primarily used in the Business.

“Seller-Owned Business Technology” means all Technology owned or licensed by Seller and primarily used in the Business.

“Software” means (a) any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code and (b) any and all available documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Deductible” has the meaning set forth in Section 9.2(c)(ii).

“Stock” has the meaning set forth in the Recitals hereto.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsequent Carryforward” has the meaning set forth in Section 6.9(e).

“Subsidiary” means, when used with respect to any party, any Person the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party.

“Superior Proposal” means a bona fide, written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party which the board of directors of Seller determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the stockholders of Seller from a financial point of view than the purchase and sale of the Stock contemplated by this Agreement, taking into account at the time of determination any binding, written offer by Purchaser to amend the terms and conditions of this Agreement, the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal and all legal, financial (including any financing contingency and commitment letters related thereto) and regulatory aspects of such Acquisition Proposal; provided, however, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term herein, except that the references to “twenty percent (20%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Support Agreements” has the meaning set forth in the Recitals hereto.

“Supporting Stockholders” has the meaning set forth in the Recitals hereto.

“Survival Period” has the meaning set forth in Section 9.1.

“Target Net Working Capital” means negative seven million four hundred thirteen thousand seven hundred sixty-one dollars (-$7,413,761).

“Tax” or “Taxes” means (a) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, escheat and customs duties and (b) any Liability in respect of any items described in clause (a) payable by reason of transferee Liability, operation of Law or Treasury Regulation Section 1.1502-6 (or any similar provision under state, local, or foreign Law).

“Tax Adjustment” has the meaning set forth in Section 6.9(e).

“Tax Adjustment Schedule” has the meaning set forth in Section 6.9(e).

“Tax Claim” has the meaning set forth in Section 6.3(a).

“Tax Returns” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the IRS or other Tax authority, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that include or included the Company.

“Technology” means all Software, information, designs, formulae, patterns, algorithms, procedures, methods, techniques, ideas, know-how, discoveries, concepts, research and development, technical data, compilations, compositions, programs, subroutines, tools, databases, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), devices, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Termination Date” has the meaning set forth in Section 10.1.

“Termination Fee” has the meaning set forth in Section 10.3(b).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Cross Receipt, the Escrow Agreement, the Election Escrow Agreement, all Support Agreements, the Non-Competition Agreement and the Assignment and Assumption Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement, by and between Purchaser and Seller, the form of which is attached hereto as Exhibit E.

“UCC Termination Statements” has the meaning set forth in Section 7.3(d).

ARTICLE II.

SALE AND PURCHASE

Section 2.1. Agreement to Sell and to Purchase.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, the Stock and certificates representing the Stock, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.

Section 2.2. Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) for the Stock shall be ninety-six million dollars ($96,000,000) in cash, as may be adjusted in accordance with Section 2.3 hereof.

(b) At the Closing, Purchaser shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, the Purchase Price less the Escrow Amount (the “Closing Date Payment”).

Section 2.3. Purchase Price Adjustment.

(a) Seller shall use commercially reasonable efforts to prepare and deliver to Purchaser within ninety (90) days after the Closing Date, but in any event Seller shall prepare and deliver to Purchaser no later than one hundred twenty (120) days after the Closing Date, (i) a final consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), (ii) a schedule setting forth the calculations of Closing Date Net Working Capital (the “Closing Schedule”), and (iii) a schedule setting forth the Purchase Price Adjustment proposed to be made in accordance with Section 2.3(e) (the “Adjustment Report”). The Closing Date Balance Sheet and the Closing Date Net Working Capital shall be prepared and calculated in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year.

(b) Within twenty (20) days after receipt of the Closing Date Balance Sheet, the Closing Schedule and the Adjustment Report, Purchaser may, by written notice to Seller made in good faith, object to the Closing Date Balance Sheet, the Closing Schedule or the calculation of the Purchase Price Adjustment set forth in the Adjustment Report. If Purchaser objects in good faith to the Closing Date Balance Sheet, the Closing Schedule or the Purchase Price Adjustment set forth in the Adjustment Report, Purchaser shall within such twenty (20) day period deliver written notice of its objection (the “Objection Notice”) to Seller (i) objecting in good faith to the Closing Date Balance Sheet, the Closing Schedule and/or the Purchase Price Adjustment set forth in the Adjustment Report, (ii) setting forth the items, in reasonable detail, being disputed and the reasons therefor (the “Disputed Items”) and (iii) specifying Purchaser’s calculation of the Closing Date Net Working Capital and the Purchase Price Adjustment to be made in accordance with this Section 2.3. If Purchaser fails to deliver notice of its objection to the Closing Date Balance Sheet, the Closing Schedule or the Purchase Price Adjustment set forth in the Adjustment Report within the time periods set forth in this Section 2.3(b), then the Closing Date Balance Sheet and/or the Closing Schedule, as the case may be, shall be deemed final and the determination of the Purchase Price Adjustment as set forth in the Adjustment Report shall be conclusive and binding upon Purchaser and Seller.

(c) For twenty (20) days after delivery of any Objection Notice, Purchaser and Seller shall attempt to resolve all Disputed Items. If Purchaser and Seller cannot resolve all such Disputed Items within such twenty (20) day period, such Disputed Items shall be determined by PricewaterhouseCoopers LLP or, if such firm declines to act in such capacity, a nationally recognized independent public accounting firm mutually satisfactory to Purchaser and Seller (the “Arbiter”). Promptly, but not later than twenty (20) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by Seller and Purchaser to the Arbiter and not by independent review) only the Disputed Items and shall render a decision with respect to such Disputed Items and the resulting calculation of the Closing Date Net Working Capital. For purposes of the Arbiter’s determination, the amounts to be included shall be the appropriate amounts from the Closing Date Balance Sheet, the Closing Schedule or the Adjustment Report, as the case may be, as to items that are not Disputed Items, and the amounts determined by the Arbiter, as to the Disputed Items that are submitted for resolution by the Arbiter. Purchaser and Seller shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon Purchaser and Seller.

(d) The fees and expenses of the Arbiter shall be borne by Purchaser and Seller in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Purchaser or Seller, as applicable, bears to the total dollar amount of Disputed Items resolved by the Arbiter. For illustration purposes only, (i) if the total amount of Disputed Items by Seller is $1,000, and Seller is awarded $500 by the Arbiter, Purchaser and Seller shall bear the Arbiter’s fees and expenses equally or (ii) if the total amount of Disputed Items by Seller is $1,000, and Seller is awarded $250 by the Arbiter, Seller shall bear seventy-five percent (75%) and Purchaser shall bear twenty-five percent (25%) of the Arbiter’s fees and expenses. Each of Purchaser and Seller shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 2.3.

(e) Within ten (10) days after the final determination of the Closing Date Net Working Capital in accordance with this Section 2.3, (i) if the Closing Date Net Working Capital, as finally determined pursuant to this Section 2.3, is greater than the Target Net Working Capital, then Purchaser shall pay Seller the amount of such excess plus interest (at a rate of five percent (5%) per annum from the date on which the Closing Date Balance Sheet is delivered to and including the date payment is made) by wire transfer of immediately available funds to an account designated in writing by Seller, and (ii) if the Closing Date Net Working Capital, as finally determined pursuant to this Section 2.3, is less than the Target Net Working Capital, then Seller shall pay to Purchaser the amount of such deficit plus interest (at a rate of five percent (5%) per annum from the date on which the Closing Date Balance Sheet is delivered to and including the date payment is made) by wire transfer of immediately available funds to an account designated in writing by Purchaser. The amount of the payment by Purchaser pursuant to the immediately preceding clause (i) or the amount of the payment by Seller pursuant to the immediately preceding clause (ii), as applicable, is referred to as the “Purchase Price Adjustment.” All payments pursuant to this Section 2.3(e) other than interest shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income Tax purposes.

(f) Nothing in this Section 2.3 or in the statements, reports or documents contemplated hereby shall affect the parties’ rights and obligations in respect of a breach or alleged breach of any representation or warranty herein; provided, however, in no event shall Purchaser or Seller be entitled to any duplicative adjustments or claims.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the applicable Schedule delivered by Seller to Purchaser prior to or concurrently with the execution and delivery of this Agreement and except for the Company Owned Property (with respect to which Seller does not make any representations or warranties other than those representations and warranties expressly set forth in Section 3.10(b)), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1. Organization, Standing and Corporate Power.

(a) Each of Seller, the Company and the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, as applicable, and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on the Business as it is now being conducted. Each of Seller, the Company and the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned or leased by it in connection with the Business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Seller has made available to Purchaser complete and correct copies of the certificate of incorporation and bylaws of Seller and the Company and complete and correct copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement (collectively, the “Charter Documents”). All such Charter Documents are in full force and effect and neither Seller, the Company nor any of the Company’s Subsidiaries is in violation of any of their respective provisions in any material respect. Seller has made available to Purchaser correct and complete copies of the minutes of all meetings of stockholders, the board of directors and each committee of the board of directors of the Company and each of its Subsidiaries since January 1, 2007.

Section 3.2. Corporate Authorization.

(a) Subject to obtaining the approval of the holders of at least the number of outstanding shares of voting stock of Seller (the “Seller Stock”) required by the DGCL to approve the transactions contemplated hereby (the “Seller Stockholder Approval”), Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The board of directors of Seller has authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and except for obtaining the Seller Stockholder Approval, no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b) The board of directors of Seller, at a meeting duly called and held, has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, and the board of directors of Seller resolved to recommend that the stockholders of Seller approve this Agreement and the transactions contemplated hereby (the “Seller Board Recommendation”).

(c) Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Charter Documents or (ii) assuming that the Seller Stockholder Approval and the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 3.4 are made, (A) violate any Law or Order applicable to Seller, the Company or any of the Company’s Subsidiaries or any of their respective properties or assets in any material respect, or (B) except as set forth on Schedule 3.2(c), violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (except for Permitted Liens) upon any of the respective properties or assets of, Seller, the Company or any of the Company’s Subsidiaries under any Contract or Permit, to which Seller, the Company or any of the Company’s Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.3. Capitalization; Title to the Stock.

(a) The authorized capital stock of the Company consists of one million (1,000,000) shares of common stock, of which two hundred twenty-six thousand eight hundred seventy-eight (226,878) shares are outstanding. All shares of Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and have been issued in compliance in all material respects with the Securities Act and all applicable state securities Laws or pursuant to an applicable exemption therefrom. The shares of capital stock constituting the Stock are the sole issued and outstanding shares of capital stock of the Company, and except for this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of the Stock or any unissued or treasury shares of capital stock of the Company.

(b) Seller is the record and beneficial owner of the Stock, free and clear of any and all Liens. Subject to obtaining the Seller Stockholder Approval, Seller has the corporate power and authority to sell, transfer, assign and deliver the Stock as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to the Stock, free and clear of all Liens.

(c) Schedule 3.3(c) lists all Subsidiaries of the Company as of the date of this Agreement together with the jurisdiction of organization of each such Subsidiary. Except as set forth on Schedule 3.3(c), all outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are owned, directly or indirectly, by the Company free and clear of all Liens (except Permitted Liens) and (iv) have been issued in compliance in all material respects with the Securities Act, if applicable, and all applicable securities Laws or pursuant to an applicable exemption therefrom. Except as set forth on Schedule 3.3(c), the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person, other than its Subsidiaries.

(d) Except as set forth on Schedule 3.3(d), none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. Except as set forth on Schedule 3.3(d), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

Section 3.4. Governmental Approvals.

Except for (a) the filing with the United States Securities and Exchange Commission (the “SEC”) of the Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of The Nasdaq Stock Market, (b) filings required under, and compliance with other applicable requirements of, the HSR Act and (c) filings required under, and compliance with other applicable requirements of, any applicable foreign Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Agency are required by Seller for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5. Seller SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a) Seller has filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by it with the SEC pursuant to applicable Law since January 1, 2007 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Seller SEC Reports”). Neither the Company nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Seller SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Seller SEC Reports), the Seller SEC Reports complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Seller SEC Reports. As of their respective dates (and, if amended, as of the date of such amendment), none of the Seller SEC Reports, nor any other communication disseminated by Seller to its holders of securities since January 1, 2007, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller has made available to Purchaser copies of all comment letters received by Seller from the SEC since January 1, 2007 relating to the Seller SEC Reports, together with all written responses of Seller thereto. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to the Seller SEC Reports. To the Knowledge of Seller, none of the Seller SEC Reports is the subject of ongoing SEC review or investigation. To the Knowledge of Seller, neither Seller, the Company nor any of their Subsidiaries nor any of their directors or officers is the subject of any inquiry, investigation or enforcement action by the SEC or any other Governmental Agency, whether formal or informal, and, to the Knowledge of Seller, no circumstances exist which may give rise thereto.

(b) The unaudited balance sheet of the Company (the “Balance Sheet”) as of June 30, 2008 (the “Balance Sheet Date”) and the related statement of income for the six (6) month period then ended (collectively, the “Financial Statements”), (i) were prepared in accordance with GAAP (without giving effect to any footnote disclosure required under GAAP), (ii) present fairly, in all material respects, the financial condition and the results of operations of the Company as of the dates and for the period indicated thereon, and (iii) are complete, correct and in accordance with the books of account and records of the Company in all material respects.

(c) Neither the Company nor any of its Subsidiaries has any Liabilities of any nature required to be reflected or reserved against on a balance sheet of the Company prepared in accordance with GAAP, other than Liabilities (i) as and to the extent reflected or reserved against on the Balance Sheet, (ii) incurred after the Balance Sheet Date in the Ordinary Course of Business that are individually in an amount less than five hundred thousand dollars ($500,000) or (iii) as set forth on Schedule 3.5(c).

(d) Neither Seller, the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Seller, the Company or any of their

Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Seller, the Company or any of the Company’s Subsidiaries in Seller’s published financial statements or any Seller SEC Reports.

Section 3.6. Internal Controls.

Except as set forth on Schedule 3.6:

(a) Seller has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Seller, including its consolidated Subsidiaries, including the Company, required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is accumulated and communicated to Seller’s chief executive officer and chief financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and such disclosure controls and procedures are effective in all material respects to ensure that information required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms promulgated by the SEC. Such internal controls over financial reporting are effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Seller’s chief executive officer and chief financial officer have, based on their most recent evaluation, disclosed to Seller’s auditors and the audit committee of the board of directors of Seller (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which would adversely affect Seller’s ability to record, process, summarize and report financial data, (ii) any fraud of which Seller’s chief executive officer and chief financial officer have Knowledge, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls or (iii) any claim or allegation regarding the foregoing of which Seller’s chief executive officer and chief financial officer have Knowledge. Seller has maintained whistleblower procedures that satisfy and comply with the requirements of the Sarbanes-Oxley Act in all material respects and all other applicable Laws. Neither Seller nor any of its Subsidiaries, including the Company, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries, including the Company, or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries, including the Company, has engaged in questionable accounting or auditing practices.

(c) The chief executive officer and chief financial officer of Seller have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Seller SEC Reports, and, as of the date of such certifications, the statements contained in such certifications were complete and correct.

Section 3.7. Absence of Certain Changes.

Between the Balance Sheet Date and the date of this Agreement, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. Between the Balance Sheet Date and the date of this Agreement, except for the negotiation and execution of this Agreement and the taking of any actions in connection herewith or as set forth on Schedule 3.7, (a) the Company, the Company’s Subsidiaries and Seller have carried on and operated their respective businesses (in the case of Seller, to the extent primarily related to the Business) in all material respects in the Ordinary Course of Business and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 (other than Section 5.2(x)(A) and Section 5.2(xvii)) that, if taken after the date hereof and prior to the Closing, without the prior written consent of Purchaser, would violate such provision.

Section 3.8. Litigation.

Except as set forth on Schedule 3.8, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries (or, to the Knowledge of Seller, pending or threatened against any of the officers, directors or employees of the Company or any of its Subsidiaries), or to which the Company or any of its Subsidiaries is otherwise a party before any Governmental Agency. Except as set forth on Schedule 3.8, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any settlement or compromise of a Legal Proceeding that is material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 3.8, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any Order (other than Orders of general applicability) applicable to it. Except as set forth on Schedule 3.8, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged in any Legal Proceeding to recover a material amount of money due it or for material damages sustained by it.

Section 3.9. Material Contracts.

(a) Schedule 3.9(a) sets forth a list of all of the following Contracts to which the Company, any of the Company’s Subsidiaries or Seller (in the case of Seller, to the extent such Contracts are primarily related to the Business) is a party or by which it is bound as of the date of this Agreement (the “Material Contracts”):

(i) Contracts that would be required to be filed by Seller or the Company as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by Seller or the Company with the SEC on the date hereof;

(ii) Contracts that purport to limit, curtail or restrict the ability of Seller, the Company or any of the Company’s Subsidiaries or Affiliates to compete in any geographic area or line of business, restrict the Persons to whom Seller, the Company or any of the Company’s Subsidiaries or Affiliates may sell products or deliver services (except, to the Knowledge of Seller, for distributor agreements entered into in the Ordinary Course of Business which would not directly bind Purchaser with respect to its business), or restrict the Persons Seller, the Company or any of the Company’s Subsidiaries or Affiliates may hire;

(iii) Contracts for partnerships or joint ventures;

(iv) Contracts for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) pursuant to which the parties thereto have continuing obligations with respect to indemnification, any purchase price obligations or any severance or retention payments, or that grant to any Person any preferential rights to purchase any of its properties or assets (other than discount pricing offered to customers in the Ordinary Course of Business) or relating to the acquisition by Seller, the Company or any of the Company’s Subsidiaries of any operating business or the capital stock of any other Person;

(v) Contracts with any (A) Governmental Agency outside of the Ordinary Course of Business or requiring payments in excess of fifty thousand dollars ($50,000) or (B) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company;

(vi) loan or credit agreements, indentures, notes or other Contracts or instruments evidencing Indebtedness or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(vii) Contracts (A) relating to the acquisition, use, transfer, development, sharing or license of Intellectual Property or Technology (including in-bound and out-bound Intellectual Property licenses), excluding licenses for Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than ten thousand dollars ($10,000) or (B) containing a covenant not to sue with respect to, or a covenant limiting the Company’s ability to use or exploit fully, any Intellectual Property or Technology;

(viii) the top twenty-five (25) Contracts (other than Contracts with Contributors and distributors) involving payments in excess of fifty thousand dollars ($50,000) for the period commencing on January 1, 2008 and ending on the Balance Sheet Date;

(ix) the top twenty-five (25) Contracts with Contributors involving payments in excess of ten thousand dollars ($10,000) for the period commencing on January 1, 2008 and ending on the Balance Sheet Date;

(x) the top twenty-five (25) Contracts with distributors involving payments in excess of ten thousand dollars ($10,000) for the period commencing on January 1, 2008 and ending on the Balance Sheet Date;

(xi) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(xii) voting agreements (except for the Support Agreements) or registration rights agreements;

(xiii) mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien (except for Permitted Liens) on any property or assets of Seller, the Company or any of the Company’s Subsidiaries;

(xiv) any Real Property Lease or lease related to any material tangible personal property of Seller, the Company or any of the Company’s Subsidiaries involving payments by the Company in excess of fifty thousand dollars ($50,000) per annum;

(xv) collective bargaining agreements or other Contracts with any labor union and employment Contracts (other than for employment at-will or similar arrangements) that are not terminable by the Company or a Subsidiary of the Company without notice and without cost to the Company or a Subsidiary of the Company;

(xvi) any Contract for indemnification or guarantees by the Company or any of its Subsidiaries to any Person that was not entered into in the Ordinary Course of Business and is material to the Company and its Subsidiaries, taken as a whole (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof); and

(xvii) any Contract (except, to the Knowledge of Seller, for distributor agreements or rights managed license agreements entered into in the Ordinary Course of Business which would not directly bind Purchaser with respect to its business) that (A) grants any Person other than the Company and its Affiliates any (1) exclusive license, supply or distribution rights or other exclusive rights, (2) “most favored nation” rights or (3) rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company Intellectual Property or (B) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party.

(b) On or prior to the date hereof, Seller has made available to Purchaser correct and complete copies of each written Material Contract, together with any and all amendments and supplements thereto and “side letters” and similar documentation relating thereto entered into prior to the date hereof. Each of the Material Contracts is a valid and binding obligation of Seller, the Company or the Company’s Subsidiaries and, to the Knowledge of Seller, each other party thereto. Neither Seller, the Company nor any of the Company’s Subsidiaries is in breach of or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default thereunder by Seller, the Company and the Company’s Subsidiaries party thereto, except for such breaches or defaults as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no other party to any Material Contract is in breach or default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material breach or default by any such other party thereunder. Neither Seller, the Company nor any of the Company’s Subsidiaries has received any written notice of termination or cancellation under any Material Contract, received any written notice of breach or default in any material respect under any Material Contract (except where any such notice was previously withdrawn or the matters underlying such notice were rectified or otherwise cured without any continuing obligations or Liabilities with respect to Seller, the Company or any of the Company’s Subsidiaries), or granted to any third party any rights, adverse or otherwise, that would constitute a material breach of any Material Contract.

Section 3.10. Real Property; Tangible Personal Property.

(a) Schedule 3.10(a) sets forth a list of all real property leases to which the Company, any of its Subsidiaries or Seller (in the case of Seller, to the extent such real property leases are primarily related to the Business) is a party or by which any of them is bound as of the date of this Agreement (each, a “Real Property Lease”). No party has a right to occupy any of the premises subject to a Real Property Lease (the “Company Real Property”) except for Seller, the Company or the Company’s Subsidiaries.

(b) Schedule 3.10(b) sets forth a list of all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Owned Property”). The Company Real Property and the Company Owned Property constitute all real property currently used in connection with the Business. Except as would not materially and adversely affect the ability of the Company or any Subsidiary of the Company to operate the Business as it is being conducted as of the date of this Agreement, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Company Real Property. There are no pending, or, to the Knowledge of Seller, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Company Real Property.

(c) Seller, the Company and each of the Company’s Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible personal property and assets used or held for use in the

Business that are material to the Company and its Subsidiaries, taken as a whole, free and clear of any Liens, except for Permitted Liens. All such items of tangible personal property which are material to the operation of the Business, taken as a whole, are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.11. Compliance with Laws; Permits.

Seller, the Company and the Company’s Subsidiaries are in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries, any properties or other assets of the Company or any of its Subsidiaries or any of the businesses or operations of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.11, the Company and each of its Subsidiaries (a) hold all material permits, licenses and approvals (“Permits”) and (b) are (and since January 1, 2006 have been) in compliance in all material respects with the terms of all such Permits. Except as set forth on Schedule 3.11, since January 1, 2006, neither Seller, the Company nor any of the Company’s Subsidiaries has received written notice to the effect that a Governmental Agency (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with any Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, revocation or cancellation of any material Permit, in each case, except where any such notice has been withdrawn or the matters underlying such notice have been rectified or otherwise cured without any continuing obligations or Liabilities with respect to Seller, the Company or any of the Company’s Subsidiaries. Since January 1, 2006, to the Knowledge of Seller, no officer, director or employee of the Company or any of its Subsidiaries has received written notice to the effect that a Governmental Agency claimed or alleged that such officer, director or employee was not in compliance in any material respect with any Laws applicable to such officer, director or employee, in such capacity, except where any such notice has been withdrawn or the matters underlying such notice have been rectified or otherwise cured without any continuing obligations or Liabilities with respect to the Company or any of its Subsidiaries.

Section 3.12. Intellectual Property.

(a) Schedule 3.12(a) sets forth an accurate and complete list as of the date of this Agreement of all Registered Intellectual Property and Seller-Owned Business Intellectual Property. Schedule 3.12(a) lists as of the date of this Agreement (i) the record owner of each such item of Registered Intellectual Property, (ii) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed, (iii) the registration or application date, as applicable, for each such item of Registered Intellectual Property and (iv) the registration or application number, as applicable, for each such item of Registered Intellectual Property. No registration obtained by Seller, the Company or any of the Company’s Subsidiaries for any Company Intellectual Property has been cancelled, abandoned or not renewed except where Seller, the Company or the Company’s relevant Subsidiary has, in its reasonable business judgment, decided to cancel, abandon or not renew such registration.

(b) Except as set forth on Schedule 3.12(b), the Company or one of its Subsidiaries (or, in the case of Internet domain names, their respective domain name registrars as agent) is the sole and exclusive owner of all right, title and interest in and to all of the Registered Intellectual Property listed or required to be listed on Schedule 3.12(a) free and clear of all Liens (except Permitted Liens). Seller, the Company or one of the Company’s Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Company Intellectual Property and all Company Technology and Company Content as the same is used, sold, licensed and otherwise commercially exploited by the Company or any of its Subsidiaries in connection with the Business as of the Closing Date in the manner in which the Business is being conducted as of the Closing Date, free and clear of all Liens (except Permitted Liens). Subject to the performance of Seller’s obligations in Section 5.14 and Section 5.15, the Company Intellectual Property and Company Technology owned by or licensed to Seller, the Company and the Company’s Subsidiaries include all of the Intellectual Property and Technology necessary and sufficient to enable the Company and its Subsidiaries to conduct the Business as of the Closing Date in the manner in which the Business is being conducted as of the Closing Date.

(c) Except as set forth on Schedule 3.12(c), to the Knowledge of Seller, none of the development, manufacturing, licensing, marketing, importation, exportation, reproduction, modification, adaptation, creation of any derivative works of, performance, display, offer for sale, sale, use or other exploitation of any Company Intellectual Property, Company Technology, Content, products or services in connection with the Business as currently conducted, or the present business practices, methods and operations of the Company or any of its Subsidiaries, infringes, constitutes or results from an unauthorized use or misappropriation of, or violates any Intellectual Property or privacy or publicity right of any Person.

(d) Except as set forth on Schedule 3.12(d), to the Knowledge of Seller, no Person is infringing, using in an unauthorized manner, misappropriating or violating any Company Intellectual Property or Company Technology, in each case, owned by or exclusively licensed to Seller or the Company or any of the Company’s Subsidiaries. Except as set forth on Schedule 3.12(d), no written claims or, to the Knowledge of Seller, unwritten claims of infringement, unauthorized use, misappropriation or violation of any Company Intellectual Property or Company Technology have been made since January 1, 2006 against any Person by Seller, the Company or any of the Company’s Subsidiaries other than claims (i) that have been finally resolved in writing, (ii) that were fully withdrawn by the claimant in writing and/or (iii) for which all matters underlying or that were the basis of such claims were completely rectified or cured, in each case of (i), (ii) and (iii), without any continuing obligations or Liabilities (including the payment of any money or other consideration) on the part of the Company or any of its Subsidiaries.

(e) No Trade Secret or any other material confidential information included in the Company Intellectual Property or Company Technology has been authorized by Seller, the Company or any of the Company’s Subsidiaries to be disclosed or, to the Knowledge of Seller, has been actually disclosed by Seller, the Company or any of the

Company’s Subsidiaries to any employee or any third Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secret or confidential information by such employee or third Person. Seller, the Company and the Company’s Subsidiaries have taken reasonable security measures to protect the confidentiality of all Trade Secrets and any other material confidential information included in the Company Intellectual Property or Company Technology (and any confidential information owned by a third Person to whom the Company or any of its Subsidiaries has a confidentiality obligation). Each Person who is or was an employee of the Company or any of its Subsidiaries who has been or is involved in the creation or development of any Company Intellectual Property, Company Technology, Company Content, products or services for or on behalf of the Company or any of its Subsidiaries is subject to the non-disclosure and invention provisions of the Company’s employee handbook in a form substantially similar to the form made available to Purchaser prior to the date hereof. (i) Each Person who is or was a consultant or independent contractor of the Company or any of its Subsidiaries who is or has been involved in the creation or development of any material Intellectual Property, Technology, Content, products or services for or on behalf of the Company or any of its Subsidiaries has entered into a written non-disclosure and Intellectual Property assignment agreement with the Company or such Subsidiary in a form substantially similar to the form made available to Purchaser prior to the date hereof, and (ii) substantially all other Persons who are or were consultants or independent contractors of the Company or any of its Subsidiaries who are or have been involved in the creation or development of any other Company Intellectual Property, Company Technology, Company Content, products or services for or on behalf of the Company or any of its Subsidiaries have entered into written non-disclosure and Intellectual Property assignment agreements with the Company or such Subsidiary in a form substantially similar to the form made available to Purchaser prior to the date hereof, except, in each case of (i) and (ii), that any such consultant or independent contractor that licenses or has licensed Content to the Company or any of its Subsidiaries has not entered into such an agreement with respect to such Content.

(f) Except as set forth on Schedule 3.12(f), as of the date hereof none of the Company, any of its Subsidiaries or Seller (in the case of Seller, to the extent related to the Business) is the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceeding (excluding any opposition, cancellation or similar administrative proceeding before the United States Patent and Trademark Office or any other relevant Governmental Agency in connection with any Registered Intellectual Property), and during the twelve (12) month period prior to the date hereof none of the Company, any of its Subsidiaries or Seller (in the case of Seller, to the extent related to the Business) was the subject of any Legal Proceeding (excluding any opposition, cancellation or similar administrative proceeding before the United States Patent and Trademark Office or any other relevant Governmental Agency in connection with any Registered Intellectual Property), that (i) involves or involved a claim of infringement, unauthorized use, misappropriation, dilution or violation of any Intellectual Property, Technology, Content or right of privacy or publicity (or any similar right) by any Person against Seller, the Company or any of the Company’s Subsidiaries, or (ii) challenges or challenged the ownership, use, validity or enforceability of any Company Content, Company Intellectual Property or Company Technology. Except as set forth on Schedule 3.12(f), none of the

Company, its Subsidiaries or Seller (in the case of Seller, to the extent related to the Business) has received written (including by electronic mail) notice of any such threatened claim since January 1, 2006. Except as set forth on Schedule 3.12(f), to the Knowledge of Seller, the Company Intellectual Property owned by Seller, the Company or any of the Company’s Subsidiaries, and all of Seller’s, the Company’s and the Company’s Subsidiaries’ rights in and to the Company Intellectual Property, are valid and enforceable.

(g) Schedule 3.12(g) sets forth a complete and accurate list of all Software used in the Business that was developed by employees of (or Persons working as independent contractors for) Seller, the Company or any of the Company’s Subsidiaries, that is made available, distributed or licensed by Seller, the Company or any of the Company’s Subsidiaries to third parties, and that is owned by and proprietary to Seller, the Company or any of the Company’s Subsidiaries (“Company Software”). All of the source code for the Company Software either (a) was written by employees of Seller, the Company or one of the Company’s Subsidiaries, (b) is licensed by Seller, the Company or one of the Company’s Subsidiaries pursuant to a valid and continuing written license agreement or (c) is “open source” code (as such term is commonly understood in the software industry). None of the open source code included in the Company Software is licensed to Seller, the Company or any of the Company’s Subsidiaries under the terms of an open source license that requires Seller, the Company or any of the Company’s Subsidiaries to make available, distribute or license any source code of such Company Software whenever the Company Software is made available, distributed or licensed in object code form or to make available, distribute or license such Company Software under the terms of such open source license.

(h) Except as set forth on Schedule 3.12(h), none of Seller, the Company or the Company’s Subsidiaries has licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related documentation for any material Company Software (for the purpose of this Section 3.12(h) and, for the avoidance of doubt, the foregoing does not apply to any employees, consultants or independent contractors of Seller, the Company or any of the Company’s Subsidiaries who have written confidentiality obligations to Seller, the Company or such Subsidiary of the Company with respect to such source code and related documentation). Except as set forth on Schedule 3.12(h), none of Seller, the Company or the Company’s Subsidiaries is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating Seller, the Company or any of the Company’s Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of source code or related materials for any such Software.

(i) All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Registered Intellectual Property have been timely filed with the relevant Governmental Agencies and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Registered Intellectual Property and all issuances, registrations and applications therefor, except where the Company has, in its reasonable business judgment, decided to abandon such Registered Intellectual Property.

(j) The Company has posted on the Company’s website the name and contact information of a copyright agent and any other information required by the U.S. Digital Millennium Copyright Act, 17 U.S.C. § 512. The Company and its Subsidiaries operate and have operated the Business in a manner that would afford them the benefits of the “safe harbors” of the U.S. Digital Millennium Copyright Act, 17 U.S.C. § 512 or, to the Knowledge of Seller, any analogous Law in any other jurisdiction in which the Company or any of its Subsidiaries conducts the Business (including any Electronic Commerce Directive of the European Union or its implementation in any specific jurisdiction).

(k) The consummation of the transactions contemplated hereby will not, in and of itself, pursuant to any Contract to which Seller, the Company or any of the Company’s Subsidiaries is a party or by which any assets or properties of Seller, the Company or any of the Company’s Subsidiaries are bound, result in the loss or impairment of the right of Purchaser, Seller, the Company or any of the Company’s Subsidiaries to own or use any material Content owned, used or made available by the Company or any of its Subsidiaries, Company Intellectual Property or Company Technology.

(l) Neither this Agreement nor any transaction contemplated by this Agreement will, in and of itself, result in the grant by Seller, the Company or any of the Company’s Subsidiaries (or, to the Knowledge of Seller, by any third Person) to any third Person of any license or right with respect to any Company Intellectual Property, Company Technology or Content owned by or exclusively licensed to Seller (to the extent primarily related to the Business), the Company or any of the Company’s Subsidiaries pursuant to any Contract to which Seller, the Company or any of the Company’s Subsidiaries is a party or by which any assets or properties of Seller, the Company or any of the Company’s Subsidiaries are bound.

(m) No error or fault has occurred in or to any Information Technology Systems or Software that has resulted in a material interruption to the Business since January 1, 2006. The Information Technology Systems are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operation of the Business by the Company and each of its Subsidiaries as currently conducted. Each of the Company and its Subsidiaries has back-up media for the Information Technology Systems in the event of a failure of the Information Technology Systems (whether due to natural disaster, power failure or otherwise) intended to minimize any material disruption to the operations of the Company and its Subsidiaries.

Section 3.13. Content.

(a) Except as set forth on Schedule 3.13(a) and except as would not, individually or in the aggregate, be material to the Company or any of its Subsidiaries, with respect to any Content licensed or made available by the Company or any of its Subsidiaries for licensing to third parties, all agreements and arrangements relating to such Content to which the Company or any of its Subsidiaries is party or is bound, or, to the Knowledge of Seller, to which such Content is otherwise subject, are in writing. All Content licensed or made available by the Company or any of its Subsidiaries that is owned by or exclusively licensed to the Company or any of its Subsidiaries is the subject of all model, property and other relevant releases and permissions necessary for the intended use of such Content by the Company and its Subsidiaries. To the Knowledge of Seller, all other Content licensed or made available by the Company or any of its Subsidiaries is the subject of all model, property and other relevant releases and permissions necessary for the intended use of such Content by the Company and its Subsidiaries. All such agreements and releases and permissions are in the possession of the Company or its relevant Subsidiary (except for such agreements, releases and permissions in the possession of a third Person that are related to Content owned by such third Person and licensed to the Company or one of its Subsidiaries). The Company or its Subsidiaries are able to readily and accurately verify by reference to each item of Content that it owns or licenses (i) the name of the Contributor or provider of such Content, as appropriate, (ii) the agreement governing the Company’s rights to such Content, (iii) the releases and permissions with respect to such Content (except for such releases and permissions in the possession of a third Person that are related to Content owned by such third Person and licensed to the Company or one of its Subsidiaries) and (iv) the Contributors to whom royalties, if any, with respect to such Content should be paid and the amount of such royalty obligation.

(b) Except as set forth on Schedule 3.13(b), there have been no claims made in writing or, to the Knowledge of Seller, threatened by any Person against the Company or any of its Subsidiaries in connection with the possession by the Company or any of its Subsidiaries of, or the validity or enforceability of, any model, property or other relevant releases or permissions related to any Content owned or licensed by the Company or any of its Subsidiaries since January 1, 2006, except for any such claim (i) that was fully withdrawn by the claimant in writing and/or (ii) where all matters underlying or that were the basis of such claim were completely rectified or cured, in each case (i) and (ii), without any continuing obligations or Liabilities (including the payment of any money or other consideration) on the part of the Company or any of its Subsidiaries.

(c) To the Knowledge of Seller, all Content not exclusively owned by the Company or any of its Subsidiaries and for which the Company or any of its Subsidiaries is responsible under the terms of any Contract has been returned in good condition to the rightful owner or is in proper storage on the Company’s or its relevant Subsidiary’s premises and capable of being retrieved on demand by or on behalf of the Company or such Subsidiary. Except as set forth on Schedule 3.13(c), there have been no claims made in writing or, to the Knowledge of Seller, threatened by any Person against the Company or any of its Subsidiaries in connection with any failure to return, or failure to return on a timely basis, any Content to such Person since January 1, 2006, other than claims (i) that have been resolved in writing with a full release of the Company and its Subsidiaries from any liability for such claims and waiver signed by the claimant and without the payment of any amount of money exceeding twenty-five thousand dollars ($25,000), (ii) that were fully withdrawn by the claimant in writing and/or (iii) for which all matters underlying or that were the basis of such claims were completely rectified or cured, in each case of (i), (ii) and (iii) without any continuing obligations or Liabilities (other than the payment of twenty-five thousand dollars ($25,000) or less) on the part of the Company or any of its Subsidiaries.

(d) Except as set forth on Schedule 3.13(d), with respect to all Content claimed by the Company or any of its Subsidiaries to be exclusively owned by the Company or any of its Subsidiaries, the Company or such Subsidiary has settled all amounts payable to any former owner thereof and has written documentation evidencing title to such Content in the Company or such Subsidiary, including an assignment of all Copyright rights in and to such Content (except where such Content constitutes a “work made for hire” under the U.S. Copyright Act and as such term is defined under 17 U.S.C. § 101 (or are owned by the Company or any of its Subsidiaries pursuant to an equivalent legal doctrine in applicable foreign jurisdictions)). Except as set forth on Schedule 3.13(d), none of the Company or any of its Subsidiaries has received written notice since January 1, 2006 of any material outstanding claims against the Company or any of its Subsidiaries with respect to its acquisition of any Content or otherwise relating to the ownership by the Company or any of its Subsidiaries of any Content, except for any such claim (i) that was fully withdrawn by the claimant in writing and/or (ii) for which all matters underlying or that were the basis of such claim were completely rectified or cured, in each case of (i) and (ii), without any continuing obligations or Liabilities (including the payment of any money or other consideration) on the part of the Company or any of its Subsidiaries. To the Knowledge of Seller, no such claims are currently threatened.

(e) Except as set forth on Schedule 3.13(e), since January 1, 2006, there have been no claims made in writing or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries with respect to any defects in quality or material delays in delivery of any Content licensed, sold or supplied by the Company or any of its Subsidiaries, except for any such claim (i) that was fully withdrawn by the claimant in writing or (ii) for which all matters underlying or that were the basis of such claim were completely rectified or cured, in each case of (i) and (ii), without any continuing obligations or Liabilities (including the payment of any money or other consideration) on the part of the Company or any of its Subsidiaries.

Section 3.14. Data Protection.

(a) The Company and each of its Subsidiaries have established privacy compliance policies and appointed privacy officers to the extent required by applicable United States Laws and, to the Knowledge of Seller, applicable foreign Laws.

(b) To the Knowledge of Seller, none of the Software used by the Company or any of its Subsidiaries or the Information Technology Systems has suffered any actual or reasonably suspected material breach of any security safeguards or any other actual unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information or any other confidential information maintained thereon since January 1, 2006.

(c) Schedule 3.14(c) contains a correct and complete copy of the Company’s and each of its Subsidiaries’ current privacy policies related to Personal Information as of the date of this Agreement (collectively, the “Privacy Policies”), and correct and complete copies of all foreign privacy policies related to Personal Information as of the date of this Agreement have been made available to Purchaser by Seller.

(d) The Privacy Policies accurately and completely describe in all material respects the Company’s and each of its Subsidiaries’ practices as of the date of this Agreement with respect to Personal Information that it collects, maintains, stores, accesses, transfers, processes, receives, uses or discloses (collectively, “Processing”). Except as set forth on Schedule 3.14, the Company and each of its Subsidiaries has complied in all material respects with the Privacy Policies and all Contracts and applicable United States Laws and, to the Knowledge of Seller, all applicable foreign Laws and other obligations with respect to the Company’s and such Subsidiary’s Processing of Personal Information, and no notices, disclosures or consents required under any of the foregoing have been inaccurate in any material respect, misleading or deceptive. To the Knowledge of Seller, none of the Company or its Subsidiaries has collected any Personal Information online from children under the age of thirteen (13) without verifiable consent from a parent or legal guardian or directed any of its websites to children under the age of thirteen (13) through which any such Personal Information could be obtained.

(e) The Company and each of its Subsidiaries has Processed Personal Information in a secure manner in all material respects, using commercially reasonable technical measures, to protect the integrity and security of the data and to prevent loss, alteration or misuse of or unauthorized access to Personal Information. The Company and each of its Subsidiaries has destroyed or, to the Knowledge of Seller, otherwise rendered irretrievable any records, whether electronic or paper-based, containing Personal Information that the Company or such Subsidiary has sought to dispose of in the Ordinary Course of Business. To the Knowledge of Seller, since January 1, 2006, there has been no unauthorized Processing of Personal Information by the Company or any of its Subsidiaries or any other Person. The Company is in compliance with its Safe Harbor Certification related to its Processing in the United States of Personal Information from the European Union.

(f) The Company and each of its Subsidiaries have completely and accurately described in the Privacy Policies the Company’s and such Subsidiary’s use of cookies, web beacons and other online tracking resources. Except as set forth on Schedule 3.14(f), the Company and each of its Subsidiaries use such resources solely for the purpose of improving its products and services and do not disclose any personally identifiable information resulting from such resources to any other Persons except as otherwise permitted by the Privacy Policies.

Section 3.15. Employees; Labor Matters.

(a) Schedule 3.15(a)(i) sets forth a list of all Employee Benefit Plans, sample bonus, incentive, deferred compensation and individual employment agreements,

consulting agreements that are deemed to be Material Contracts and retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by Seller or any of its Affiliates for the benefit of any current or former employee of the Business for which there is any existing or prospective liability (collectively, the “Plans”). Except as set forth on Schedule 3.15(a)(ii), neither the Company nor any of its Subsidiaries maintains, contributes to or sponsors any Employee Benefit Plans. Neither the Company nor any ERISA Affiliate contributes or has ever been obligated to contribute to any Plan subject to Title IV of ERISA or which is a “multiemployer plan” as defined in Section 3(37) of ERISA. No event has occurred and no condition exists that could reasonably be expected to subject the Company or any of its Subsidiaries by reason of its affiliation with any ERISA Affiliate to any material Liability imposed by ERISA, the Code or other applicable Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no unfair labor practice charge or complaint pending against Seller with respect to any current or former employee of the Business, (ii) there is no labor strike, slowdown, work stoppage, lockout or labor dispute pending or, to the Knowledge of Seller, threatened against or affecting the Company, (iii) there are no charges with respect to or relating to Seller with respect to any current or former employee of the Business pending before any Governmental Agency responsible for the prevention of unlawful employment practices and (iv) Seller is, and at all times has been in compliance with, all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and the collection and payment of withholding and/or social security Taxes. With respect to Seller, there has been no “mass layoff” or “plant closing,” as defined by the Worker Adjustment and Retraining Notification Act, or any similar state or local law within the six (6) months prior to the date hereof. Except as set forth on Schedule 3.15(b), none of the current or former employees of the Business is or has been represented in his or her capacity as an employee of Seller, the Company or any of the Company’s Subsidiaries by any labor organization, the Company is not a party to any collective bargaining agreement or contract with respect to such employees, and there is no, and there has not been, any pending or, to the Knowledge of Seller, threatened union organization activity involving any such employees.

(c) The Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operations of such Plans which would be reasonably expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) Except as set forth on Schedule 3.15(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (i) result in any payment becoming due to any current or former employee, officer or director, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any such Plan, in each case, for which the Company or any of its Subsidiaries shall have any Liability. Neither the Company nor Seller is party to any contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or Seller to be non-deductible by reason of the application of Section 280G of the Code.

Section 3.16. Environmental Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of Seller, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of Seller, formerly owned, operated or leased by the Company, any of the Company’s Subsidiaries or Seller (in the case of Seller, only such real property primarily related to the Business), except where any such investigation, suit, claim, action or proceeding has been terminated or withdrawn or the matters underlying such investigation, suit, claim, action or proceeding have been rectified or otherwise cured without any continuing obligations or Liabilities with respect to the Company or any of its Subsidiaries, (b) since January 1, 2006, neither the Company, any of the Company’s Subsidiaries or Seller (in the case of Seller, with respect to the Business) has received any written notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, Liability, Order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, except where any such notice was previously withdrawn or the matters underlying such notice were rectified or otherwise cured without any continuing obligations or Liabilities with respect to the Company, any of the Company’s Subsidiaries or Seller, and (c) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of Seller, formerly) owned, operated or leased by the Company, any of the Company’s Subsidiaries or Seller (in the case of Seller, primarily related to the Business) or any property to or at which the Company, any of the Company’s Subsidiaries or Seller (in the case of Seller, primarily related to the Business) transported or arranged for the disposal or treatment of Hazardous Substances that would reasonably be expected to result in the Company and its Subsidiaries incurring any Liabilities under any Environmental Law or otherwise.

Section 3.17. Tax.

Except as set forth in Schedule 3.17:

(a) each of the Company and its Subsidiaries has timely filed or joined in the filing of (taking into account extensions) all income and other material Tax Returns required to have been filed with respect to the Company and its Subsidiaries and has timely paid in full (or had paid in full on its behalf) all Taxes shown as due with respect to such Tax Returns and all other income and other material Taxes otherwise required to be paid by the Company or any of its Subsidiaries, and with respect to any period for which Tax Returns have not yet been filed or for which Taxes of the Company or its

Subsidiaries are not yet due or payable, adequate accruals for such Taxes on the Financial Statements as required by GAAP have been made, and all such Tax Returns required to be filed by the Company or any of its Subsidiaries are correct and complete in all material respects;

(b) there are no Liens for Taxes against any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(c) no agreement extending the period for assessment or collection of any income and other material Taxes of the Company or any of its Subsidiaries has been executed or filed with any Tax authority, and the Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through December 31, 2005, and all assessments for income and other material Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;

(d) since January 1, 2005 and to the Knowledge of Seller for any taxable period prior to January 1, 2005, no written claim has been received from any Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to taxation in any such jurisdiction;

(e) the Company and each of its Subsidiaries has withheld and paid all income and other material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party, and the Company and its Subsidiaries are in compliance in all material respects with all applicable legal requirements in connection therewith;

(f) no deficiency with respect to income and other material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(h) no audit or other administrative or court proceedings are pending with any Governmental Agency with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received by the Company or any of its Subsidiaries except where any such notice was previously withdrawn or the matters underlying such notice were resolved and, to the Knowledge of Seller, none is threatened, and no issue has been raised by any Governmental Agency in any currently pending Tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Closing Date;

(i) Seller has made available to Purchaser correct and complete copies of (i) all income and franchise Tax Returns of, or relating to, the Company and its Subsidiaries for the preceding three (3) taxable years and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries;

(j) neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five (5) year period ending on the Closing Date;

(k) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than a Contract among members of a group the common parent of which is Seller);

(l) neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group other than such group of which Seller is the common parent or (ii) has any liability for income and other material Taxes of any Person other than the Company or any of its Subsidiaries;

(m) neither the Company nor any of its Subsidiaries has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Agency, relating to income and other material Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Agency and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any law;

(n) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iii) installment sale or open transaction disposition occurring on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date, except for deferred revenue reflected on the Closing Date Balance Sheet;

(o) neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1), nor will the transaction contemplated by this Agreement constitute such a reportable transaction;

(p) there is no contract covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the

Company or any of its Subsidiaries or Purchaser (or Affiliates of Purchaser) by reason of Section 280G of the Code or any analogous provision of state, local or foreign Law;

(q) each of the Company’s Subsidiaries which is a foreign corporation for U.S. federal income Tax purposes has been a controlled foreign corporation (within the meaning Section 957 of the Code) at all times during the holding period (for United States federal income Tax purposes) of Jupiterimages (UK) Ltd., Jupiterimages GmbH and the Company, as applicable, and the Company has been a United States shareholder (within the meaning of section 951(b) of the Code) with respect to each of those Subsidiaries during the applicable holding periods referred to herein;

(r) the Company and each of its Subsidiaries has maintained, in all material respects, with respect to transfer pricing, proper intercompany agreements and/or concurrent and supporting documentation as required under all applicable Tax Laws, such that no transfer pricing amounts will be denied as deductions in any jurisdiction by reason of a lack of proper agreements or supporting documentation; and

(s) for purposes of this Section 3.17, any reference to the Company or any Subsidiary shall be deemed to include any Person which merged or was liquidated into such entity.

Section 3.18. Insurance.

Schedule 3.18 sets forth as of the date of this Agreement a correct and complete list of all insurance policies (including the scope and amount of the coverage provided thereunder) maintained by Seller for the benefit of the Company or any of its Subsidiaries (the “Policies”). Except as set forth on Schedule 3.18, since January 1, 2006, neither the Company nor any of its Subsidiaries has made, individually, any claims under such Policies related to any damage, destruction or loss in excess of one hundred thousand dollars ($100,000). The Policies (a) have been issued by insurers which, to the Knowledge of Seller, are reputable and financially sound, and (b) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company, any of the Company’s Subsidiaries or Seller with respect to any of the Policies.

Section 3.19. Interested Party Transactions.

Except for this Agreement or any of the transactions or agreements contemplated hereunder or as set forth on Schedule 3.19, neither Seller nor any of its Subsidiaries (other than Subsidiaries of the Company) is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Stock Plan) with the Company, any of the Company’s Subsidiaries or any of their respective Affiliates, directors or executive officers (but, with respect to directors or executive officers, only to the extent related to the Business).

Section 3.20. Foreign Corrupt Practices Act; Certain Business Practices.

Neither the Company nor any of its Subsidiaries nor, to the Knowledge of Seller, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (a) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, employees or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act, (c) accepted or received any unlawful contributions, payments, gifts or expenditures or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 3.21. Sufficiency of Assets.

Except for (i) assets or services provided or made available to Purchaser, the Company and its Subsidiaries pursuant to the Transition Services Agreement and (ii) the Company Owned Property, and subject to the performance of Seller’s obligations in Section 5.14 and Section 5.15, the properties, assets and rights (including Intellectual Property and Technology) of the Company and its Subsidiaries will include all properties, assets and rights (including Intellectual Property and Technology) used or held for use in the conduct of the Business as of the Closing Date in the manner in which the Business is being conducted as of the Closing Date.

Section 3.22. Opinion.

The board of directors of Seller has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) to the effect that, as of the date set forth therein, and subject to the various assumptions, qualifications and limitations set forth therein, the Purchase Price to be received by Seller pursuant to this Agreement is fair from a financial point of view to Seller (the “Fairness Opinion”).

Section 3.23. Brokers and Other Advisors.

Except for Merrill Lynch, the fees and expenses of which will be paid by Seller, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, the Company or any of their Subsidiaries.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1. Organization.

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.2. Authority; Noncontravention.

(a) Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (A) violate any Law or Order applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (except for Permitted Liens) upon any of the respective properties or assets of, Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in each case, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

Section 4.3. Governmental Approvals.

Except for (a) the filing with the SEC of the Proxy Statement relating to the Seller Stockholders’ Meeting, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and (b) filings required under, and compliance with other applicable requirements of, the HSR Act and the applicable Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Agency are required by Purchaser for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4. Litigation.

As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries, before any Governmental Agency that seek to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 4.5. Sufficiency of Funds.

Purchaser will have, on the Closing Date, sufficient funds available to consummate the transactions contemplated by this Agreement.

Section 4.6. Brokers and Other Advisors.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any of its Subsidiaries.

ARTICLE V.

CERTAIN COVENANTS OF SELLER AND PURCHASER

Section 5.1. Conduct of Business Prior to Closing.

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except (a) as required, permitted or otherwise contemplated by this Agreement (including pursuant to Section 5.17), (b) as may be required by applicable Law, (c) as set forth on Schedule 5.1 or (d) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned (provided that consent of Purchaser shall be deemed to have been given if Purchaser does not object within sixty (60) hours after written request for such consent is provided by Seller to Purchaser), Seller shall, and shall cause the Company and its Subsidiaries to, conduct the Business only in the Ordinary Course of Business (including making capital expenditures in the Ordinary Course of Business), and use commercially reasonable efforts to (i) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (ii) subject to Section 5.2, maintain and preserve intact its business organization and the goodwill of those having business relationships with the Company and retain the services of its current officers and key employees, in each case, to the end that such goodwill and ongoing business shall be unimpaired in all material respects on the Closing Date and (iii) keep in full force and effect all material Policies maintained by the

Company and its Subsidiaries, other than changes to or replacements of such Policies made in the Ordinary Course of Business.

Section 5.2. Restrictions on the Conduct of Business Prior to Closing.

Without limiting the generality of Section 5.1, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, except (a) as required, permitted or otherwise contemplated by this Agreement (including pursuant to Section 5.17), (b) as may be required by applicable Law, (c) as set forth on Schedule 5.2 or (d) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned (provided that consent of Purchaser shall be deemed to have been given if Purchaser does not object within sixty (60) hours after written request for such consent is provided by Seller to Purchaser), Seller shall not, and shall not permit the Company or any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of shares of Stock or Seller Stock or split, combine or reclassify shares of Stock or Seller Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Stock or Seller Stock (other than the issuance of shares of Seller Stock in connection with the exercise of any options issued by Seller);

(ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of Stock or the capital stock of any Subsidiary of the Company;

(iii) issue, deliver, sell, grant, authorize, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any shares of Stock, capital stock of any Subsidiary of the Company or any securities convertible into shares of Stock or capital stock of any Subsidiary, or subscriptions, rights, warrants or options to acquire any shares of Stock or capital stock of any Subsidiary, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

(iv) amend any (A) Charter Document or (B) the certificate of incorporation or bylaws of Seller, except, in the case of clause (B), for any amendment that would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise delay such consummation;

(v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person except, solely with respect to any such transactions by Seller unrelated to the Business, any such transactions as would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise delay such consummation, or (B) any assets relating to the Business that have an aggregate purchase price in excess of one million five hundred thousand dollars ($1,500,000);

(vi) solely with respect to the Company or its Subsidiaries, enter into a new line of business;

(vii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than, solely with respect to any such actions by Seller unrelated to the Business, any such actions as would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise delay such consummation;

(viii) cause the Company or its Subsidiaries to (A) incur or assume any Indebtedness or, except as otherwise contemplated by Seller’s existing credit agreement, guarantee any Indebtedness (or enter into a “keep well” or similar agreement) or (B) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(ix) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Liens, any properties or assets of the Company or its Subsidiaries to any Person, except pursuant to Contracts in force on the date of this Agreement and listed on Schedule 5.2;

(x) (A) enter into any Material Contract other than in the Ordinary Course of Business and that is terminable by the Company or any of its Subsidiaries on no more than one hundred twenty (120) days notice without any Liability to Purchaser, the Company or any of the Company’s Subsidiaries, (B) terminate or amend in any material respect any Material Contract, (C) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area (except for distributor agreements or rights managed license agreements entered into in the Ordinary Course of Business which would not directly bind Purchaser with respect to its business), (D) enter into any Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby other than contributor or supplier agreements in the Ordinary Course of Business, (E) release any Person from, or modify or waive any provision of, any confidentiality agreement except, solely with respect to any such action by Seller unrelated to the Business, any such action as would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise delay such consummation, (F) release any Person from, or modify or waive any provision of, any standstill agreement or (G) other than in the Ordinary Course of Business, fail to exercise any rights of renewal with respect to any Material Contract that by its terms would otherwise expire;

(xi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the Ordinary Course of Business) to, any Person other than (A) a direct or indirect wholly or majority owned Subsidiary of the Company in the Ordinary Course of Business and (B) solely with respect to any such transactions by Seller unrelated to the Business, any such transactions as would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise delay such consummation;

(xii) increase in any manner the compensation of any of the Company’s or its Subsidiaries’ directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, program, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate of the Company or any of its Subsidiaries or take any action to accelerate the vesting or exercisability of compensation or benefits payable thereunder, other than (A) as required pursuant to applicable Law or the terms of the Contracts set forth on Schedule 5.2, (B) increases in salaries, wages and benefits of employees (other than officers of the Company or any of its Subsidiaries or employees of the Company or any of its Subsidiaries with annual compensation in excess of one hundred fifty thousand dollars ($150,000)) made in the Ordinary Course of Business and in amounts and in a manner consistent with past practice, (C) such actions taken with respect to the named executive officers of Seller which shall not result in any Liability for Purchaser, the Company or any of their respective Subsidiaries, (D) entering into or amending any retention, change in control or severance agreements which shall not result in any Liability for Purchaser, the Company or any of their respective Subsidiaries, (E) hiring or terminating employees in the Ordinary Course of Business and (F) establishing, amending or terminating consulting agreements in the Ordinary Course of Business;

(xiii) except as required by applicable Law, make or revoke any election in respect of income and other material Taxes, change any accounting method in respect of income and other material Taxes, prepare any income and other material Tax Returns in a manner which is not consistent with the past practice of the Company and any of its Subsidiaries with respect to the treatment of income and other material items on such Tax Returns, file any amendment to a Tax Return that will or may increase the Tax Liability of the Company and any of its Subsidiaries after the Closing, incur any Liability for Taxes other than in the Ordinary Course of Business, settle any claim or assessment in respect of income and other material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of income and other material Taxes, enter into any closing agreement with respect to Taxes or obtain any material Tax ruling;

(xiv) settle or compromise any Legal Proceeding material to the Company or its Subsidiaries other than any settlement or compromise (A) in an amount less than two hundred fifty thousand dollars ($250,000) and (B) which does not result in any ongoing obligations of Purchaser, the Company or any of the Company’s Subsidiaries;

(xv) revalue any of the Company’s or its Subsidiaries’ material assets, except as required by GAAP;

(xvi) solely with respect to the Company, its Subsidiaries and Seller (to the extent related to the Business), commence a Legal Proceeding other than (A) for the routine collection of bills or (B) in such cases where it in good faith determines that the commencement of such Legal Proceeding would not materially impair the Business;

(xvii) (A) redirect any Links so that such Links do not direct users to Content, products, services, properties or collections of the Company of any of its Subsidiaries, (B) modify or alter any Links so that such Links do not direct users to Content, products, services, properties or collections of the Company or any of its Subsidiaries or (C) except in the Ordinary Course of Business, intentionally remove or disable any Links, or allow any Link to remain removed or disabled for more than two (2) Business Days after Seller, the Company or any of the Company’s Subsidiaries becomes aware of such removal or disabling; and

(xviii) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3. Information and Access.

(a) From the date hereof until the earlier of the Closing Date or termination of this Agreement, (i) Seller shall permit, and shall cause the Company to permit, Purchaser and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations of the Company or Seller, to the premises, properties, directors, officers, employees, accountants, books, records, Contracts, Permits, documents and such financial and operating data and other information of the Company as Purchaser or its Representatives may reasonably request and (ii) Seller shall instruct its Representatives to reasonably cooperate with Purchaser and its Representatives in its access. Purchaser and each of its Representatives shall treat and hold as confidential any information provided hereunder in accordance with the terms and provisions of that certain Non-Disclosure Agreement attached hereto as Exhibit F (the “NDA”). Any other information provided by Seller or its Affiliates, employees, counsel, accountants or consultants to Purchaser, its Affiliates, employees, counsel, accountants, consultants, financing sources or other authorized Representatives with respect to the Company or the transactions contemplated by this Agreement shall be subject to the provisions of the NDA. Notwithstanding anything to the contrary in the

NDA, the terms of the NDA shall survive any termination of this Agreement and shall continue in full force and effect thereafter in accordance with its terms.

(b) Except as provided in Section 5.3(a), prior to the Closing Date, Purchaser and its Representatives shall not contact any of the customers, clients or employees of the Company, any of the Company’s Subsidiaries or Seller (in the case of Seller, to the extent primarily related to the Business) in connection with the transactions contemplated by this Agreement without the prior written consent of Seller, which shall not be unreasonably withheld or delayed; provided, however, that the prior written consent of Seller shall not be required for Purchaser or its Representatives to contact any customers or clients of Seller, the Company or their respective Subsidiaries which are (i) also customers or clients, as the case may be, of Purchaser or (ii) potential customers or clients, as the case may be, of Purchaser with which Purchaser has engaged in discussions on or prior to the date hereof, in each case, to the extent that such contact is limited to discussions about the business of Purchaser and does not involve the transactions contemplated by this Agreement; provided, further, however, that the prior written consent of Seller shall not be required for Purchaser or its Representatives to engage in discussions with any such Person about the transactions contemplated hereby if such discussions are limited to matters involving publicly available information.

(c) After the Closing Date, Seller and Purchaser shall, and shall cause their respective Affiliates to, provide to each other and to their respective officers, employees, counsel and other Representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or confidentiality obligation), reasonable access for inspection and copying of all books, records, Contracts, Permits and financial, operating and other information existing as of the Closing Date and relating to the Business or Seller, as applicable, to enable the party requesting such access to (i) in the case of Seller, prepare the Closing Date Balance Sheet, and (ii) comply with any reporting, filing or other requirements imposed by any Governmental Agency (including any Tax or SEC reports, filings or requirements). The party requesting such access and information shall reimburse the other party for all reasonable out of pocket costs and expenses incurred by such party in providing such access and information. The access to information contemplated by this Section 5.3(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

Section 5.4. Reasonable Best Efforts; Approvals and Filings.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, actions, and do, or cause to be done, things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws or Foreign Antitrust Laws), and (ii) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Agency or third party necessary, proper or advisable to consummate the transactions contemplated hereby.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, (ii) each party hereto agrees to make all appropriate filings pursuant to the Foreign Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and in any event within twenty (20) Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Foreign Antitrust Laws and use its reasonable best efforts to take, or cause to be taken, all other actions necessary to obtain any required approvals or cause the expiration or termination of any applicable waiting periods under the Foreign Antitrust Laws as soon as practicable, (iii) Seller shall use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated hereby and (iv) neither Purchaser nor Seller shall, nor shall they permit their respective Affiliates to, take or fail to take any action that would reasonably have the effect of materially delaying the consummation of the transactions contemplated hereby or preventing, impeding or delaying the consummation of the transactions contemplated hereby; provided, however, that no action taken or failure by Seller or Purchaser to take an action, in either case, to the extent required by Law or in the ordinary course of business, shall be deemed to be a violation of this clause (iv).

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with a Governmental Agency in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Agency relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) keep the other party informed and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Agency and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) facilitate to the extent practicable the participation by Representatives of the other party in any material oral communications or meetings with Representatives of any Governmental Agency having jurisdiction over any of the transactions contemplated hereby, including the FTC, the DOJ and any foreign competition authority. Each of the parties hereto shall, to the extent practicable, provide notice of any substantive communication to, and any proposed understanding, undertaking or agreement with, any Governmental Agency with respect to any such filing or submission or otherwise with respect to the transactions contemplated hereby. Each of the parties hereto shall, to the extent practicable, give the other party prior notice of any meeting with any Governmental Agency and the opportunity to consult with the other in advance of any material meeting with any Governmental Agency and give the other parties the opportunity to attend or participate (unless prohibited by such Governmental Agency). Subject to applicable Law relating to the exchange of information and/or confidentiality obligations, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Agency in connection with the transactions contemplated hereby.

(d) In furtherance and not in limitation of the other covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Agency or other Person with respect to the transactions contemplated hereby. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that “reasonable best efforts” shall not include, and Purchaser shall not be required to, nor shall Seller or the Company do, any of the following: (i) executing settlement, undertakings, consent decrees, stipulations or other agreements, (ii) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of the Company or Purchaser, including any offer of any of the foregoing, (iii) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or Purchaser contemporaneously with or subsequent to the Closing, or (iv) otherwise taking or committing to take any action that after the Closing Date would limit the freedom of action of Purchaser or its Subsidiaries (including the Company) with respect to, or its or their ability to retain, one or more of its or their businesses, operations, product lines or assets.

(e) Notwithstanding any provision herein to the contrary, Purchaser shall have no obligation to contest or resist any action or proceeding challenging the transactions contemplated by this Agreement as violative of any Antitrust Laws by any Governmental Agency. Should any preliminary or permanent injunction or similar Order granting injunctive relief (other than a temporary restraining order) under the Antitrust Laws be issued by any Governmental Agency, Purchaser may elect (upon written notice within five (5) Business Days after issuance), but (notwithstanding any provision of this Agreement) shall not be required to seek or have such injunction, Order or stay vacated, lifted or otherwise set aside, but in the event Purchaser so elects, Purchaser and Seller shall be obligated to use their reasonable best efforts to contest and resist thereafter until such time, if any, as Purchaser decides in its sole discretion to cease contesting or resisting such preliminary injunction, Order or stay, or any other administrative or judicial action or proceeding challenging the transactions contemplated by this Agreement under the Antitrust Laws.

Section 5.5. Seller Proxy Statement; Other Filings; Seller Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, but in any event no later than forty-five (45) days after the date hereof, Seller shall prepare and, after consultation with Purchaser, file with the SEC the Proxy Statement, which (except as contemplated by Section 5.6) shall contain the Seller Board Recommendation, and Seller shall, or shall cause its Affiliates to, prepare and, after consultation with Purchaser, file with the SEC all other filings that are required to be filed by Seller in connection with the transactions contemplated hereby. Seller and Purchaser shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Seller agrees and acknowledges that (i) none of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the proxy statement relating to the Seller Stockholders’ Meeting (together with all amendments, supplements and exhibits thereto, the “Proxy Statement”) will, on the date it is first disseminated to the stockholders of Seller, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Seller Stockholders’ Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from Seller with respect to the solicitation of proxies for the Seller Stockholders’ Meeting which shall have become false or misleading in any material respect; provided, however, that notwithstanding the foregoing, Seller makes no representation or warranty with respect to information supplied by or on behalf of Purchaser or its Affiliates for inclusion or incorporation by reference in the Proxy Statement and (ii) the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Purchaser agrees and acknowledges that any information supplied by Purchaser for inclusion in the Proxy Statement will not, on the date it is first disseminated to stockholders of Seller, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Seller Stockholders’ Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Stockholders’ Meeting which shall have become false or misleading in any material respect; provided, however, that notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by or on behalf of Seller or its Affiliates for inclusion or incorporation by reference in the Proxy Statement. Purchaser and its counsel shall be given a reasonable opportunity to review, comment upon and approve the Proxy Statement before it is filed with the SEC and disseminated to Seller’s stockholders. Seller and Purchaser shall each use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Seller will use commercially reasonable efforts to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) As promptly as reasonably practicable, Seller shall notify Purchaser of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by Seller with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto and all mailings to Seller’s stockholders in connection with the transactions contemplated by this Agreement, shall be subject to the reasonable prior review and comment of Purchaser.

(c) If, at any time prior to the Closing Date, any information relating to Seller, Purchaser or the Company or any of their respective Affiliates, directors or officers is discovered by Seller and Purchaser which should be set forth in an amendment or supplement to the Proxy Statement or other filings with the SEC, so that the Proxy Statement or other filings with the SEC would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Seller.

(d) Seller shall, in accordance with Seller’s certificate of incorporation and bylaws and applicable Law, promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the stockholders of Seller (the “Seller Stockholders’ Meeting”) for the purpose of seeking the Seller Stockholder Approval, in all cases regardless of whether (i) an Adverse Recommendation Change shall have occurred or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Seller or any of its Representatives. The board of directors of Seller shall use its commercially reasonable efforts to solicit the Seller Stockholder Approval.

Section 5.6. No Solicitation of Transactions by Seller.

(a) Seller and the Company shall, and shall cause their Subsidiaries and Seller’s, the Company’s and their Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, and use their commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Seller, the Company, their Subsidiaries or any Representatives to the extent such confidential information remains confidential at such time. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date and subject to Section 5.6(b), Seller and the Company shall not, and shall cause their Subsidiaries and Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly cause, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) approve, endorse or recommend to the stockholders of Seller any Acquisition Proposal or (iv) enter into an agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Agreement) with respect to an Acquisition Proposal. Without limiting the foregoing, Seller acknowledges and agrees that any violation of the foregoing restrictions by Seller’s Subsidiaries, including the Company, or their Representatives shall be deemed a breach of this Section 5.6(a) by Seller.

(b) Notwithstanding anything to the contrary set forth in Section 5.6(a) or any other provision of this Agreement to the contrary, if at any time prior to the receipt of the Seller Stockholder Approval, Seller or the Company receives a bona fide written Acquisition Proposal in circumstances not involving a breach of Section 5.6(a), Seller may, directly or through its Representatives, (i) contact such Person and its Representatives for the purpose of clarifying the Acquisition Proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine, following consultation with Seller’s financial advisor and outside legal counsel, whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (ii) if the board of directors of Seller determines in good faith after consultation with its legal and financial advisors that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, the board of directors of Seller may, but only if and to the extent the board of directors of Seller determines in good faith, based on such matters as it deems relevant following consultation with its financial advisor and outside legal counsel, that the failure to do so would be reasonably likely to constitute a breach by the board of directors of Seller of its fiduciary duties under applicable Law, and after providing Purchaser not less than twenty-four (24) hours’ written notice of its intention to take such actions, (A) furnish non-public information with respect to Seller or the Company to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement executed by Seller or the Company and such Person containing provisions as to nondisclosure and use restrictions at least as favorable to Seller or the Company, as applicable, as those contained in the NDA; provided, however, that Seller or the Company has previously or concurrently furnished such information to Purchaser and (B) participate in negotiations regarding such Acquisition Proposal.

(c) Except as expressly permitted by Section 5.6(d) or Section 5.6(e), the board of directors of Seller shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Purchaser) or publicly propose to withdraw (or amend or modify in a manner adverse to Purchaser), the Seller Board Recommendation, (B) recommend that its stockholders, adopt or approve, or propose publicly to recommend that its stockholders, adopt or approve, any Acquisition Proposal or (C) fail to recommend against acceptance of any tender offer or exchange offer for Stock or Seller Stock that constitutes an Acquisition Proposal within ten (10) Business Days after the commencement of such offer (any of the foregoing actions being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Seller or the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality agreement referred to in Section 5.6(a)) (A) constituting or that could reasonably be expected to lead to any Acquisition Proposal or (B) requiring Seller or the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if the board of directors of Seller receives a bona fide written Acquisition Proposal prior to the receipt of the Seller Stockholder Approval, that (i) was made in circumstances not involving a breach of Section 5.6(a) and (ii) the board of directors of Seller determines in good faith constitutes a Superior Proposal:

(i) the board of directors of Seller may make an Adverse Recommendation Change in response to such Superior Proposal if the board of directors determines in good faith, based on such matters it deems relevant following consultation with its financial advisor and its outside counsel, that the failure to take such action would be reasonably likely to constitute a breach by the board of directors of Seller of its fiduciary duties under applicable Law; and

(ii) the board of directors of Seller may, in response to such Superior Proposal and within forty-eight (48) hours after the expiration of the three (3) Business Day period described below, enter into a Contract with respect to such Superior Proposal if Seller is permitted to terminate this Agreement on such date pursuant to the terms of Section 10.1(g) and, concurrently with its entering into such Contract shall have terminated this Agreement pursuant to Section 10.1(g) but only after the third (3rd) Business Day following Purchaser’s receipt of written notice from Seller advising Purchaser that the board of directors of Seller is prepared to enter into a Contract with respect to such Superior Proposal (which notice shall include the most current versions of such Contract) and terminate this Agreement, if during such three (3) Business Day period, Seller and its Representatives shall have provided Purchaser with a reasonable opportunity to provide to Seller a binding written offer by Purchaser to amend the terms and conditions of this Agreement, and shall have considered in good faith any such binding, written offer of Purchaser to amend the terms and conditions of this Agreement delivered by Purchaser to Seller.

(e) Without limiting the provision of Section 5.6(d), at any time prior to obtaining the Seller Stockholder Approval, and subject to Seller’s compliance in all material respects with the other provisions of this Section 5.6, as applicable, the board of directors of Seller may make an Adverse Recommendation Change if the board of directors of Seller determines in good faith, following consultation with its outside legal counsel, that such action is consistent with its fiduciary duties to the stockholders of

Seller under applicable Law; provided, however, that Seller shall provide Purchaser with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of the board of directors of Seller) of any meeting of the board of directors of Seller at which the board of directors is expected to consider making an Adverse Recommendation Change.

(f) Seller shall promptly advise Purchaser orally and in writing, and in no event later than twenty-four (24) hours after receipt, of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal). Seller shall keep Purchaser reasonably informed of the status (including any change to the material terms and conditions thereof) of any such Acquisition Proposal and shall provide Purchaser with copies of any additional written materials received that relate to such Acquisition Proposal.

(g) Nothing in this Section 5.6 or elsewhere in this Agreement shall prevent the board of directors of Seller from taking and disclosing any position or disclosing any information required to be disclosed under applicable Law or, if applicable, from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal; provided, however, that any such disclosure thereunder shall be governed by the terms of this Agreement, including with respect to any Adverse Recommendation Change. In addition, nothing in this Section 5.6 or elsewhere in this Agreement shall prohibit Seller or the Company from taking any action that any court of competent jurisdiction orders Seller or the Company to take.

Section 5.7. Notices of Certain Events.

The parties to this Agreement shall promptly notify each other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(b) any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement or any other Transaction Document; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge, threatened against, relating to or involving or otherwise affecting Purchaser, Seller or the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Schedule 3.8 in the case of Seller or the Company, or that relate to the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.7 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 5.8. Further Assurances.

(a) Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any other Transaction Document and to vest in Purchaser title to the Stock as provided herein.

(b) Upon reasonable notice from Purchaser to Seller anytime prior to the Closing Date, Seller and the Company shall, at the sole expense of Purchaser and following Purchaser’s preparation and delivery to Seller of all required filings, certificates, agreements and other documentation necessary to effect the Requested Actions, use their commercially reasonable efforts to take, or cause to be taken, certain corporate actions reasonably requested by Purchaser to be effective on or prior to the Closing Date, including (i) the transfer of ownership of any Subsidiary of the Company to another Subsidiary of the Company, (ii) the merger or consolidation of any Subsidiary of the Company with and into the Company or another Subsidiary of the Company, or (iii) the conversion of any Subsidiary of the Company into another entity (clauses (i), (ii) and (iii) being referred to as “Requested Actions”); provided, however, that no such Requested Actions shall (A) delay the consummation of the transactions contemplated by this Agreement, (B) result in any Liability to Seller and (C) be taken unless (1) such Requested Actions are permitted by applicable Law and by any agreements to which Seller, the Company or their respective Subsidiaries are party, (2) Seller has received a written notice from Purchaser confirming that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (or, with respect to Section 7.3, at the option of Purchaser, waived) and that Purchaser is prepared to proceed immediately with the Closing (it being understood that in any event the Requested Actions will be deemed to have occurred prior to the Closing) and (3) such Requested Actions could not be effected by Purchaser subsequent to the Closing without the loss of any benefit to Purchaser.

(c) In the event that the parties agree in good faith that obtaining any approval required under Foreign Antitrust Laws in connection with consummation of the transactions contemplated by this Agreement would be reasonably expected to delay the Closing as a result of such approval being the only remaining unsatisfied or unwaived condition to Closing under Article VII, the parties shall use commercially reasonable efforts to (i) segregate the relevant Subsidiary(ies) of the Company and/or assets of the Company or its Subsidiary(ies), as applicable, that are the subject of the application for such approval under relevant Foreign Antitrust Laws, (ii) consummate the transactions contemplated by this Agreement that are not the subject of the application for such approval under Foreign Antitrust Laws in accordance with the terms of Article VIII of this Agreement and (iii) consummate the transactions contemplated by this Agreement that are the subject of the application for such approval under Foreign Antitrust Laws as soon as practicable after such approval has been obtained.

Section 5.9. Public Announcements.

The initial press releases concerning the transactions contemplated by this Agreement and any other Transaction Document shall be separate press releases by Purchaser and Seller, each of which shall be approved by the parties to this Agreement and shall be disseminated at such time and in such manner as the parties shall mutually agree unless otherwise required by applicable Law. Thereafter, neither Seller nor Purchaser shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 5.10. Dividends and Distributions by the Company.

Between the date of this Agreement and the Closing Date, the Company and its Subsidiaries shall be permitted to declare and pay cash dividends, or make cash distributions, to Seller or Seller’s Subsidiaries.

Section 5.11. Employee Benefits.

(a) Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Continuing Employee with respect to claims incurred by such Continuing Employee or their covered dependents prior to the Closing Date (except to the extent accrued on the Closing Date Balance Sheet). Expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser. For purposes of this paragraph, a claim is deemed incurred: (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Continuing Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(b) Continuing Employees shall be given credit for all service with Seller (and any predecessor employer for which Seller credited service) to the same extent as such service was credited for such purpose by Seller, under each Purchaser employee benefit plan, policy program or arrangement (each, a “Purchaser Plan”) for purposes of eligibility, vesting and benefits accrual (other than benefit accruals under any defined benefit pension plan and other than which would result in the duplication of benefits accrual for the same period of service).

(c) With respect to any Purchaser Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by Purchaser, with respect to each Continuing Employee, Purchaser shall (i) cause there to be waived any pre-existing condition and waiting periods and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees during the plan year of the applicable plan sponsored by Seller during which the Closing occurs with respect to similar plans maintained by Seller immediately prior to the Closing Date.

(d) With respect to any accrued but unused vacation time (including flexible time off and sick pay) as of the Closing Date to which any Continuing Employee is entitled pursuant to the vacation policy of Seller immediately prior to the Closing Date, Purchaser shall assume the Liability for such accrued but unused vacation time and allow such Continuing Employee to use such accrued vacation.

(e) Upon reasonable notice from Purchaser to Seller anytime prior to the Closing Date, Seller shall, or shall cause the Company or any of its Subsidiaries to, at the sole expense of Purchaser and following Purchaser’s preparation and delivery to Seller of all required filings, certificates, agreements and other documentation necessary to effect the following actions, use its commercially reasonable efforts to terminate or transfer to any Person, other than the Company or any such Subsidiary, effective as of the Closing Date, any Plan sponsored by the Company or any such Subsidiary to the extent allowable under applicable Law and by any agreements to which Seller, the Company or their respective Subsidiaries are party; provided, however, that no such termination or transfer shall (A) delay the consummation of the transactions contemplated by this Agreement, (B) result in any Liability to Seller and (C) be taken unless (1) Seller has received a written notice from Purchaser confirming that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (or, with respect to Section 7.3, at the option of Purchaser, waived) and that Purchaser is prepared to proceed immediately with the Closing (it being understood that in any event such terminations or transfers will be deemed to have occurred prior to the Closing) or (2) such actions could not be effected by Purchaser subsequent to the Closing without the loss of any benefit to Purchaser.

Section 5.12. Delivery of Financial Information.

As soon as practicable following the end of each calendar month from the date hereof until the Closing Date, Seller shall use its commercially reasonable efforts to deliver to Purchaser within forty-five (45) days after the end of each such month, but in any event Seller shall deliver to Purchaser no later than sixty (60) days after the end of each such month, copies of (a) the unaudited statements of income of the Company prepared in accordance with GAAP (without giving effect to any footnote disclosure required under GAAP) consistent with past practice and (b) all other monthly management reports prepared in respect of the Company in the Ordinary Course of Business. As soon as practicable following each fiscal quarter from the date hereof until the Closing Date, but in no event later than forty-five (45) days after the end of each quarter, Seller shall deliver to Purchaser copies of the unaudited balance sheet of the Company and the related unaudited statement of income, in each case, prepared in accordance with GAAP

(without giving effect to any footnote disclosure required under GAAP) consistent with past practice.

Section 5.13. Non-Competition and Non-Solicitation.

(a) Seller agrees that, for a period of five (5) years following the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business. Notwithstanding the foregoing or any other term or provision in this Agreement to the contrary, (i) Seller shall not be prohibited from participating in the operation of the remaining business and assets of Seller (other than the Business) including permitting any Person to advertise with Seller (or on or in any of Seller’s websites, magazines or job boards) or attend, exhibit, sponsor or speak at any Seller conference, exhibition, training, class or webinar and (ii) following the expiration of the Non-Competition Period (as defined in the Non-Competition Agreement), this Section 5.13(a) shall only apply to Alan Meckler in his capacity as an employee, officer and director of Seller and its Subsidiaries (and not in his individual capacity or as an Affiliate of Seller or its Subsidiaries). The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) Seller and Purchaser each agree that, for a period of three (3) years following the Closing Date, it shall not solicit or induce the employment or services of or hire any employee of Purchaser or any employee providing services to the Business, in the case of Seller, or any employee of Seller, in the case of Purchaser, without the prior written consent of such other party hereto; provided, however, that general solicitations to the public not directed at such employees shall not be deemed a violation of this Section 5.13(b). Notwithstanding the foregoing, if Seller or Purchaser terminates the employment of any such employee, Purchaser or Seller, as the case may be, shall be permitted to solicit such terminated employee.

Section 5.14. Assignment and Recordation of Intellectual Property.

(a) At Closing (provided that Purchaser complies with its obligations hereunder), Seller shall assign to the Company or such other Person designated by Purchaser all of Seller’s right, title and interest in and to all Seller-Owned Business Intellectual Property and Seller-Owned Business Technology free and clear of all Liens. In connection therewith, Purchaser shall prepare for execution by Seller an assignment in accordance with the foregoing sentence. Upon such execution and in no event later than thirty (30) days after Closing, Seller shall submit such executed assignment (or other documentation or information as may be necessary) to the relevant Governmental Agencies or Internet domain name registrars, as Purchaser in its sole and absolute discretion deems necessary or desirable. The parties shall reasonably cooperate with respect to any other documents, filings or actions reasonably necessary to reflect the

Company or such other Person designated by Purchaser as the record owner (in a manner such that there is no break in the chain of title and the releases of all Liens are recorded) of all registrations and applications for any Seller-Owned Business Intellectual Property. Notwithstanding anything to the contrary in this Section 5.14, Seller shall not be obligated to transfer any Seller-Owned Business Intellectual Property that Purchaser, in its sole and absolute discretion, determines is not material to the Business. As between Seller and Purchaser, Purchaser shall have sole control with respect to the coordination of such assignment, submission and action. Seller shall cooperate with Purchaser, including by executing documents and providing documents and information useful or necessary to effect such assignment, submission and action. Purchaser shall bear all of the fees, costs and expenses arising out of or related to any such assignment, submission or action and shall reimburse Seller for any such reasonable out-of-pocket fees, costs or expenses to the extent incurred by Seller.

(b) Prior to Closing, Seller shall use its commercially reasonable efforts to reflect the Company or such other Person designated by Purchaser as the record owner (in a manner such that there is no break in the chain of title and the releases of all Liens are recorded) of all registrations and, to the extent reasonably practicable, pending applications for Copyrights that are Company Intellectual Property (other than Seller-Owned Business Intellectual Property), all of the foregoing of which the Company or any of its Subsidiaries is the beneficial owner, but not the record owner, as of the date hereof.

Section 5.15. Assigned Agreements and Assets. Prior to the Closing Date, Seller shall use its commercially reasonable efforts to assign or transfer, or cause to be assigned or transferred, to the Company (a) each of the agreements set forth on Schedule 5.15 hereto (the “Assigned Agreements”) and (b) all assets of Seller that are used primarily in the Business which are identified by Seller or Purchaser prior to the Closing Date (the “Assigned Assets” and, together with the Assigned Agreements, the “Assigned Agreements and Assets”). In the event consents to the assignment of the Assigned Agreements and Assets cannot be obtained prior to the Closing Date, (i) Seller shall continue to seek such consents and shall assign or transfer, or cause to be assigned or transferred, to the Company such Assigned Agreements and Assets as soon as reasonably practicable following the Closing Date and (ii) Seller shall, at its own expense, take, or cause to be taken, such actions as may reasonably be requested by Purchaser so as to provide Purchaser with the benefits of such Assigned Agreements and Assets, and Purchaser shall be responsible for all costs and obligations arising under such Assigned Agreements and Assets following the Closing Date, in each case, until such time as Seller completes such assignment or transfer.

Section 5.16. Assumed Liabilities.

Immediately prior to the Closing Date, all of the Assumed Liabilities shall be assigned by Seller to the Company and assumed by the Company pursuant to that certain Assignment and Assumption Agreement by and between Seller and the Company, the form of which is attached hereto as Exhibit G (the “Assignment and Assumption Agreement”).

Section 5.17. Company Owned Property.

Prior to the Closing Date, Seller shall transfer, or cause to be transferred, to Seller all of the Company’s right, title and interests in and to the Company Owned Property. Purchaser or the Company, on the one hand, and Seller, on the other hand, shall negotiate in good faith and, as of the Closing Date, shall enter into a lease agreement with respect to the lease of the Company Owned Property to Purchaser or the Company, as applicable (the “Peoria Lease”), which shall (a) have a term to be mutually agreed upon by Purchaser and Seller, (b) include rent on terms and conditions that are consistent with the market for commercial leased real property in Peoria, Illinois determined as of the date of execution of the Peoria Lease; provided, however, that in the event that Purchaser or Seller cannot agree on the amount of such rent, an independent third party mutually agreeable to Purchaser and Seller with applicable experience in the Peoria, Illinois commercial real estate rental market shall be engaged to determine the amount of such rent and the fees, costs and expenses of such independent third party shall be borne equally by Purchaser and Seller and (c) provide for the payment of such rent commencing as of the Closing Date. Seller shall bear all of the fees, costs and expenses arising out of or related to such transfer (but excluding any rent, fees, costs or expenses to be paid to Seller pursuant to the Peoria Lease) and shall reimburse Purchaser for any such fees, costs or expenses to the extent incurred by Purchaser and no such transfer shall result in any Liability to Purchaser or the Company.

ARTICLE VI.

CERTAIN TAX COVENANTS AND AGREEMENTS

Section 6.1. Tax Returns.

(a) Seller shall prepare and timely file (or cause to be prepared and filed) (i) all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries on or prior to the Closing Date and (ii) all consolidated, combined or unitary Tax Returns of Seller that include or relate to the Company and any of its Subsidiaries. Seller shall pay or shall cause to be paid any and all Taxes due with respect to such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior practice, unless otherwise required by Law. With respect to any Tax Returns referred to in clause (i) above, Seller shall provide Purchaser with copies of completed drafts of the Tax Returns described above at least forty-five (45) days prior to the due date thereof (including extensions), along with supporting workpapers. Purchaser shall provide Seller with comments no later than fifteen (15) days before the respective due date of such Tax Returns. Seller shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the parties are unable to resolve any dispute with respect to such Tax Returns at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.1(c), which resolution shall be binding on the parties. With respect to any Tax Return referred to in clause (ii) above, Seller shall provide Purchaser with the portion of such Tax Returns relating to the Company and any of its Subsidiaries at least forty-five (45) days prior to the due date thereof (including extensions) along with supporting workpapers. Purchaser shall provide Seller with comments no later than fifteen (15) days before the respective due date of such Tax Returns. Seller shall consider in good faith any revisions suggested by Purchaser.

(b) Except as described in Section 6.1(a) and Section 6.1(c), Seller shall prepare (or cause to be prepared), all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries for a taxable period ending on or prior to the Closing Date that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise required by applicable Law. Seller shall provide Purchaser with copies of completed drafts of the Tax Returns described above at least forty-five (45) days prior to the due date thereof (including extensions), along with supporting workpapers. Purchaser will provide Seller with comments no later than fifteen (15) days before the respective due dates of such Tax Returns. Seller shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the parties are unable to resolve any dispute with respect to such Tax Returns at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.1(d), which resolution shall be binding on the parties. Subject to prepayment by Seller pursuant to Section 6.10, Purchaser shall file and pay or cause to be filed and paid any and all Taxes due with respect to such Tax Returns.

(c) Except as described in Section 6.1(a) and Section 6.1(b) above, Purchaser shall prepare and timely file (or cause to be prepared and filed), all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries for a Straddle Period. All such Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise required by applicable Law. Purchaser shall provide Seller with copies of completed drafts of the Tax Returns described above at least forty-five (45) days prior to the due date thereof (including extensions), along with supporting workpapers. Seller will provide Purchaser with comments no later than fifteen (15) days before the respective due dates of such Tax Returns. Purchaser shall make such revisions to such Tax Returns as are reasonably requested by Seller. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the parties are unable to resolve any dispute with respect to such Tax Returns at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.1(d), which resolution shall be binding on the parties. Subject to prepayment by Seller pursuant to Section 6.10, Purchaser shall pay or cause to be paid any and all Taxes due with respect to such Tax Returns. Seller will furnish to Purchaser all information and records reasonably requested for use in preparation of any such Tax Returns.

(d) Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to Seller and Purchaser. Such independent accounting firm shall resolve any such disputed matter promptly, but no later than ten (10) days after the acceptance of its appointment. The fees and expenses of such accounting firm shall be borne equally by Seller and Purchaser. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for filing such Tax Return deems correct, without prejudice to the rights of the other party to pursue the dispute. The decision of the independent accounting firm shall be final and binding on Seller and Purchaser. To the extent necessary to reflect a determination of such independent accounting firm, Seller and Purchaser shall amend or cause to be amended any relevant Tax Returns and take all other actions that are consistent with such determination.

Section 6.2. Straddle Periods.

The Company will, unless prohibited by applicable Law, close the taxable period of the Company and any of its Subsidiaries as of the close of business on the Closing Date. If applicable Law does not permit the Company or any of its Subsidiaries to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to any Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated as follows: (a) real, personal and intangible property Taxes (“Property Taxes”) of the Company or any of its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (b) the Taxes of the Company (other than Property Taxes) for the portion of the Straddle Period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

Section 6.3. Tax Proceedings.

(a) If notice of any audit or administrative or judicial proceeding with respect to Taxes of the Company or any of its Subsidiaries (a “Tax Claim”) shall be received by Purchaser for which Seller may reasonably be expected to be liable pursuant to Section 6.10, Purchaser shall promptly, and in any event within thirty (30) days of receipt of any such notice, notify Seller in writing of such Tax Claim; provided, however, that the failure of Purchaser to give Seller notice as provided herein shall not relieve Seller of its obligations under this Section 6.3, except to the extent that Seller is adversely affected thereby.

(b) Seller shall have the right to control (at its own expense) the conduct of any Tax Claim with respect to any taxable period ending on or prior to the Closing Date for which it may be liable for indemnification pursuant to this Article VI or Article IX; provided, however, that Seller shall not compromise or settle any such Tax Claim without obtaining Purchaser’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) if it would reasonably be expected to have a materially adverse effect on Purchaser. Purchaser shall control the conduct of all other Tax Claims.

Section 6.4. Tax Cooperation.

Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Claim. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods. A party intending to destroy any material records or documents shall provide the other party with reasonable advance notice and the opportunity to copy or take possession of such records.

Section 6.5. Certain Post-Closing Actions.

Neither party nor any of their respective Affiliates (including, after the Closing, the Company and its Subsidiaries) shall, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), (a) make or change any income and other material Tax election affecting a taxable period ending on or before the Closing Date of Seller or any of its Affiliates (including, before the Closing, the Company and its Subsidiaries) or (b) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return prepared by (i) Seller or any of its Affiliates (including, before the Closing, the Company) relating to a taxable period ending on or before the Closing Date or (ii) Purchaser relating to any Straddle Period; provided, however, that Seller and its Affiliates (other than the Company and its Subsidiaries) may take any such action described in (a) or (b) above unless such action would have the effect of increasing the Tax Liability of Purchaser or any of its Affiliates (including the Company and its Subsidiaries) in respect of a Post-Closing Tax Year in excess of two hundred fifty thousand dollars ($250,000) in the aggregate (the “Allowed Liability Amount”); provided, further, however, that the Allowed Liability Amount, if any, shall be included, dollar for dollar, in determining whether the Deductible has been exceeded pursuant to Section 9.2(c)(i).

Section 6.6. Refunds.

If, following the Closing Date, a refund of Taxes is received by or credited to the account of the Company or any of its Subsidiaries in respect of a Pre-Closing Tax Year (including interest thereon, but net of any Taxes incurred in respect of any such refund, credit or interest), Purchaser shall cause the Company to promptly pay the amount of the refund to Seller, other than any refund or credit (a) attributable to the carryback of any loss or other Tax attribute from a Post-Closing Tax Year to a Pre-Closing Tax Year, and (b) any refund or credit reflected as an asset on the Closing Date Balance Sheet.

Section 6.7. Tax Sharing Agreements.

Seller shall cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, to be terminated effective as of the Closing Date, and after the Closing Date the Company shall have no obligation under any such agreement or arrangement for any past, present or future period.

Section 6.8. Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne equally by Seller and Purchaser when due, and Seller and Purchaser will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

Section 6.9. Section 338(h)(10) Election.

(a) With respect to the sale of the Stock, if so requested by Purchaser upon notice to Seller no later than ten (10) days prior to the due date for the making of the Section 338(h)(10) Election, Seller and Purchaser shall jointly make a Section 338(h)(10) Election in accordance with applicable Laws and as set forth herein. Purchaser and Seller shall cooperate with each other and take all necessary steps to properly make a Section 338(h)(10) Election in accordance with applicable Laws. Purchaser and Seller agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules. Purchaser and Seller agree to report the transfers under this Agreement consistent with such elections and shall take no position contrary thereto unless required to do so by applicable tax Law.

(b) Except as provided in Section 6.9(f) below, Purchaser shall be responsible for the preparation and filing of all Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement and shall deliver such Section 338 Forms to Seller at least thirty (30) days prior to the date such Section 338 Forms are required to be filed. Seller shall execute and deliver to Purchaser such documents or forms (including executed Section 338 Forms) as are requested and are required by any Laws in order to properly complete the Section 338 Forms at least twenty (20) days prior to the date such Section 338 Forms are required to be filed. Seller shall provide Purchaser with such information as Purchaser reasonably requests in order to prepare the Section 338 Forms by the later of thirty (30) days after Purchaser’s request for such information or thirty (30) days prior to the date on which Purchaser is required to deliver such forms to Seller.

(c) The Purchase Price, Liabilities of the Company and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder. Purchaser shall prepare such allocation (the “Section 338(h)(10) Allocation Schedule”) and shall deliver the Section 338(h)(10) Allocation Schedule to Seller within five (5) days after the final determination of the Purchase Price Adjustment. Thereafter, Purchaser shall provide Seller from time to time a revised Section 338(h)(10) Allocation Schedule (“Revised Section 338(h)(10) Allocation Schedule”), so as to report any matter on the Section 338(h)(10) Allocation Schedule that needs updating (including any adjustments to the Purchase Price). Any such Revised Section 338(h)(10) Allocation Schedule shall be prepared by Purchaser in accordance with the provisions of

Section 338 of the Code and the Treasury Regulations thereunder. Seller shall have the right to review the Revised Section 338(h)(10) Allocation Schedule.

(d) If Seller disagrees with respect to any material item in the Section 338(h)(10) Allocation Schedule or Revised Section 338(h)(10) Allocation Schedule, the parties shall negotiate in good faith to resolve the dispute. If they cannot resolve the dispute within ten (10) days, any such dispute shall be resolved in accordance with the procedure set forth in Section 6.1(d). Seller and Purchaser shall each provide to the other for review a copy of its IRS Form 8883 at least ten (10) Business Days prior to its submission to the IRS.

(e) Seller shall provide Purchaser with a schedule computing the amount of the Tax Adjustment within five (5) days after the parties have agreed to the allocation of the Purchase Price (or any dispute with respect thereto has been resolved) pursuant to Section 6.9(c) (the “Tax Adjustment Schedule”), but in any event no later than thirty (30) days prior to the due date to file the Section 338(h)(10) Election. For purposes hereof, the “Tax Adjustment” shall mean an amount of additional consideration necessary to cause Seller’s after-Tax net proceeds from the sale of the Stock with the Section 338(h)(10) Election and any election made under Section 338(g) of the Code by Purchaser (collectively, the “Elections”) to be equal to the after-Tax net proceeds that Seller would have received had the Elections not been made, taking into account all appropriate state, federal and local Tax implications. In making such calculations, the actual corporate federal and state tax rates to which Seller is subject shall be used and any other items of income, deduction, gain, loss, or credits of Seller shall be ignored. Purchaser shall review the Tax Adjustment Schedule and shall provide Seller with any comments within five (5) days after receipt of such Tax Adjustment Schedule. Seller shall make such revisions to the Tax Adjustment Schedule as reasonably requested by Purchaser. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Adjustment Schedule. In the event the parties are unable to resolve any dispute with respect to the Tax Adjustment Schedule within five (5) days of receipt of Purchaser’s comments, such dispute shall be resolved pursuant to Section 6.1(d), which resolution shall be binding on the parties. The amount of the Tax Adjustment, as agreed to by the parties or as determined pursuant to Section 6.1(d), shall be paid to Seller as additional Purchase Price as provided in Section 6.9(f) below. If, as a result of the Elections, Seller recognizes a capital loss carryforward (an “Election Carryforward”), Seller shall pay the amount of any Tax benefit recognized with respect to an Election Carryforward to Purchaser as and when such Tax benefit is actually recognized by Seller. In calculating the amount of Tax benefit realized by Seller, the actual corporate federal and state rates to which Seller is subject shall be used. For this purpose, Seller shall be deemed to recognize a Tax benefit with respect to any Election Carryforward in a taxable year if, and to the extent that, Seller’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding the use of any Election Carryforward, exceeds Seller’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account the use of any Election Carryforward (to the extent permitted by relevant Tax law and treating for this purpose the use of such Election Carryforward as the last item claimed for any taxable year, notwithstanding any provision of applicable Tax law); provided, however, that Seller shall not be treated as using any Election Carryforward to the extent Seller has generated any subsequent capital loss carryforwards (a “Subsequent Carryforward”) and is required to first use the Election Carryforward under relevant Tax law; provided, further, however, that if, pursuant to the previous proviso, an Election Carryforward is not treated as having been used by Seller for this purpose and a Subsequent Carryforward is treated as having been used pursuant to the previous proviso, such Subsequent Carryforward shall be treated as an Election Carryforward for purposes of this Section 6.9(e) until its expiration under applicable Tax law.

(f) On the Closing Date, Seller shall deposit five (5) completed and executed originals of IRS Form 8023 (or successor forms) in form and substance reasonably satisfactory to Purchaser (the “Election Forms”) with U.S. Bank National Association (the “Escrow Agent”) pursuant to the Election Escrow Agreement to be negotiated in good faith by Seller and Purchaser prior to Closing and which will reflect the terms set forth in this Section 6.9(f). Pursuant to the Election Escrow Agreement, the Escrow Agent shall release the Election Forms to Purchaser upon receipt of a joint written instruction from Seller and Purchaser to the Escrow Agent following the payment to Seller by Purchaser of the Tax Adjustment; provided, however, that if the Tax Adjustment has not been agreed to by the parties or finally determined pursuant to Section 6.1(d) no later than the time of the delivery of Purchaser’s notice to Seller pursuant to Section 6.9(a), the Escrow Agent shall be instructed to release the Election Forms to Purchaser upon the Escrow Agent’s confirmation of receipt by the Escrow Agent of the entire amount of the Tax Adjustment set forth in the Tax Adjustment Schedule as prepared by Seller, with such adjustments as the parties have agreed to at such time, if any (the “Deposit”). Pursuant to the Election Escrow Agreement, the Escrow Agent shall release the Deposit to Seller and/or Purchaser, as applicable, as directed by a joint written instruction from Seller and Purchaser to the Escrow Agent following the agreement of the parties or a determination pursuant to Section 6.1(d); provided, however, that if the parties have not jointly directed the Escrow Agent as to the release of the Deposit no later than five (5) days prior to the due date on which Seller is required to pay the federal income Taxes in respect of the Elections, then the Escrow Agent shall immediately release the Deposit to Seller. If the Deposit is released to Seller prior to agreement by the parties or a determination pursuant to Section 6.1(d), then upon such agreement or determination, (i) Seller shall promptly pay to Purchaser, the excess, if any, of the Deposit over the Tax Adjustment amount agreed to by the parties or determined pursuant to Section 6.1(d) or (ii) Purchaser shall pay to Seller the excess, if any, of the Tax Adjustment amount agreed to by the parties or determined pursuant to Section 6.1(d) over the Deposit upon the filing by Seller of its amended Tax Returns and the payment by Seller pursuant thereto to the applicable Governmental Agency.

Section 6.10. Tax Indemnity.

From and after the Closing, Seller shall indemnify the Purchaser Indemnitees against and hold them harmless from and against any Damages with respect to (a) any Liability for Taxes of the Company and any of its Subsidiaries (or any Affiliated Group of which the Company or any of its Subsidiaries has been a member) for any Pre-Closing Tax Year, (b) any Liability of the Company or any of its Subsidiaries for any Taxes of another Person pursuant to

Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision state, local or foreign law), by assumption, or operation of law, (c) the failure of any of the representations and warranties contained in Section 3.17 to be true and correct in all respects (determined without regard to any qualification related to “materiality” or “Material Adverse Effect” contained therein) or the failure of Seller to perform any covenant contained in this Article VI with respect to Taxes, (d) the failure by Seller to timely pay any and all Taxes required to be borne by Seller pursuant to Section 6.8, (e) any Liability for Taxes resulting from, arising out of or based on the Section 338(h)(10) Election and (f) any Liability of the Company or its Subsidiaries under any Tax allocation, Tax indemnity or Tax sharing agreement or similar agreement or arrangement with any Person that was entered into prior to the Closing Date; provided, however, that Seller shall not be liable to indemnify the Purchaser Indemnitees for any such Tax Liability that is accrued on the Closing Date Balance Sheet.

ARTICLE VII.

CONDITIONS TO THE PURCHASE AND SALE OF STOCK

Section 7.1. Mutual Conditions.

The obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions:

(a) The Seller Stockholder Approval shall have been obtained by Seller;

(b) Any waiting period (including any extension thereof) applicable to the purchase and sale of the Stock by the parties hereto under the HSR Act shall have terminated or expired and all other required approvals of any Governmental Agency, including the approvals under all applicable Foreign Antitrust Laws, shall have been obtained and shall be in full force and effect; and

(c) No preliminary or permanent injunction or other Order issued by any court or Governmental Agency, nor any statute, rule, regulation, decree or Order promulgated or enacted by any Governmental Agency that declares this Agreement or any other Transaction Document invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect. No action or proceeding before any court or Governmental Agency shall have been instituted or threatened by any Governmental Agency or by any other Person which seeks to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which challenges the validity or enforceability hereof or thereof and has a reasonable likelihood of being successful.

Section 7.2. Conditions to Seller’s Obligation.

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions on or prior to the Closing Date:

(a) The representations and warranties of Purchaser contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser shall have delivered to Seller a certificate of its president or chief executive officer, dated the Closing Date, to the foregoing effect.

(b) Purchaser shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have delivered to Seller a certificate of its president or chief executive officer, dated the Closing Date, to the foregoing effect.

(c) Purchaser shall have executed and delivered to Seller all of the other Transaction Documents.

Section 7.3. Conditions to Purchaser’s Obligation.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

(a) The representations and warranties of Seller (i) set forth in Section 3.3 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), (ii) set forth in Section 3.21 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (iii) set forth in Article III hereof (other than as described in clauses (i) and (ii) above) that (A) are not made as of a specific date shall be true and correct as of the Closing Date as though made on and as of the Closing Date, and (B) are made as of a specific date shall be true and correct as of such date, except in this clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller shall have delivered to Purchaser a certificate of its president or chief executive officer, dated the Closing Date, to the foregoing effect.

(b) Seller shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing Date. Seller shall have delivered to Purchaser a certificate of its president or chief executive officer, dated the Closing Date, to the foregoing effect.

(c) Seller shall have executed and delivered, or caused the Company to execute and deliver, to Purchaser all of the other Transaction Documents to which Seller or the Company is a party.

(d) Seller shall have delivered, or caused to be delivered, to Purchaser UCC Termination Statements (the “UCC Termination Statements”) terminating all Liens on any and all assets owned by the Company, any of the Company’s Subsidiaries or Seller (in the case of Seller, to the extent primarily related to the Business).

(e) Purchaser shall have received a duly executed certificate of non-foreign status from Seller that complies with Section 1445 of the Code in substantially the form attached hereto as Exhibit H (the “FIRPTA Certificate”).

(f) Since the date of this Agreement, a Material Adverse Effect shall not have occurred or be reasonably expected to occur.

(g) Purchaser shall have received copies of all consents and waivers set forth on Schedule 7.3(g).

(h) Seller shall have delivered an officer’s certificate, executed by the president or the chief executive officer and chief financial officer of Seller, certifying that as of the Closing the Company and its Subsidiaries do not have any Indebtedness.

(i) Purchaser shall have received the resignations, effective as of the Closing Date, of each of the officers and directors of the Company and each of its Subsidiaries.

ARTICLE VIII.

THE CLOSING

Section 8.1. The Closing.

The Closing of the transactions contemplated hereby (the “Closing”) shall be held at 12:00 p.m. (New York time) not more than two (2) Business Days after each of the conditions precedent set forth in Article VII have been satisfied or waived by the party entitled to the benefit thereof (the “Closing Date”) or at such other time as the parties may mutually agree. The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 or at such other place as the parties may mutually agree.

Section 8.2. Deliveries by Seller at the Closing.

At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following items:

(a) the duly executed certificates referred to in Section 7.3(a), Section 7.3(b) and Section 7.3(h);

(b) all other Transaction Documents duly executed by Seller;

(c) certificates representing the Stock, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank, free and clear of all Liens;

(d) the UCC Termination Statements referred to in Section 7.3(d);

(e) the FIRPTA Certificate referred to in Section 7.3(e);

(f) the consents and waivers referred to in Section 7.3(g);

(g) the resignations referred to in Section 7.3(i); and

(h) all other previously undelivered documents that Seller is required to deliver to Purchaser pursuant to this Agreement.

Section 8.3. Deliveries by Purchaser at the Closing.

At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following items:

(a) the duly executed officer’s certificates referred to in Section 7.2(a) and Section 7.2(b);

(b) all other Transaction Documents duly executed by Purchaser;

(c) duly executed and acknowledged transfer tax stamps;

(d) the Closing Date Payment; and

(e) all other previously undelivered documents that Purchaser is required to deliver to Seller pursuant to this Agreement.

ARTICLE IX.

INDEMNIFICATION

Section 9.1. Survival.

All of the representations and warranties of Seller contained in this Agreement or in any certificate delivered by Seller pursuant hereto shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date; provided, however, that the representations and warranties of Seller contained in (a) Section 3.2 (Corporate Authorization) and Section 3.3 (Capitalization; Title to the Stock) shall survive indefinitely, subject to any applicable statute of limitations, (b) Section 3.17 (Tax) shall survive until ninety (90) days after the expiration of the applicable statute of limitations, (c) Section 3.16 (Environmental Matters) shall survive until the close of business on the third (3rd) anniversary of the Closing Date and (d) Section 3.21 (Sufficiency of Assets) shall survive until the close of business on the second (2nd) anniversary of the Closing Date. All of the representations and warranties of Purchaser contained in this Agreement or in any certificate delivered by Purchaser pursuant hereto shall survive the Closing and continue in full force and effect until the first anniversary of the Closing

Date; provided, however, that the representations and warranties of Purchaser contained in Section 4.2 (Authority; Noncontravention) shall survive indefinitely, subject to any applicable statute of limitations. Each survival period described above shall be referred to herein as a “Survival Period.” Notwithstanding the foregoing, any notice given in accordance with Section 11.1 of this Agreement and, if applicable, the Escrow Agreement (and delivered within the applicable Survival Period for such representation or warranty) claiming an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. The covenants and agreements of Seller and Purchaser contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing shall survive the Closing.

Section 9.2. Indemnification Provisions for Benefit of Purchaser and Seller.

(a) From and after the Closing Date, Purchaser and its Subsidiaries, Affiliates, officers, directors, employees, stockholders and Representatives (collectively, the “Purchaser Indemnitees”) shall be indemnified and held harmless by Seller from an against and in respect of all Damages resulting from or incurred by any Purchaser Indemnitee by reason of:

(i) the failure of any representation or warranty of Seller in this Agreement or the officer’s certificates referred to in Section 7.3(a), Section 7.3(b) and Section 7.3(h) to be true, correct and complete on the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except that any such representations and warranties which by their express terms are made as of a specified earlier date shall be true, correct and complete only as of such specified earlier date, in each case, determined without giving effect to any “materiality” or “Material Adverse Effect” qualification contained in such representations and warranties;

(ii) any breach or failure by Seller to perform any of the covenants or agreements of Seller contained in this Agreement;

(iii) any Excluded Liabilities; and

(iv) any Liabilities arising out of any actions taken by Purchaser or the Company at the request of Seller pursuant to Section 5.17 (but excluding any rent, fees, costs or expenses to be paid to Seller pursuant to the Peoria Lease).

(b) From and after the Closing Date, Seller and its Subsidiaries, Affiliates, officers, directors, employees, stockholders and Representatives (collectively, the “Seller Indemnitees” and, together with the Purchaser Indemnitees, “Indemnitees”) shall each be indemnified and held harmless by Purchaser from and against and in respect of any and all Damages resulting from or incurred by any Seller Indemnitee by reason of:

(i) the failure of any representation or warranty of Purchaser in this Agreement or the officer’s certificates referred to in Section 7.2(a) and Section 7.2(b) to be true, correct and complete on the date of this Agreement and as of the

Closing Date as if made on and as of the Closing Date, except that any such representations and warranties which by their express terms are made as of a specified earlier date shall be true, correct and complete only as of such specified earlier date, in each case, determined without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualification contained in such representations and warranties;

(ii) any breach or failure by Purchaser to perform any of the covenants or agreements of Purchaser contained in this Agreement; and

(iii) any Assumed Liabilities; and

(iv) any Liabilities arising out of any Requested Action or any actions taken by Seller at the request of Purchaser pursuant to Section 5.11(e) or Section 5.14(a), other than as a result of Seller’s breach of Section 5.14(a).

(c) Limitations.

(i) Notwithstanding anything herein to the contrary and except as contemplated by Section 9.2(c)(ii), Seller shall not be obligated to indemnify the Purchaser Indemnitees pursuant to Section 9.2(a)(i) and Purchaser shall not be obligated to indemnify the Seller Indemnitees pursuant to Section 9.2(b)(i) unless, in each case, the aggregate of all Purchaser Indemnitees’ Damages or Seller Indemnitees’ Damages, as the case may be, other than Damages attributable to any breach of the representations and warranties of Seller set forth in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Corporate Authorization), Section 3.3 (Capitalization; Title to Stock), Section 3.17 (Tax) and Section 3.23 (Brokers and Other Advisors), and Damages attributable to any breach of the representations and warranties of Purchaser set forth in Section 4.1 (Organization), Section 4.2 (Authority; Noncontravention) and Section 4.6 (Brokers and Other Advisors), exceeds one million two hundred thousand dollars ($1,200,000) (the “Deductible”), in which case the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, shall be entitled to recover all of their Damages in excess of the Deductible.

(ii) Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify the Purchaser Indemnitees pursuant to Section 9.2(a)(i) for any breach of the representation and warranty set forth in Section 3.21 (Sufficiency of Assets) unless the aggregate of all Purchaser Indemnitees’ Damages for a breach of such representation and warranty exceeds three hundred fifty thousand dollars ($350,000) (the “Special Deductible”), in which case the Purchaser Indemnitees shall be entitled to recover all of their Damages for any such breach in excess of the Special Deductible. For the avoidance of doubt, any Damages resulting from a breach of the representation and warranty set forth in Section 3.21 (Sufficiency of Assets) shall be included in determining whether the Deductible has been exceeded pursuant to Section 9.2(c)(i).

(iii) The maximum aggregate Liability of either Seller or Purchaser pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) shall not exceed two million dollars ($2,000,000) (the “Cap”); provided, however, that Damages attributable to (A) any breach of the representations and warranties of Seller set forth in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Corporate Authorization), Section 3.3 (Capitalization; Title to Stock), Section 3.17 (Tax) and Section 3.23 (Brokers and Other Advisors), (B) any breach of the representations and warranties of Purchaser set forth in Section 4.1 (Organization), Section 4.2 (Authority; Noncontravention) and Section 4.6 (Brokers and Other Advisors) and (C) fraud or intentional misrepresentations or intentional omissions on the part of Seller, shall not be subject to the Cap.

(iv) A Purchaser Indemnitee’s right to indemnification under this Article IX shall not be diminished or otherwise affected in any way as a result of the existence of such Purchaser Indemnitee’s knowledge of such breach or untruth as of the date hereof or as of the Closing Date, regardless of whether such knowledge exists as a result of the Purchaser Indemnitee’s investigation or as a result of disclosure by Seller (or any other Person), unless such disclosures were set forth in this Agreement or in any applicable Schedule hereto.

(d) To provide a partial fund against which a Purchaser Indemnitee may assert an Indemnification Claim, at Closing Purchaser shall deposit two million dollars ($2,000,000) of the Purchase Price (the “Escrow Amount”) into an escrow account (the “Escrow Fund”) as contemplated by the Escrow Agreement. The Escrow Amount, and interest and other earnings payable thereon, shall be held and distributed in accordance with the Escrow Agreement. Seller shall be the owner of the Escrow Fund for tax purposes, and all parties will file all Tax Returns consistent with such treatment unless otherwise required by Law. All distributions made out of the Escrow Fund shall be made in accordance with the terms of the Escrow Agreement. Subject to and in accordance with the terms of the Escrow Agreement, the Escrow Amount, or any remaining portion thereof, shall be released from the Escrow Fund in accordance with the following schedule: (i) on the six (6) month anniversary of the Closing Date, one-half ( 1/2) of the Escrow Fund shall be paid to Seller (net of any amounts paid to Purchaser out of the Escrow Fund prior to such anniversary and net of any reserves for then pending Indemnification Claims) and (ii) on the first (1st) anniversary of the Closing Date (the “Expiration Date”) the remainder of the Escrow Fund shall be paid to Seller. Notwithstanding anything herein to the contrary, if any Indemnification Claim remains outstanding on the Expiration Date, Seller shall maintain in the Escrow Fund the amount of such Indemnification Claim until such time as such Indemnification Claim is resolved in accordance with this Agreement and the Escrow Agreement.

Section 9.3. Indemnification Claims.

Any claim of indemnification pursuant to this Agreement (an “Indemnification Claim”) by any Indemnitee shall be made in accordance with this Article IX and, so long as the Escrow Fund exists, the Escrow Agreement. If any Indemnitee wishes to make an Indemnification Claim pursuant to this Article IX and, if applicable, the Escrow Agreement in respect of any Damages, such Indemnitee shall give the appropriate indemnifying party (the “Indemnifying Party”) prompt written notice thereof within the applicable Survival Period. Any such notice shall set forth in reasonable detail and to the extent then known the basis for, and amount of Damages related to, such Indemnification Claim. The failure of such Indemnitee to give notice of any Indemnification Claim promptly, but within the applicable Survival Period, shall not adversely affect such Indemnitee’s right to indemnification hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim.

Section 9.4. Matters Involving Third Parties.

(a) If any third party notifies any Indemnitee with respect to any matter which may give rise to an Indemnification Claim against the Indemnifying Party under this Article IX, then the Indemnitee shall notify the Indemnifying Party thereof promptly and in any event within ten (10) Business Days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such Indemnification Claim.

(b) Once the Indemnitee has given notice of the matter to the Indemnifying Party, the Indemnitee may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to Section 9.4(c), defend against the matter in any manner it deems appropriate.

(c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

(i) the Indemnifying Party shall defend the Indemnitee against the matter with counsel of the Indemnifying Party’s choice; and

(ii) the Indemnitee may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnitees to the extent the Indemnitee is advised, in writing by its counsel, that either (A) the counsel the Indemnifying Party has selected has a conflict of interest or (B) there are legal defenses available to the Indemnitee that are materially different from or additional to those available to the Indemnifying Party).

(d) The Indemnitee shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to an Indemnification Claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed.

(e) The Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to an Indemnification Claim or enter into any settlement unless, in each case, such judgment or settlement includes a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all Liability with respect thereto, without the prior written consent of the Indemnitee, which consent may not be unreasonably withheld or delayed.

Section 9.5. Certain Additional Provisions Relating to Indemnification.

(a) Except as otherwise provided herein, the indemnification provisions set forth in this Article IX and Article VI shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement; provided, however, that the foregoing clause shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud or intentional misrepresentations or intentional omissions with respect to this Agreement or any of the other Transaction Documents.

(b) All payments by an Indemnifying Party under this Article IX and Article VI shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income Tax purposes. For the avoidance of doubt, with respect to any indemnification related to Taxes, in the event of a conflict between this Article IX and Article VI, Article VI shall govern such indemnification related to Taxes.

(c) Each payment by an Indemnifying Party made pursuant to this Article IX shall be reduced to the extent of any (i) insurance proceeds actually received by Purchaser or Seller, as applicable, or (ii) reimbursements or similar payments actually received by Purchaser or Seller, as applicable, from a third party with respect to such payment; provided, however, neither Purchaser nor Seller, as applicable, shall have any obligation whatsoever to seek any payments from, or take action with respect to, any insurance policies or third parties in lieu of or as a condition to receiving a payment from an Indemnitee under this Article IX and any such action shall be at the sole and absolute discretion of Purchaser or Seller, as applicable.

(d) In no event shall any Indemnitee be entitled to recover Damages pursuant to this Article IX to the extent that such Damages are accrued on the Closing Date Balance Sheet.

ARTICLE X.

TERMINATION

Section 10.1. Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned prior to the Closing Date as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller if the Closing shall not have occurred on or before the six (6) month anniversary of the date hereof (as such date may be extended pursuant to the immediate following provision, the “Outside Date”); provided, however, that if, as of the initial Outside Date, all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than conditions which by their terms are required to be satisfied or waived at the Closing) other than the condition set forth in Section 7.1(b), then the Outside Date shall be automatically extended by three (3) months; provided, further, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Closing to occur on or before such date;

(c) by either Purchaser or Seller if any Governmental Agency shall have enacted, issued, promulgated, enforced or entered any Order or taken any other action (including the failure to have taken an action) which, in either such case, has the effect of making consummation of the transactions contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement, which Order or action shall have become final and non-appealable;

(d) by either Purchaser or Seller if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholders’ Meeting;

(e) by Purchaser, if an Adverse Recommendation Change shall have occurred or the board of directors of Seller approves or recommends, or publicly proposes to approve or recommend, or allows Seller or the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality agreement referred to in Section 5.6(a)) (i) constituting or that could reasonably be expected to lead to any Acquisition Proposal or (ii) requiring Seller or the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement;

(f) by Purchaser, if (i) there shall have occurred any changes, effects, events, occurrences, state of facts or developments that, individually or in the aggregate, have had a Material Adverse Effect (unless such Material Adverse Effect has been cured with no cost to, ongoing obligations of or impact on the Company or any of its Subsidiaries), (ii) the representations and warranties of Seller set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date and such failure to be true and correct would give rise to a failure of a condition set forth in Section 7.3(a) or (iii) Seller shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it and such breach or failure to perform or comply would give rise to a failure of a condition set forth in Section 7.3(b), if in each case under clauses (ii) and (iii) such inaccuracy, breach or failure to perform or comply cannot be cured or has not been cured within fifteen (15) Business Days after Seller receives written notice thereof;

(g) by Seller, if at any time prior to receipt of the Seller Stockholder Approval, it concurrently enters into a definitive Contract providing for a Superior Proposal in accordance with Section 5.6(d); provided, however, that prior thereto or concurrently therewith Seller shall have paid or caused to be paid the Termination Fee to Purchaser in accordance with Section 10.3 (and such termination of this Agreement by Seller shall not take effect unless and until the Termination Fee shall have been paid to Purchaser); or

(h) by Seller, if (i) there shall have occurred any changes, effects, events, occurrences, state of facts or developments that, individually or in the aggregate, have had a Purchaser Material Adverse Effect (unless such Purchaser Material Adverse Effect has been cured with no cost to, ongoing obligations of or impact on Seller), (ii) the representations and warranties of Purchaser set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date and such failure to be true and correct would give rise to a failure of a condition set forth in Section 7.2(a), or (iii) Purchaser shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it and such breach or failure to perform or comply would give rise to a failure of a condition set forth in Section 7.2(b), if in each case under clauses (ii) and (iii) such inaccuracy, breach or failure perform or comply cannot be cured or has not been cured within fifteen (15) Business Days after Purchaser receives notice thereof.

Section 10.2. Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability under this Agreement on the part of any party hereto except that the provisions of Section 5.3, Section 10.1, this Section 10.2, Section 10.3 and Article XI shall survive any such termination, except (a) Seller may have liability as provided in Section 10.3 and (b) subject to the provisions of Section 11.10, nothing shall relieve any party from Liability for willful breach of this Agreement or fraud.

Section 10.3. Fees and Expenses.

(a) Except as otherwise set forth in this Section 10.3, each party shall be responsible for all legal, accounting, investment banking and other expenses incurred by such party or on behalf of such party in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

(b) In the event this Agreement shall be terminated:

(i) (A) by Purchaser or Seller pursuant to Section 10.1(b), Section 10.1(d) or Section 10.1(f) and (B) an Acquisition Proposal shall have been publicly announced prior to the Termination Date (in the event of a termination pursuant to Section 10.1(b) or Section 10.1(f)) or prior to the Seller Stockholders’ Meeting (in the event of termination pursuant to Section 10.1(d)) and (C) concurrently with such termination or within twelve (12) months following the Termination Date, Seller or the Company enters into a definitive Contract to consummate or consummates any Acquisition Proposal;

(ii) by Purchaser pursuant to Section 10.1(e); or

(iii) by Seller pursuant to Section 10.1(g);

then Seller shall pay as directed by Purchaser the Termination Fee, by wire transfer of immediately available funds, it being understood that in no event shall Seller be required to pay the Termination Fee on more than one occasion. For purposes of this Agreement, “Termination Fee” shall mean an amount equal to two million eight hundred eighty thousand dollars ($2,880,000) net of any Purchaser Expenses paid by Seller; provided, however, that any amount of Purchaser Expenses paid pursuant to Section 10.3(c) shall be credited dollar for dollar against any obligation of the Company to pay the Termination Fee. If the Termination Fee becomes payable pursuant to Section 10.3(b)(i), it shall be paid no later than three (3) Business Days after the consummation of the Acquisition Proposal described in clause (C) of Section 10.3(b)(i). If the Termination Fee becomes payable pursuant to Section 10.3(b)(ii), it shall be paid no later than (3) Business Days after the applicable Termination Date. If the Termination Fee becomes payable pursuant to Section 10.3(b)(iii), it shall be paid concurrently with the termination of this Agreement by Seller.

(c) If this Agreement is terminated (i) by either Purchaser or Seller pursuant to Section 10.1(d) or (ii) by Purchaser pursuant to Section 10.1(f), Seller shall promptly reimburse Purchaser for its documented and reasonable Purchaser Expenses; provided, however, that in no event shall the Purchaser Expenses exceed one million dollars ($1,000,000); provided, further, however, that any amount of Purchaser Expenses paid pursuant to this Section 10.3(c) shall be credited dollar for dollar against any obligation of the Company to pay the Termination Fee pursuant to Section 10.3(b). “Purchaser Expenses” shall mean all out-of-pocket costs and expenses incurred by Purchaser, or on behalf of Purchaser or its Affiliates, in connection with this Agreement and the transactions contemplated hereby (including all out-of-pocket fees and expenses of outside counsel, outside accountants, investment bankers, outside financing sources, hedging counterparties, outside experts and outside consultants).

(d) Seller acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated hereby, and that without these agreements Purchaser would not enter into this Agreement. Accordingly, if Seller fails to timely pay any amount due pursuant to this Section 10.3, and, in order to obtain the payment(s), Purchaser commences a suit which results in a final, non-appealable judgment against Seller for the payment(s) set forth in this Section 10.3, Seller shall pay Purchaser its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made through the date such payment was actually received.

(e) Without limiting Purchaser’s rights under Section 11.10, and except in the event of willful breach of this Agreement or fraud by Seller, (i) Purchaser’s right to receive payment from Seller of (A) the Termination Fee pursuant to Section 10.3(b) and (B) the Purchaser Expenses pursuant to Section 10.3(c) shall be the sole and exclusive remedy of Purchaser against Seller for any Damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), Seller shall not have any further Liability relating to or arising out of this Agreement or the transactions contemplated hereby (except that Seller shall also be obligated with respect to Section 10.3(d)).

ARTICLE XI.

MISCELLANEOUS PROVISIONS

Section 11.1. Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Seller and to Purchaser at the addresses indicated below:

If to Seller:	Jupitermedia Corporation
23 Old Kings Highway South
Darien, Connecticut 06820
Attn: Mitchell Eisenberg, Esq.
Facsimile No. (203) 655-5079

With a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Jeffrey R. Poss, Esq.
Facsimile No. (212) 728-8111

If to Purchaser:	Getty Images, Inc.
601 N. 34th Street
Seattle, Washington 98103
Attn: John Lapham, Esq.
Facsimile No. (206) 925-5623

With a copy to:	Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attn: Craig W. Adas, Esq.
Kyle C. Krpata, Esq.
Facsimile No. (650) 802-3100

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 11.1.

Section 11.2. Amendments.

The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto; provided, however, that following receipt of the Seller Stockholder Approval, there shall be no change, modification or amendment to the provisions hereof which by Law would require further approval by the stockholders of Seller without such approval.

Section 11.3. Assignment and Parties in Interest.

(a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated by Seller or Purchaser except with the prior written consent of Seller or Purchaser, as applicable; provided, however, that prior to or after the Closing, Purchaser may assign all of its rights hereunder to any Affiliate of Purchaser, provided that no such assignment shall relieve Purchaser of its obligations hereunder.

(b) This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

Section 11.4. Entire Agreement.

This Agreement, the NDA and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof, supersede and are in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other parties hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or therein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any disclosure set forth on any Schedule to this Agreement shall be deemed disclosed on all other Schedules where the nature of such disclosure makes it reasonably apparent that such disclosure would be appropriate disclosure on such other Schedule(s).

Section 11.5. Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 11.6. Counterparts.

For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 11.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed therein without regard to any principles of conflicts of law that would require the application of the Laws of a different state.

(b) Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America for the State of New York, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property the jurisdiction of the aforesaid courts in connection with any such action or proceeding. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 11.8. Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or Law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means “including without limitation;” (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) “$” means the currency of the United States of America.

Section 11.9. Severability.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 11.10. Specific Performance.

Subject to Article X, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party and to seek to enforce specifically the terms and provisions of this Agreement against the other party without bond or other security being required, this being in addition to any other remedy to which it is entitled at Law or in equity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.

JUPITERMEDIA CORPORATION

By:	/s/ Alan M. Meckler
Name:	Alan M. Meckler
Title:	Chairman and Chief Executive Officer

GETTY IMAGES, INC.

By:	/s/ Jonathan Klein
Name:	Jonathan Klein
Title:	Chief Executive Officer

Annex B

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 22 2008, is entered into by and between Getty Images, Inc., a Delaware corporation (“Purchaser”), and                      (“Stockholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to the Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and between Purchaser and Jupitermedia Corporation (“Seller”), a Delaware corporation, Purchaser will purchase from Seller all of the issued and outstanding common stock (the “Transaction”) of Jupiterimages Corporation, an Arizona corporation and a wholly-owned subsidiary of Seller (the “Company”);

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner of                      shares of common stock (“Seller Stock”), par value $0.01 per share, of Seller (such shares of Seller Stock (excluding options to acquire shares of Seller Stock but including shares of Seller Stock acquired upon exercise thereof), together with any other shares of Seller Stock (excluding options to acquire shares of Seller Stock but including shares of Seller Stock acquired upon exercise thereof) acquired by Stockholder after the date hereof, being collectively referred to herein as the “Stockholder Shares”); and

WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, Purchaser has required that Stockholder enter into this Agreement and, in order to induce Purchaser to enter into the Purchase Agreement, Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Purchase Agreement, Stockholder and Purchaser hereby agree as follows:

1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Purchaser as follows:

(a) Authority. Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution, delivery and performance by Stockholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Stockholder and no further action on the part of Stockholder is necessary to authorize the execution and delivery by Stockholder of this Agreement or the performance by Stockholder of his obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(b) Consents and Approvals; No Violations. No consents or approvals of, or filings, declarations or registrations with, any Governmental Agency are necessary for the performance by Stockholder of his obligations under this Agreement, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of his obligations under this Agreement. Neither the execution and delivery of this Agreement by Stockholder nor the performance by Stockholder of his obligations hereunder will (i) violate any Law or Order applicable to such Stockholder, or (ii) require the consent or other action by any Person under, constitute default under or result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Stockholder is a party, or by which his assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or delay the performance by Stockholder of any of his obligations under this Agreement.

(c) Ownership of Shares. Stockholder owns, beneficially and of record, all of the Stockholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States). Without limiting the foregoing, except for proxies and restrictions in favor of Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States, Stockholder has sole voting power and sole power of disposition with respect to all Stockholder Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares. As of the date hereof, except as set forth on Schedule 1.1(c), Stockholder does not own, beneficially or of record, or have the right to acquire, any securities of Seller other than the Stockholder Shares.

(d) Brokers. Except with respect to Seller’s engagement of Merrill Lynch & Co, Inc. as its financial advisor in connection with the Transaction, Stockholder has not engaged, directly or indirectly, any broker, investment banker, financial advisor or other Person who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Purchaser or any of their respective Subsidiaries in connection with the transactions contemplated by the Purchase Agreement.

(e) Reliance by Purchaser. Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

2. Additional Covenants of the Stockholder. Subject to Section 4(a), Stockholder hereby covenants and agrees that:

(a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of Seller however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Stockholder shall vote all Stockholder Shares (other than Stockholder Shares transferred to Permitted Transferees (as defined below) in accordance with Section 2(c)) or, as appropriate, execute written consents in respect thereof, (i) in favor of the approval of the Purchase Agreement and the transactions contemplated thereby, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Seller in the Purchase Agreement, (iii) against any Acquisition Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Charter Documents or the certificate or incorporation or bylaws of Seller or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the transactions contemplated by the Purchase Agreement. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(b) Proxy. In order to secure the performance of such Stockholder’s obligations under this Agreement, by entering into this Agreement, such Stockholder hereby irrevocably (subject to the terms of the immediately following sentence) grants a proxy appointing each executive officer of Purchaser as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in his name, to vote, express consent or dissent, or otherwise utilize such voting power solely in the manner contemplated by Section 2(a) as such attorney-in-fact and proxy, in his or her sole discretion, deems proper with respect to such Stockholder Shares. The proxy granted by such Stockholder pursuant to this Section 2(b) shall be revoked upon the earlier of (i) termination of this Agreement in accordance with its terms and the provisions of Section 212(e) of the DGCL or (ii) consummation of the transactions contemplated by the Purchase Agreement. Such Stockholder hereby revokes any and all previous proxies granted with respect to the Stockholder Shares for any matters covered by Section 2(a).

(c) Restriction on Transfer; Proxies; Non-Interference. From the date hereof until any termination of this Agreement in accordance with its terms, except as provided hereunder or under the Purchase Agreement and except for the exercise of any options to purchase shares of Seller Stock (but not the sale of the underlying shares of Seller Stock), such Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as defined below)), or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Stockholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares with respect to any matters covered by Section 2(a), (iii) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Stockholder from performing any of his obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 2(c). As used herein, the term “Constructive Disposition” means, with respect to any Stockholder Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. Any attempted transfer of the Stockholder Shares or any interest therein in violation of this Section 2(c) shall be null and void. In furtherance of this Agreement, Stockholder shall and hereby does authorize Seller’s and Purchaser’s counsel to notify Seller’s transfer agent that there is a stop transfer restriction with respect to all of the Stockholder Shares (and that this Agreement places limits on the voting and transfer of the Stockholder Shares); provided, however, that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Purchaser shall notify Seller’s transfer agent of such termination. Nothing in this Agreement shall prohibit a transfer of any shares of Seller Stock (i) by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Purchaser, to be bound by all of the terms of this Agreement (each such transferee, a “Permitted Transferee”). Notwithstanding anything to the contrary in this Agreement, (A) Stockholder shall not be obligated to exercise any option to purchase shares of Seller Stock and (B) in the event Stockholder does exercise any option to purchase shares of Seller Stock, he may do so on a cashless exercise basis.

(d) No Solicitation. Subject to Section 4(a), Stockholder acknowledges and agrees that it has reviewed and understands Section 5.6 of the Purchase Agreement and hereby agrees from the date hereof until the termination of this Agreement that it shall be bound by Section 5.6 of the Purchase Agreement to the same extent as if Stockholder were bound by Seller’s obligations thereunder.

(e) Legends. If requested by Purchaser, Stockholder agrees to cause all certificates representing Stockholder Shares to bear a prominent legend stating that such Stockholder Shares are subject to the transfer, voting and other restrictions described in this Agreement.

3. Termination. This Agreement shall terminate on the first to occur of (a) the termination of the Purchase Agreement in accordance with its terms and (b) the Closing. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) the provisions of this Section 3, Section 4 and Section 1 of this Agreement, shall survive any termination of this Agreement.

4. Miscellaneous.

(a) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by Stockholder in his capacity as owner of the Stockholder Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of Seller (including, without limitation, Stockholder) from taking any action in his or her capacity as a director or officer of Seller that he or she, in good faith, reasonably believes is necessary for him or her to comply with his or her fiduciary duties as a director or officer of Seller, including, without limitation, participating in his or her capacity as a director of Seller in any discussions or negotiations of the Purchase Agreement or any other actions, discussions or negotiations permitted under Section 5.6 of the Purchase Agreement, and no such action taken (or omitted to be taken) by Stockholder in any such capacity shall be deemed to constitute a breach of or a default under any provision of this Agreement. Purchaser acknowledges that Stockholder cannot bind Seller in connection with any matter contemplated hereby, and is not so binding Seller hereunder, without the express written authorization of Seller’s Board of Directors.

(b) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify Purchaser of the number of shares of Seller Stock, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any shares of Seller Stock as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Stockholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of Seller affecting the Seller Stock, the number of shares of Seller Stock constituting Stockholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of Seller issued to Stockholder in connection therewith.

(d) Definition of “Beneficial Ownership.” For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e) Further Assurances. From time to time, at the request of Purchaser and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (i) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (ii) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g) Governing Law; Jurisdiction; Waiver of Jury Trial.

(i) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without reference to such state’s principles of conflicts of law.

(ii) Any legal action or proceeding with respect to this Agreement shall be brought in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property the jurisdiction of the aforesaid courts in connection with any such action or proceeding. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 4(j) hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 4(g) shall affect or eliminate any right to serve process in any other matter permitted by Law.

(iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h) Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

(i) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(j) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission), or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

If to Purchaser:	Getty Images, Inc. 601 N. 34th Street Seattle, Washington 98103 Attention: John Lapham, Esq. Facsimile: (206) 925-5623

With a copy to:	Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065 Attention: Craig W. Adas Kyle C. Krpata Facsimile: (650) 802-3100

If to Stockholder:	______________________

______________________

______________________

Attention: Facsimile:

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Jeffrey R. Poss, Esq. Facsimile: (212) 728-9536

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

(k) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(l) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4(l) shall be null and void.

(m) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(n) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GETTY IMAGES, INC.

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

SCHEDULE 1.1(c)

Annex C

October 22, 2008

Board of Directors

Jupitermedia Corporation

23 Old Kings Highway South

Darien, Connecticut 06820

Members of the Board of Directors:

Jupitermedia Corporation, a Delaware corporation (the “Seller”), and Getty Images, Inc., a Delaware corporation (the “Purchaser”), propose to enter into a Stock Purchase Agreement (the “Agreement”) pursuant to which the Seller would sell to the Purchaser (the “Transaction”) all of the issued and outstanding shares of common stock of Jupiterimages Corporation, an Arizona corporation and a wholly owned subsidiary of the Seller (the “Company” or the “Business”, as the context may require), for an aggregate amount in cash equal to $96 million, subject to adjustment as set forth in the Agreement (the “Purchase Price”). The Agreement also provides, among other things, that a portion of the Purchase Price will be subject to an escrow arrangement as more fully described in the Agreement. Capitalized terms used in this letter but not defined herein shall have the meanings given to such terms as set forth in the Agreement.

You have asked us whether, in our opinion, the Purchase Price to be received by the Seller pursuant to the Transaction is fair from a financial point of view to the Seller.

In arriving at the opinion set forth below, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to the Seller and the Business that we deemed to be relevant;

(2)	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Business furnished to us by the Seller and the Company;

(3)	conducted discussions with members of senior management and representatives of the Seller and the Company concerning the matters described in clauses 1 and 2 above;

(4)	reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	compared the proposed financial terms of the Transaction with the financial terms of certain other transactions available to us that we deemed to be relevant;

1

(6)	participated in certain discussions and negotiations among representatives of the Seller and the Purchaser and their financial and legal advisors;

(7)	reviewed a draft dated October 21, 2008 of the Agreement; and

(8)	reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on, with your consent, the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Business or been furnished with any such evaluation or appraisal. We are not expressing any opinion as to the impact of the Transaction or the timing of the Transaction on the solvency or viability of the Seller, or the ability of the Seller to pay its obligations when they come due, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Business. With respect to the financial forecast information regarding the Company furnished to or discussed with us by the Seller and the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Seller’s and the Company’s management as to the expected future financial performance of the Business. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us and that the financial terms will not have changed in any respect.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof and we do not have any obligation to update, revise or reaffirm this opinion. We have assumed, with your consent and without independent verification, that (A) the representations and warranties made by the Seller and the Purchaser in the Agreement are and will be true and correct in all respects material to our analysis; (B) the Seller will have no exposure under any indemnification obligations contained within the Agreement in any amount material to our analysis and that the portion of the Purchase Price which under the terms of the Agreement will be held in escrow will be fully payable to the Seller; and (C) any adjustments to the Purchase Price pursuant to the Agreement (including as a result of any Tax Adjustment or Election Carryforward amounts payable under the Agreement) will not result in any adjustment that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Seller with respect to such issues. In addition, we have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements, requirements to hold separate or amendments or modifications, will be imposed on the Seller, nor will the Seller be required to engage in, or expend significant monetary resources, litigating with any governmental authority, and that such consents and approvals, including the approval of the Transaction by the stockholders of the Seller, will be obtained within the timeframe contemplated in the Agreement.

In connection with the preparation of this opinion, except as specifically authorized by the Seller, we have not solicited third-party indications of interest for the acquisition of all or any part of the Business.

2

We are acting as financial advisor to the Seller in connection with the Transaction and will receive a fee from the Seller for our services which is contingent upon the consummation of the Transaction. In addition, the Seller has agreed to indemnify us for certain liabilities arising out of our engagement.

We have, in the past, provided financial advisory and financing services to the Seller, the Purchaser and/or their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we or our affiliates may actively trade in securities of the Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is delivered to the Board of Directors of the Seller for its use and benefit in its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Seller or its board of directors to engage in the Transaction or to pursue the Transaction in preference to any other alternative transaction and does not constitute a recommendation to any stockholder of the Seller as to how such stockholder should vote on the proposed Transaction or any matter related thereto, nor are we expressing any opinion as to the prices at which shares of common stock of the Seller will trade at any time. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Seller or the Purchaser. In rendering this opinion, we express no view or opinion with respect to (i) the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Purchase Price, or (ii) any terms or aspects of the Transaction (other than the Purchase Price to the extent expressly specified herein) including, without limitation, the form or structure of the Transaction, the allocation of the Purchase Price among the assets of the Company, the retention of the Excluded Liabilities and the agreement of the Seller to pay a Termination Fee to the Purchaser under certain circumstances. Our opinion has been authorized for issuance by the Americas Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price to be received by the Seller pursuant to the Transaction is fair from a financial point of view to the Seller.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

DMK

3

Jupitermedia Corporation

23 Old Kings Highway South

Darien, Connecticut 06820

(203) 662-2800

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 20, 2009

The undersigned stockholder(s) of JUPITERMEDIA CORPORATION (“Jupitermedia”) hereby constitutes and appoints Alan M. Meckler and Mitchell Eisenberg, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the special meeting of stockholders of Jupitermedia to be held on February 20, 2009, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of Jupitermedia that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED FOR EACH OF PROPOSAL #1, THE PROPOSAL TO SELL

JUPITERIMAGES CORPORATION, PROPOSAL #2, THE PROPOSAL OF NAME CHANGE

AMENDMENT, AND PROPOSAL #3, THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, AS

MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, UNLESS THE CONTRARY IS

INDICATED IN THE APPROPRIATE PLACE.

(continued on reverse side)

– FOLD AND DETACH HERE –

JUPITERMEDIA CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

PROPOSAL #1, PROPOSAL TO SELL JUPITERIMAGES: To approve the sale of Jupiterimages Corporation, our wholly-owned subsidiary, to Getty Images as contemplated by the stock purchase agreement, dated October 22, 2008, by and between Jupitermedia Corporation and Getty Images, as described in the notice of special meeting and proxy statement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL #2, PROPOSAL OF NAME CHANGE AMENDMENT: To approve an amendment to our certificate of incorporation to change our name to WebMediaBrands Inc. as described in the notice of special meeting and proxy statement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL #3, PROPOSAL TO ADJOURN THE SPECIAL MEETING: To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal #1, Proposal to Sell Jupiterimages.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the notice of special meeting of stockholders and proxy statement is hereby acknowledged.

Dated:

(Signature(s) of Stockholders)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized partner.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JUPITERMEDIA CORPORATION. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. THANK YOU.